UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant		[X ]

Filed by a Party other than the Registrant		[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission
[X]	Definitive Proxy Statement		Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to
§240.14a-12

Peoples Bancorp of North Carolina, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]		No fee required.

[ ]		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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[ ]		Fee paid previously with preliminary materials:

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
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PEOPLES BANCORP
OF NORTH CAROLINA, INC.

Notice of 2011 Annual Meeting,
Proxy Statement and
Annual Report

PEOPLES BANCORP OF NORTH CAROLINA, INC.

PROXY STATEMENT

Table of Contents

Pa	ge

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS	ii

PROXY STATEMENT	1

Security Ownership of Certain Beneficial Owners and Management	5

Section 16(a) Beneficial Ownership Reporting Compliance	8

Proposal 1 - Election of Directors	8
Director Nominees	8

Our Board of Directors and Its Committees	10

Executive Committee	10

Governance Committee	10

Audit and Enterprise Risk Committee	11

Report of Audit and Enterprise Risk Committee	11

Compensation Committee	12

Compensation Committee Interlocks and Insider Participation	16

Board Leadership Structure and Risk Oversight	16

Director and Executive Compensation and Benefits	17
Director Compensation	17
Executive Officers	19
Management Compensation	19
Employment Agreements	21
Omnibus Stock Option and Long Term Incentive Plan	22
Incentive Compensation Plans	26
Deferred Compensation Plan	28
Supplemental Retirement Plan	28
Discretionary Bonuses and Service Awards	28
Profit Sharing Plan and 401(k) Plan	28

Indebtedness of and Transactions with Management and Directors	28

Proposal 2 - Advisory (Non-Binding) Proposal to Approve the Compensation of the Company's Named
Executive Officers	29

Proposal 3 - Ratification of Selection of Independent Auditor	30
Audit Fees	30
Audit Related Fees	30
Tax Fees	30
All Other Fees	30

Date for Receipt of Shareholder Proposals	31

Other Matters	31

Miscellaneous	31

APPENDIX A	32

i

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Post Office Box 467
518 West C Street
Newton, North Carolina 28658-0467
(828) 464-5620

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 5, 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders of Peoples Bancorp of North
Carolina, Inc. (the "Company") will be held as follows:

Place:	Catawba Country Club
1154 Country Club Road
Newton, North Carolina

Date:	May 5, 2011

Time:	11:00 a.m., Eastern Time

The purposes of the Annual Meeting are to consider and vote upon the following matters:

•	To elect ten persons who will serve as members of the Board of Directors until the 2012 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	To participate in an advisory (non-binding) vote to approve the compensation of the Company’s executive officers, as disclosed in the Proxy Statement;

•	To ratify the appointment of Porter Keadle Moore, LLP (“PKM”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

•	To consider and act on any other matters that may properly come before the Annual Meeting or any adjournment.

The Board of Directors has established March 17, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  If an insufficient number of shares is present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

Your vote is important. We urge you to vote as soon as possible so that your shares may be voted in accordance with your wishes. You may vote by executing and returning your proxy card in the accompanying envelope, or by voting electronically over the Internet or by telephone. Please refer to the proxy card enclosed for information on voting electronically. If you attend the meeting, you may vote in person and the proxy will not be used.

By Order of the Board of Directors,

/s/ Tony W. Wolfe
Tony W. Wolfe
President and Chief Executive Officer

Newton, North Carolina
April 5, 2011

ii

PEOPLES BANCORP OF NORTH CAROLINA, INC.

______________________________________

PROXY STATEMENT
______________________________________

Annual Meeting of Shareholders
To Be Held On May 5, 2011
_____________________________________

This Proxy Statement is being mailed to our shareholders on or about April 5, 2011, for solicitation of proxies by the Board of Directors of Peoples Bancorp of North Carolina, Inc.  Our principal executive offices are located at 518 West C Street, Newton, North Carolina 28658.  Our telephone number is (828) 464-5620.

In this Proxy Statement, the terms “we,” “us,” “our” and the “Company” refer to Peoples Bancorp of North Carolina, Inc.  The term “Bank” means Peoples Bank, our wholly-owned, North Carolina-chartered bank subsidiary. The terms “you” and “your” refer to the shareholders of the Company.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on
May 5, 2011. The Notice, Proxy Statement and the Annual Report to Shareholders for the year ended
December 31, 2010 are also available at
https://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4050385&GKP=202713
You may also access the above off-site website by going to www.peoplesbanknc.com and click on the link.

INFORMATION ABOUT THE ANNUAL MEETING

Your vote is very important.  For this reason, our Board is requesting that you allow your common stock to be represented at the 2011 Annual Meeting of Shareholders by the proxies named on the enclosed proxy card.

When is the Annual Meeting?	May 5, 2011, at 11 a.m., Eastern Time.

Where will the Annual Meeting be held?	At the Catawba Country Club, 1154 Country Club Road, Newton, North Carolina.

What items will be voted on at the
Annual Meeting?	1.	ELECTION OF DIRECTORS. To elect ten directors to serve until the 2012 Annual Meeting of Shareholders;

	2.	PARTICIPATION IN ADVISORY VOTE. To participate in an advisory (non-binding) vote to approve the compensation of the Company's executive officers, as disclosed in the Proxy Statement;

	3.	RATIFICATION OF REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of PKM as the Company's independent registered public accounting firm for fiscal year 2011; and

	4.	OTHER BUSINESS. To consider any other business as may properly come before the Annual Meeting or any adjournment.

Who can vote?
Only holders of record of our common stock at the close of business on March 17, 2011 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting.  On the Record Date, there were 5,541,413 shares of our common stock outstanding and entitled to vote and 719 shareholders of record.

How do I vote by proxy?
You may vote your shares by marking, signing and dated the enclosed proxy card and returning it in the enclosed postage-paid envelope or by voting electronically over the Internet or by telephone using the information on the proxy card.  If you return your signed proxy card before the Annual Meeting, the proxies will vote your shares as you direct.  The Board of Directors has appointed proxies to represent shareholders who cannot attend the Annual Meeting in person.

For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate.  If a nominee for election as a director becomes unavailable for election at any time at or before the Annual Meeting, the proxies will vote your shares for a substitute nominee.  For each other item of business, you may vote "FOR" or "AGAINST" or you may "ABSTAIN" from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, the proxies will vote them "FOR" the election of all of our nominees for directors and "FOR" all other proposals presented in this Proxy Statement in accordance with Board of Directors recommendations.

If your shares are held in the name of a broker or other nominee (i.e., held in "street name"), you will need to obtain a proxy instruction card from the broker holding your shares and return the card as directed by your broker.  Your broker is no longer permitted to vote on your behalf on the election of directors or on the advisory vote on executive compensation unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or Internet or completing and returning the voting instruction card provided by your broker.  For your vote to be counted in the election of directors, you now will need to communicate your voting decision to your bank, broker or othe holder of record before the date of the Annual Meeting.

We are not aware of any other matters to be brought before the Annual Meeting.  If matters other than those discussed above are properly brought before the Annual Meeting, the proxies may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?
You can change or revoke your proxy at any time before it is voted at the Annual Meeting in any of three ways: (1) by delivering a written notice of revocation to the Secretary of the Company; (2) by delivering another properly signed proxy card to the Secretary of the Company with a more recent date than your first proxy card or by changing your vote by changing your vote by telephone or the Internet; or (3) by attending the Annual Meeting and voting in person.  You should deliver your written notice or superseding proxy to the Secretary of the Company at our principal executive offices listed above.

How many votes can I cast?
You are entitled to one vote for each share held as of the Record Date on each nominee for election and each other matter presented for a vote at the Annual Meeting.  You may not vote your shares cumulatively in the election of directors.

How many votes are required to approve the proposals?
If a quorum is present at the Annual Meeting, each director nominee will be elected by a plurality of the votes cast in person or by proxy.  If you withhold your vote on a nominee, your shares will not be counted as having voted for that nominee.

The proposal to approve the compensation of the Company's Named Executive Officers is advisory only; however, the Company's Compensation Committee will consider the outcome of the vote when evaluating compensation arrangements for executive compensation.

The proposal to ratify the appointment of the Company's independent registered public accounting firm for 2011 will be approved if the votes cast in favor exceed the votes cast in opposition.

Any other matters properly coming before the Annual Meeting for a vote will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on that matter.

Abstentions and broker non-votes are not treated as votes cast on any proposal.  As a result, neither will have an effect on the vote for the election of any director, the non-binding advisory vote to approve executive compensation, or the ratification of our independent registered public accounting firm.

A broker non-vote occurs when a broker does not vote on a particular matter because the broker does not have discretionary authority on that matter and has not received instructions from the owner of the shares.  Under new rules changes, brokers are no longer able to vote for directors without instructions from the record holder or on the advisory vote on executive compensation.

In the event there are insufficient votes present at the Annual Meeting for a quorum or to approve or ratify any proposal, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

What constitutes a "quorum" for the Annual Meeting?
A majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes a quorum (a quorum is necessary to conduct business at the Annual Meeting).  Your shares will be considered part of the quorum if you have voted your shares by proxy or by telephone or Internet.  Abstentions, broker non-votes and votes withheld from any director nominee count as shares present at the Annual Meeting for purposes of determining a quorum.

Who pays for the solicitation of proxies?
We will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies.  In addition to solicitation by mail, our officers, directors and regular employees, as well as those of the Bank, may make solicitations personally, by telephone or otherwise without additional compensation for doing so.  We reserve the right to engage a proxy solicitation firm to assist in the solicitation of proxies for the Annual Meeting.  We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

When are proposals for the 2012 Annual Meeting due?
To be considered either for inclusion in the proxy materials solicited by the Board of Directors for the 2012 Annual Meeting, proposals must be received by the Secretary of the Company at our principal executive offices at 518 West C Street, Newton, North Carolina 28658 (or at P.O. Box 467, Newton, North Carolina 28658-0467) no later than December 7, 2011.  To be included in the proxy materials, a proposal must comply with our Bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Any proposal not intended to be included in the Company's proxy statement for the 2012 Annual Meeting, but intended to be presented at that Annual Meeting, must be received by us at our principal executive offices listed above no later than February 19, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The Exchange Act requires that any person who acquires the beneficial ownership of more than five percent of the Company’s common stock notify the Securities and Exchange Commission (the “SEC”) and the Company.  Following is certain information, as of March 17, 2011, regarding those persons or groups who held of record, or who are known to the Company to own beneficially, more than five percent of the Company’s outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership1	Percent of Class3
Christine S. Abernethy P.O. Box 386 Newton, NC 28658	655,095 2	11.82%
Tontine Partners, LP 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830-6378	323,931	5.85%
U.S. Department of the Treasury 1500 Pennsylvania Avenue, NW Washington, D.C. 20220	357,234 4	6.06% 5

1
Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.  Voting and investment power is not shared unless otherwise indicated.

2
Carolina Glove Company, Inc. owns 107,604 shares of common stock.  These shares are included in the calculation of Ms. Abernethy’s total beneficial ownership interest.  Ms. Abernethy owns approximately 50% of the stock of Carolina Glove Company, Inc.  The business is operated by a family committee.  Ms. Abernethy has no active day-to-day participation in the business affairs of Carolina Glove Company, Inc.

3	Based upon a total of 5,541,413 shares of common stock outstanding as of the Record Date.

4
The amount represents a warrant to purchase 357,234 shares of its common stock to the U.S. Department of the Treasury on December 28, 2008.  As of March 17, 2011, the U.S. Department of the Treasury had not exercised the warrant.  A description of the Company’s participation in the Troubled Asset Relief Program and Capital Purchase Program can be found on page 14.

5
Based upon a total of 5,898,647 shares of common stock which is the sum of 5,541,413 the total number of shares outstanding as of the record date and 357,234 shares underlying the warrant which is currently exercisable.

Set forth below is certain information, as of the Record Date, regarding those shares of common stock owned beneficially by each of the persons who currently serves as a member of the Board of Directors, is a nominee for election to the Board at the Annual Meeting, or is a named executive officer (“NEO”) of the Company.  Also shown is the number of shares of common stock owned by the directors and executive officers of the Company as a group.

	Amount and Nature	Percentage
	of Beneficial	of
Name and Address	Ownership1	Class2

James S. Abernethy	171,4143	3.04%
Post Office Box 327
Newton, NC 28658

Robert C. Abernethy	173,8784	3.08%
Post Office Box 366
Newton, NC 28658

Joseph F. Beaman, Jr.	24,0805	*
Post Office Box 467
Newton, NC 28658

William D. Cable, Sr.	32,5666	*
Post Office Box 467
Newton, NC 28658

Douglas S. Howard	12,8787	*
Post Office Box 587
Denver, NC 28037

A. Joseph Lampron, Jr.	22,4928	*
Post Office Box 467
Newton, NC 28658

John W. Lineberger, Jr.	2,299	*
Post Office Box 481
Lincolnton, NC 28092

Gary E. Matthews	21,413	*
210 First Avenue South
Conover, NC 28613

Billy L. Price, Jr., M.D.	5,013	*
540 11th Ave. Place NW
Hickory, NC 28601

Larry E. Robinson	49,5779	*
Post Office Box 723
Newton, NC 28658

Lance A. Sellers	27,44610	*
Post Office Box 467
Newton, NC 28658

William Gregory Terry	13,081	*
Post Office Box 395
Conover, NC 28613

Dan Ray Timmerman, Sr.	79,02911	1.40%
Post Office Box 1148
Conover, NC 28613

Tony W. Wolfe	31,19012	*
Post Office Box 467
Newton, NC 28658

	Amount and Nature	Percentage
	of Beneficial	of
Name and Address	Ownership1	Class2

Benjamin I. Zachary	81,28413	1.44%
Post Office Box 277
Taylorsville, NC 28681

All current directors and nominees and	683,602 14, 15	12.12%
executive officers as a group (15 people)

*Does not exceed one percent of the common stock outstanding.
____________________________________________________
1
Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.  Voting and investment power is not shared unless otherwise indicated.

2	Based upon a total of 5,541,413 shares of common stock outstanding as of the Record Date and 99,556 stock options exercisable within 60 days with respect to the designated recipient(s).

3	Includes 64,038 shares of common stock owned by Alexander Railroad Company. Mr. J. Abernethy is Vice President, Secretary and Chairman of the Board of Directors of Alexander Railroad Company.

4	Includes 5,613 shares of common stock owned by Mr. R. Abernethy’s spouse, for which Mr. R. Abernethy disclaims beneficial ownership.

5
Includes 16,301 shares of common stock in which Mr. Beaman has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

6
Includes 17,277 shares of common stock in which Mr. Cable has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

7
Includes 2,475 shares of common stock owned by Mr. Howard’s mother over which Mr. Howard holds a power of attorney.  Includes 450 shares of common stock owned by Mr. Howard’s spouse, for which Mr. Howard disclaims beneficial ownership.

8
Includes 18,400 shares of common stock in which Mr. Lampron has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

9	Includes 8,835 shares of common stock owned by Mr. Robinson’s spouse, for which Mr. Robinson disclaims beneficial ownership.

10
Includes 21,455 shares of common stock in which Mr. Sellers has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

11	Includes 2,722 shares of common stock owned by Timmerman Manufacturing, Inc. Mr. Timmerman is President and a Director of Timmerman Manufacturing, Inc.

12
Includes 26,123 shares of common stock in which Mr. Wolfe has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

13	Includes 64,038 shares of common stock owned by Alexander Railroad Company. Mr. Zachary is President, Treasurer, General Manager and a Director of Alexander Railroad Company.

14	The 64,038 shares owned by Alexander Railroad Company and attributed to Mr. J. Abernethy and Mr. Zachary are only included once in calculating this total.

15
Includes 99,556 shares of common stock in which the executive officers, as a group, have the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

Directors James S. Abernethy and Robert C. Abernethy are brothers and are sons of Christine S. Abernethy, who owns in excess of 10% of the common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during the fiscal year ended December 31, 2010, its executive officers and directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has set its number at ten members.  Our current Bylaws provide that in order to be eligible for consideration at the Annual Meeting of Shareholders, all nominations of directors, other than those made by the Nominating Committee or the Board of Directors, must be in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, that if less than 60 days' notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

Information about the nominees for election to the Board of Directors for a one-year term until the 2012 annual meeting of shareholders appears below. All of the nominees are currently serving on the Board of Directors.

Director Nominees

James S. Abernethy, age 56, is employed by Carolina Glove Company, Inc., a glove manufacturing company as its Vice President.  Mr. Abernethy continues to serve as President and Assistant Secretary of Midstate Contractors, Inc., a paving company and also as Vice President, Secretary and Chairman of the Board of Directors of Alexander Railroad Company.  He has served as a director of the Company since 1992.  Mr. Abernethy has a total of 18 years of banking experience and is a graduate of the North Carolina Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the NC Bank Directors’ College in association with the College of Management at North Carolina State University.  Mr. Abernethy earned a business administration degree from Gardner Webb University in North Carolina.  Over his 18 years of service on the Board, Mr. Abernethy has served on all the Bank’s and the Company’s committees.

Robert C. Abernethy, age 60, is employed by Carolina Glove Company, Inc., a glove manufacturing company, as its President, Secretary and Treasurer.  Mr. Abernethy continues to serve as Secretary and Assistant Treasurer of Midstate Contractors, Inc., a paving company.  He has served as a director of the Company since 1976 and as Chairman since 1991.  Mr. Abernethy has a total of 34 years of banking experience and is a graduate of the North Carolina Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the North Carolina Bank Directors’ College in association with the College of Management at North Carolina State University.  Mr. Abernethy earned a B.S. degree from Gardner Webb University in North Carolina.  He serves on the Finance Committee and Investment Committee of Grace United Church of Christ.  Mr. Abernethy also serves on the board of Carolina Glove Company, Inc. and Midstate Contractors, Inc. both privately held companies.

Douglas S. Howard, age 51, is the owner of Howard Ventures.  He is also employed by Denver Equipment of Charlotte, Inc. as Secretary/Treasurer. Mr. Howard is currently serving as the President of Eastern Catawba Cooperative Christian Ministry.  He has served as a director of the Company since 2004.  Mr. Howard has a total of 12 years of banking experience and is a graduate of the North Carolina Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the NC Bank Directors’ College in association with the

College of Management at North Carolina State University.  He also serves on the Western NC Methodist Church Board of Finance. Mr. Howard also serves on the boards of other privately-held companies.

John W. Lineberger, Jr., age 60, is employed by Lincoln Bonded Warehouse Company, a commercial warehousing facility, as President.  He has served as a director of the Company since 2004.  Mr. Lineberger has a total of six years of banking experience and is a graduate of the North Carolina Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the NC Bank Directors’ College in association with the College of Management at North Carolina State University.   Mr. Lineberger earned a B.S. degree in business administration from Western Carolina University.

Gary E. Matthews, age 55, is employed by Matthews Construction Company, Inc. as its President and a Director.  He has served as a director of the Company since 2001.  Mr. Matthews has a total of nine years of banking experience, is a graduate of the North Carolina Bank Directors’ College, and attended the initial Advanced Directors’ Training session offered by the NC Bank Directors’ College in association with the College of Management at North Carolina State University.  Mr. Matthews is also a director of Conover Metal Products, a privately held company.  Mr. Matthews earned a B.S. degree in civil engineering/construction from North Carolina State University.

Billy L. Price, Jr., M.D., age 54, is the Managing Partner and Practitioner of Internal Medicine at Catawba Valley Internal Medicine, PA.  He has served as a director of the Company since 2004.  Dr. Price has a total of six years of banking experience and is a graduate of the North Carolina Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the NC Bank Directors’ College in association with the College of Management at North Carolina State University.  Dr. Price was previously the owner/pharmacist of Conover Drug Company. Dr. Price earned a B.S. degree in pharmacy from the University of North Carolina at Chapel Hill and his MD from East Carolina University School of Medicine.

Larry E. Robinson, age 65, is employed by The Blue Ridge Distributing Company, Inc., a beer and wine distributor, as the President and Chief Executive Officer.  He is a partner and Chief Operating Officer of United Beverages of North Carolina, LLC, a beer distributor.  He has served as a director of the Company since 1993.  Mr. Robinson has a total of 15 years of banking experience and is a graduate of the North Carolina Bank Directors’ College. Mr. Robinson attended Western Carolina University and received an Associate Degree in Business and Accounting  from Catawba Valley Community College in North Carolina.

William Gregory Terry, age 43, is employed by Drum & Willis-Reynolds Funeral Homes and Crematory as Executive Vice President.  He has served as a director of the Company since 2004.  Mr. Terry has a total of six years of banking experience and is a graduate of the North Carolina Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the NC Bank Directors’ College in association with the College of Management at North Carolina State University.  Mr. Terry graduated with a B.S. degree in business management from Clemson University in South Carolina.  Mr. Terry serves on numerous civic and community boards.

Dan Ray Timmerman, Sr., age 63, is employed by Timmerman Manufacturing, Inc., a wrought iron furniture, railings and gates manufacturer, as its President and Chief Executive Officer.  He has served as a director of the Company since 1995.  Mr. Timmerman has a total of 16 years of banking experience and is a graduate of the North Carolina Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the NC Bank Directors’ College in association with the College of Management at North Carolina State University.  Mr. Timmerman earned a B.S. degree in business administration with a concentration in accounting from Lenoir-Rhyne University in North Carolina.

Benjamin I. Zachary, age 54, is employed by Alexander Railroad Company as its President, Treasurer, General Manager and Director.  He has served as a director of the Company since 1995.  Mr. Zachary has a total of 15 years of banking experience and is a graduate of the North Carolina Bank Directors’ College.  Mr. Zachary earned a B.S. degree in business administration with a concentration in accounting from the University of North Carolina at Chapel Hill.  He worked as a CPA for a national accounting firm for eight years following graduation where his assignments included financial statement audits of several banks.  He formerly served as Treasurer and a member of the Finance Committee of First United Methodist Church of Taylorsville for many years.  Mr. Zachary is a member of the Taylorsville Rotary Club and also serves as Treasurer.

We have no reason to believe that any of the nominees for election will be unable or will decline to serve if elected.  In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, however, the proxies will vote for the election of another person as they determine in their discretion or may allow the vacancy to remain open until filled by the Board.  In no circumstance will any proxy be voted for more than two nominees who are not named in this proxy statement.  Properly executed and returned proxies, unless revoked, will be voted as directed by you or, in the absence of direction, will be voted in favor of the election of the recommended nominees.  An affirmative vote of a plurality of votes cast at the Annual Meeting is necessary to elect a nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ALL OF THE NOMINEES NAMED
ABOVE AS DIRECTORS

OUR BOARD OF DIRECTORS
AND ITS COMMITTEES

How often did our Board of Directors meet during 2010?

Our Board held 14 meetings during 2010.  All incumbent directors attended more than 75% of the total number of meetings of the Board and its committees on which they served during the year.

What committees does our Board have?

During 2010, our Board had four standing committees, the Audit and Enterprise Risk Committee, the Governance Committee, the Compensation Committee, and the Executive Committee.  The voting members of these Committees are appointed by the Board annually from among its members.  Certain of our executive officers also serve as non-voting, advisory members of these committees.

Executive Committee.  The Executive Committee performs duties as assigned by the full Board of Directors.  Actions taken by the Executive Committee must be approved by the full Board.  The Executive Committee consists of Directors R. Abernethy, J. Abernethy, Lineberger, Matthews and Howard, as well as Mr. Wolfe, the President and Chief Executive Officer of the Company.  It meets on an “as needed” basis and did not meet during 2010.

Governance Committee.  The Governance Committee is comprised entirely of independent directors, as defined in Rule 4200(a)(15) of the NASDAQ’s listing standards.  During fiscal year 2010 the following persons served on the Committee: Directors R. Abernethy, J. Abernethy, Lineberger, Robinson, Terry, and Timmerman.  The Governance Committee is responsible for developing and maintaining the corporate governance policy, as well as acting as the nominating committee for the Board.

The Governance Committee, serving as the nominating committee of the Board of Directors, interviews candidates for membership to the Board of Directors, recommends candidates to the full Board, slates candidates for shareholder votes, and fills any vacancies on the Board of Directors which occur between shareholder meetings.  The Governance Committee’s identification of candidates for director typically results from the business interactions of the members of the Governance Committee or from recommendations received by the committee from other Directors or from the Company’s management.

If a shareholder recommends a director candidate to the Governance Committee in accordance with the Company’s Bylaws, the Governance Committee will consider the candidate and apply the same considerations that it would to its own candidates. The recommendation of a candidate by a shareholder should be made in writing, addressed to the attention of the Governance Committee at the Company’s corporate headquarters.  The recommendation should include a description of the candidate’s background, his or her contact information, and any other information the shareholder considers useful and appropriate for the Governance Committee’s consideration of the candidate.  The criteria which have been established by the Governance Committee as bearing on the consideration of a candidate’s qualification to serve as a director include the following: the candidate’s ethics, integrity, involvement in the community, success in business, relationship with the Bank, investment in the Company, place of residence (i.e., proximity to the Bank’s market area), and financial expertise.

The Governance Committee has no written diversity policy; however, the Governance Committee defines diversity broadly to include, in addition to race, gender, ethnicity and age, differences in professional experience, educational background, geographic mix within the Company’s market area, skills and other individual qualities and attributes that foster board heterogeneity in order to encourage and maintain board effectiveness.  While there are currently no women or minorities serving on the Board, any qualified candidate receives consideration regardless of race, gender or national origin.

The Governance Committee met nine times during fiscal year 2010.

A copy of the Company’s Governance Committee Charter, which contains the Company’s and the Bank’s governance policies and nomination policies, is reviewed annually and amended as needed, by the Committee.  Shareholders may obtain a copy of the Governance Committee Charter from the Bank’s website (www.peoplesbanknc.com) under Investor Relations.

Audit and Enterprise Risk Committee.  The Company has a separately designated standing audit committee which was established in accordance with Section 3(a)(58)(A) of the Exchange Act. In 2010, the Committee’s responsibilities were formally expanded to include oversight of enterprise risk. The Committee has a written charter which is reviewed annually, and amended as needed, by the Committee.  A copy of the Audit and Enterprise Risk Committee Charter is available on the Bank’s website (www.peoplesbanknc.com) under Investor Relations.  The Audit and Enterprise Risk Committee consists of Directors R. Abernethy, Howard, Matthews, Price, Timmerman and Zachary.  The Board of Directors has determined that these members are independent as that term is defined in Rule 4200(a)(15) of the NASDAQ’s listing standards and the SEC’s regulations.

The Board of Directors has determined that each member of the Audit and Enterprise Risk Committee named above qualifies as an “audit committee financial expert” based on each of the member’s educational background and business experience.

The Audit and Enterprise Risk Committee meets at least quarterly and, among other responsibilities, oversees (i) the independent auditing of the Company; (ii) the system of internal controls that management has established; and (iii) the quarterly and annual financial information to be provided to shareholders and the SEC.  The Audit and Enterprise Risk Committee met ten times during the fiscal year ended December 31, 2010.

REPORT OF AUDIT AND ENTERPRISE RISK COMMITTEE

The Audit and Enterprise Risk Committee has reviewed and discussed the audited financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the Committee has received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Robert C. Abernethy	Douglas S. Howard
Benjamin I. Zachary Douglas S. Howard	Dan R. Timmerman, Sr. Billy L Price, Jr. MD

Compensation Committee. The Company’s Compensation Committee is responsible for developing, reviewing, implementing and maintaining the Bank’s salary, bonus, and incentive award programs and for making recommendations to the Company’s and the Bank’s board of directors regarding compensation of the executive officers.  Upon recommendation from the Compensation Committee, the Company’s Board of Directors ultimately determines such compensation.

All of the members of the Compensation Committee are independent as defined in Section 4200(a)(15) of the NASDAQ’s listing standards. The Board of Directors determines on an annual basis each director’s independence.  The members of the Compensation Committee in fiscal year 2010 were Directors R. Abernethy, J. Abernethy, Lineberger, Robinson, Terry and Timmerman.  The Compensation Committee met three times during the fiscal year ended December 31, 2010.

A copy of the Company’s Compensation Committee Charter, which contains the Company’s and the Bank’s compensation policies and nomination policies, is reviewed annually and amended as needed, by the Committee  and is available on the Bank’s website (www.peoplesbanknc.com) under Investor Relations.

What follows below is a discussion of the Company’s and the Bank’s compensation policies and practices and the review process used by the Compensation Committee.

In 2010, the Committee engaged a compensation consultant, Matthews Young & Associates, Inc. (“Matthews Young”), to help evaluate the Company’s compensation design, process and decisions. Fees paid to Matthews Young did not exceed $120,000.  Tony Wolfe, President and CEO of the Company and the Bank, makes recommendations to the Committee regarding the compensation of the executive officers other than his own.  Mr. Wolfe participates in the deliberations, but not in the decisions, of the Committee regarding compensation of executive officers.  He does not participate in the Committee’s discussion or decisions regarding his own compensation. The Compensation Committee also considers the results of the shareholders’ non-binding vote on executive compensation. Last year the Company’s executive compensation as described in the 2010 Proxy Statement received an 80% approval rating from the shareholders.

The overall objective of our compensation program is to align total compensation so that the individual executive believes it is fair and equitable and provides the highest perceived value to our shareholders and to that individual.  In order to accomplish this overall objective, our compensation program is designed to: (i) attract the qualified executives necessary to meet our needs as defined by the Company’s strategic plans, and (ii) retain and motivate executives whose performance supports the achievement of our long-term plans and short-term goals.

The Committee considers a number of factors specific to each executive’s role when determining the amount and mix of compensation to be paid.  These factors are:

•	Compensation of the comparable executives at comparable financial institutions;
•	Financial performance of the Company (especially on a "net operating" basis, which excludes the effect of one-time gains and expenses) over the most recent fiscal year and the prior three years;
•	Composition of earnings;
•	Asset quality relative to the banking industry;
•	Responsiveness to the economic environment;
•	The Company’s achievement compared to its corporate, financial, strategic and operational objectives and business plans; and
•	Cumulative shareholder return.

The Company’s and the Bank’s compensation program consists of the following elements:

(i)
Base Salary.  The salaries of our NEOs are designed to provide a reasonable level of compensation that is affordable to the Company and fair to the executive.  Salaries are reviewed annually, and adjustments, if any, are made based on the review of competitive salaries in our peer group, as well as an evaluation of the individual officer’s responsibilities, job scope, and individual performance.  For example, we assess each officer’s success in achieving budgeted earnings and return ratios, business conduct and integrity, and leadership and team building skills.

(ii)
Annual Cash Incentive Awards.  We believe that annual cash incentive awards encourage our NEOs to achieve short–term targets that are critical to achievement of our long-term strategic plan.  The following officers are eligible to receive annual cash incentive awards under our Management Incentive Plan, which provides for cash awards to the following NEOs upon achievement of certain financial objectives:

•	Tony W. Wolfe, President and Chief Executive Officer
•	A. Joseph Lampron, Jr., Executive Vice President and Chief Financial Officer
•	Lance A. Sellers, Executive Vice President and Chief Credit Officer
•	William D. Cable, Sr., Executive Vice President and Chief Operating Officer
•	Joseph F. Beaman, Jr., Executive Vice President, Chief Administrative Officer and Corporate Secretary

We seek to ensure that a significant portion of each executive officer’s total annual cash compensation is linked to the attainment of the annual performance objectives determined by the executive officer and the Compensation Committee under the Management Incentive Plan.

(iii)
Discretionary Bonus and Service Awards.  From time to time the Compensation Committee may recommend to the Board that additional bonuses be paid based on accomplishments that significantly exceed expectations during the fiscal year. These bonuses are totally discretionary as to who will receive a bonus and the amount of any such bonus.  No discretionary bonuses were awarded to NEOs in 2010.  Under the Service Recognition Program, the Bank gives service awards to each employee and director for every five years of service with the Bank to promote longevity of service for both directors and employees. Service awards are made in the form of shares of the Company’s common stock plus cash in the amount necessary to pay taxes on the award. The number of shares awarded increases with the number of years of service to the Bank.

(iv)
Long-Term Equity Incentive Awards.  The Company maintains the 2009 Omnibus Stock Ownership and Long Term Incentive Plan (“Omnibus Plan”), under which it is permitted to grant incentive stock options, restricted stock, restricted stock units, stock appreciation rights, book value shares, and performance units.  The purpose of the Omnibus Plan is to promote the interests of the Company by attracting and retaining directors and employees of outstanding ability and to provide executives of the Company greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the common stock and/or the corporate achievement of financial and other performance objectives.  The Compensation Committee is reviewing the use of long-term equity incentives, with the intent to associate the vesting of awards to the achievement of selected financial performance goals. No rights under the Omnibus Plan were granted to any NEO in 2010.

                                                Under the terms of the Omnibus Plan, option exercise prices are always based upon the closing trading price of the Company’s common stock on the date of grant by the Board of Directors.

(v)
Retirement Benefits.  The Company maintains supplemental executive retirement agreements (SERPs) for the benefit of Messrs. Wolfe, Lampron, Sellers, Cable and Beaman.  The Committee’s goal is to provide competitive retirement benefits given the restrictions on executives within tax-qualified plans.  The Committee worked with Matthews Young in analyzing the possible benefits of using SERPs to address the issues of internal and external equity in terms of retirement benefits offered to all employees at the Company as a percentage of final average pay and executives in our peer group.  The Committee approved supplemental retirement benefits targeting 40% of the final average pay for all NEOs.  The Committee selected a target of 40% to match such benefits offered to other employees fully participating in qualified retirement plans offered by the Company.  For more information on the SERPs, see page 28 of this Proxy Statement.

(vi)
Employment Agreements.  The Company has employment agreements with our NEOs which we believe serve a number of functions, including (i) retention of our executive team; (ii) mitigation of any uncertainty about future employment and continuity of management in the event of a change in control; and (iii) protection of the Company and customers through non-compete and non-solicitation covenants.  Additional information regarding the employment agreements, including a description of key terms may be found on page 21 of this Proxy Statement.

Under the provisions of the Emergency Economic Stabilization Act (“EESA”) enacted in 2008 to stabilize the US financial system, the United States Treasury (the “US Treasury”) developed the Troubled Asset Relief Program (“TARP”) which includes the Capital Purchase Program (“CPP”).  On December 23, 2008, the US Treasury under the CPP invested $25,054,000 in the Company’s preferred stock and common stock warrants.  As a participant in the CPP, we have adopted certain requirements for executive compensation and corporate governance in accordance with the US Treasury’s interim final rule implementing the compensation and corporate governance requirements under EESA, as amended by the American Recovery and Reinvestment Act of 2010, as well as additional guidance issued by the US Treasury from time to time following the issuance of the interim final rule. These rules were subject to a public comment period which has expired, but no final rule has been adopted. The Board directed management to take all steps necessary to ensure that the Company complies with ESSA, and the rules and regulations of the US Treasury and the SEC, including by complying with the following limitations:

•
No unnecessary and excessive risk or plans that encourage earnings manipulation. The Compensation Committee is required to review no less than every six months the Company’s senior executive officers compensation programs with the Company’s senior risk officers and certify that the Company has made reasonable efforts to ensure that its compensation arrangements do not encourage unnecessary risks that threaten the Company’s value.  Further, the Compensation Committee must examine the Company’s compensation programs to ensure that the Company’s plans do not encourage manipulation of the Company’s reported earnings in or to enhance the compensation of any of its employees.

•
Prohibition on bonuses, retention awards and other incentive compensation. The Company is prohibited from paying or accruing any bonus retention award or incentive compensation to any senior executive officer or any of the five next most highly compensated employees subject to certain exceptions. The Company is permitted to award restricted stock that has a value not exceeding one-third of the employee’s total annual compensation, so long as the stock is not paid out during the period the Company is participating in the CPP.

•
Clawback. The Company must recover bonuses, retention awards and incentive compensation paid to senior executive officers and the next 20 most highly compensated employees if they were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria whether or not the employee was at fault, any misconduct occurred or the financial statements were restated.

•
Prohibition on Severance. The Company is prohibited from making severance payments to the senior executive officers and the next five most highly compensated employees other than payments for services performed or benefits accrued.

•	Luxury policy. The Company has adopted a companywide policy regarding excessive or luxury expenditures.

Under the CPP rules, the term “senior executive officer” is defined as the Chief Executive Officer, Chief Financial Officer and the next three most highly compensated employees. In 2008 at the time of entering into the CPP, each of the Company’s named executive officers signed an agreement with the Company agreeing to modify their compensation arrangements to the extent applicable to comply with these requirements. The CPP requirements remain in effect during the period that the US Treasury holds equity or debt securities of the Company.

The current compensation program has been and will continue to be limited as necessary to comply with the CPP restrictions including the elimination of cash bonuses and accruals, limiting the value of equity compensation awards, and the elimination of parachute payments as well as the other restrictions described above.

As noted above, participation in the CPP also requires that the Compensation Committee, in conjunction with the Company’s senior risk officer, at least every six months discuss, evaluate, and review (1) the Company’s senior executive officer (“SEO”) compensation plans to ensure that those plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company, (2) the Company’s employee compensation plans in light of the risks posed to the Company by such plans and how to limit such risks, and (3) the Company’s employee compensation plans to ensure that those plans do not encourage the manipulation of the Company’s reported earnings to enhance the compensation of any employee. Further, the Compensation Committee must annually provide a narrative description of how the SEO compensation plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company (including how the SEO plans do not encourage behavior focused on short-term results rather than long-term value creation), the risks posed by the employee compensation plans and how these risks were limited (including how the employee compensation plans do not encourage behavior focused on short-term results rather that long-term value creation), and how the Company has ensured that the employee compensation plans do not encourage the manipulation of the Company’s reported earnings to enhance the compensation of any employee. Within this framework, the Committee discussed a variety of topics including:

•
The parameters of acceptable and excessive risk taking in light of a number of considerations, including the understanding that some risk taking is an inherent part of the operations of a financial institution;

•	The other controls that the Company and the Bank have established (other than reviews of the Company’s compensation practices) that limit undesirable risk taking; and
•	The general business goals and concerns of the Company, ranging from growth and profitability to the need to attract, retain and incentivize top tier talent.

As a result of this review and discussion, it was determined by the committee that the design and goals of the existing SEO and employee incentive compensation arrangements do not create an incentive for the SEOs or employees to engage in unnecessary and excessive risk taking; encourage behavior that is focused on short-term results rather than long-term value creation; or encourage the manipulation of the Company’s reported earnings to enhance the compensation of any employee.  The Committee believes that the discretionary nature of its decision-

making process in determining the amount of any incentive compensation awards based upon its after-the-fact assessment of a variety of financial and other performance factors serves to mitigate the potential for excessive risk taking.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or formerly was, an officer or employee of the Company or the Bank. None of the NEOs serves as a member of the board of directors of another entity whose executive officers or directors serve on the Company’s Board of Directors.

Board Leadership Structure and Risk Oversight

Our Company and the Bank have traditionally operated with separate Chief Executive Officer and Chairman of the Board positions.  We believe it is our chief executive officer’s responsibility to manage the Company and the chairman’s responsibility to lead the Board.  Robert Abernethy is currently serving as Chairman of the Board.  All of the members of the Board of Directors are independent under NASDAQ listing requirements. The Company has four standing committees:  Executive, Governance, Audit and Enterprise Risk and Compensation.  All but the Executive Committee is made up entirely of independent directors.  Mr. Wolfe, the Chief Executive Officer, serves on the Executive Committee.  The Bank in addition to the above-named committees has a Loan Committee and a Loan Sub-Committee. The duties of the Company’s committees and the qualifications of the independent directors have been described above.  Each of the Company’s and the Bank’s committees considers risk within its area of responsibility. The Audit and Enterprise Risk Committee and the full Board focus on the Company’s most significant risks in the areas of liquidity, credit, interest rate and general risk management strategy. The Board sets policy guidelines in the areas of loans and asset/liability management which are reviewed on an on-going basis. While the Board oversees the Company’s risk management, the Company’s and the Bank’s management are responsible for day-to-day risk management following the dictates of the Board’s policy decisions.

The Governance Committee, as part of its annual review, evaluates the Board leadership structure and Board performance and reports its findings to the whole Board.  The Board believes that having separate persons serving as chief executive officer and chairman and all independent directors provides the optimal board leadership structure for the Company and its shareholders.

Does the Company have a Code of Ethics?

The Company and the Bank have a Code of Business Conduct and Ethics for its directors, officers and employees.  The Code of Business Conduct and Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interests of the Company and the Bank.  The Code of Business Conduct and Ethics is a guide to help ensure that all employees live up to the highest ethical standards of behavior.

A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.peoplesbanknc.com.

As is permitted by SEC rules, the Company intends to post on its website any amendment to or waiver from any provision in the Code of Business Conduct and Ethics that applies to the chief executive officer, the chief financial officer, the controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

How can you communicate with the Board or its members?

We do not have formal procedures for shareholder communication with our Board.  In general, our directors and officers are easily accessible by telephone, postal mail or e-mail.  Any matter intended for your Board, or any individual director, can be directed to Tony Wolfe, our President and Chief Executive Officer or Joe Lampron, Jr., our Chief Financial Officer, at our principal executive offices at 518 West C Street, Newton, North Carolina 28658.  You also may direct correspondence to our Board, or any of its members, in care of the Company at the foregoing address.  Your communication will be forwarded to the intended recipient unopened.

What is our policy for director attendance at Annual Meetings?

Although it is customary for all of our directors to attend Annual Meetings of Shareholders, we have no formal policy in place requiring attendance. All Board members attended our 2010 Annual Meeting of Shareholders held on May 7, 2010.

How can a shareholder nominate someone for election to the Board?

Our Bylaws provide that in order to be eligible for consideration at the Annual Meeting of Shareholders, all nominations of directors, other than those made by the Governance Committee or the Board of Directors, must be in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made. However, if less than 60 days' notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

The Board may disregard any nominations that do not comply with these requirements.  Upon the instruction of the Board, the inspector of voting for the Annual Meeting may disregard all votes cast for a nominee if the nomination does not comply with these requirements. Written notice of nominations should be directed to the Secretary of the Company.

Who serves on the Board of Directors of the Bank?

The Bank has ten directors currently serving on its board of directors, who are the same people who are currently Directors of the Company.

DIRECTOR AND EXECUTIVE COMPENSATION AND BENEFITS

Director Compensation

Directors’ Fees.  Members of the Company’s Board of Directors receive no fees or compensation for their service.  However, all members of the Board of Directors are also directors of the Bank and are compensated for that service. Directors reduced their fees in 2009 and now receive a fee of $600 for each Bank board of directors meeting attended.  An additional fee of $300 is paid to committee members for each committee meeting attended.  In addition to these meeting fees, each director also received an annual retainer of $9,000. The Chairman of the Bank’s board of directors receives as additional $250 per meeting attended and the chairpersons of each committee receive an additional $150 per meeting attended.  Directors who are members of the board of directors of Real Estate Advisory Services, Inc., and Peoples Investment Services, Inc., subsidiaries of the Bank, and Community Bank Real Estate Solutions, LLC, a subsidiary of the Holding Company, received $500 per board meeting.  Directors received $375 for special meetings via conference call rather than the normal committee or Board meeting fees.

The Bank maintains a Service Recognition Program, under which directors, officers and employees are eligible for awards.  Under this Program, directors, officers and employees are awarded a combination of common stock of the Company and cash in the amount necessary to pay taxes on the award, with the amount of the award based upon the length of service to the Bank.  Any common stock awarded under the Program is purchased by the Bank on the open market, and no new shares are issued by the Company under the Service Recognition Program.

Directors’ Stock Benefits Plan.  Members of the Board of Directors are eligible to participate in the Company’s Omnibus Plan.  All grants to directors awarded previously have been paid out and no awards were made to any directors under the Omnibus Plan in 2010.

 Directors’ Deferred Compensation Plan. The Bank maintains a non-qualified deferred compensation plan for all of its directors.  The Bank’s directors are also directors of the Company.  Under this plan, each director may defer all or a portion of his fees to the plan each year.  The director may elect to invest the deferred compensation in a restricted list of 11 investment funds.  The Bank may make matching contributions to the plan for the benefit of the director from time to time at the discretion of the Bank.  Directors are fully vested in all amounts they contribute to the plan and in any amounts contributed by the Bank. The Bank has established a Rabbi Trust to hold the directors’ accrued benefits under the plan.  There are no “above-market” returns provided for in this Plan. The Bank made no contributions to this plan in 2010.

Benefits under the plan are payable in the event of the director’s death, resignation, removal, failure to be re-elected, retirement or in cases of hardship.  Directors may elect to receive deferred compensation payments in one lump sum or in installments.

Directors’ Supplemental Retirement Plan. The Bank maintains a non-qualified supplemental retirement benefits plan for all its directors. The plan is designed to provide a retirement benefit to the directors while at the same time minimizing the financial impact on the Bank’s earnings. Under the Plan, the Company purchased life insurance contracts on the lives of each director. The increase in cash surrender value of the contracts constitutes the Company’s contribution to the plan each year. The Bank will pay annual benefits to each director for 15 years beginning upon retirement from the Board of Directors. The Bank is the sole owner of all of the insurance contracts.

The following table reports all forms of compensation paid to or accrued for the benefit of each director during the 2010 fiscal year.

DIRECTOR COMPENSATION

Name	Fees	Stock	Option	Non-Equity	Change in	All Other	Total
	Earned	Awards	Awards	Incentive Plan	Pension Value	Compensation	($)
	or Paid	($)	($)	Compensation	and	($)
	in Cash			($)	Nonqualified
	($)				Deferred
					Compensation
					Earnings1
					($)
(a)	(b)	(c )	(d)	(e)	(f)	(g)	(h)

James S. Abernethy	21,300	0	0	0	3,471	0	24,771
Robert C. Abernethy	30,100	0	0	0	5,509	0	35,609
Douglas S. Howard	21,500	0	0	0	2,029	0	23,529
John W. Lineberger, Jr.	21,300	0	0	0	5,335	0	26,635
Gary E. Matthews	20,400	0	0	0	3,110	0	23,510
Billy L. Price, Jr., M.D.	22,700	0	0	0	2,777	0	25,477
Larry E. Robinson	21,800	0	0	0	10,574	0	32,374
William Gregory Terry	20,700	0	0	0	899	0	21,599
Dan Ray Timmerman, Sr.	24,150	1,0002	0	0	8,042	2752	33,467
Benjamin I. Zachary	20,400	1,0002	0	0	2,792	2752	24,467
   _________________________

1
Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the expense accrued by the Bank for each director under the Directors’ Supplemental Retirement Plan as described above on page 18 “Directors’ Supplemental Retirement Plan.”

2
In 2010, Directors Timmerman and Zachary received awards of 192 shares of common stock under the Bank’s Service Recognition Program for 15 years of service on the Board of Directors of the Bank, plus $275 required to pay the taxes on the awards.

Executive Officers

Tony W. Wolfe, age 64, serves as President and Chief Executive Officer of the Company and the Bank.  He has been employed by the Company and the Bank since 1990, where he served as Vice President-Commercial Loans and Senior Vice President-Lending.  Mr. Wolfe served in the past on the boards of directors of the Community Trust of the Southeast and Community Financial Services, Inc., the holding company for The Bankers Bank.  Mr. Wolfe has a total of 41 years of banking experience.  Mr. Wolfe is a graduate of Lenoir Rhyne University, the North Carolina School of Banking and the School of Banking of the South at Louisiana State University.

Joseph F. Beaman, Jr., age 61, serves as Executive Vice President and Corporate Secretary of the Company and Executive Vice President, Chief Administrative Officer and Secretary of the Bank.  He has been employed by the Company and the Bank since 1977, where he has served as Vice President-Operations and Senior Vice President.  Mr. Beaman has a total of 38 years of banking experience.  He is a graduate of Pfeiffer University, the North Carolina School of Banking, and the Graduate School of Financial Management at the University of Texas in Austin.

William D. Cable, Sr., age 42, serves as Executive Vice President and Assistant Corporate Treasurer of the Company and Executive Vice President and Chief Operating Officer of the Bank.  He has been employed by the Company and the Bank since 1995, where he has served as Senior Vice President-Information Services.  Mr. Cable has a total of 19 years of banking experience.  Prior to joining the Company, Mr. Cable was a regulatory examiner with the Federal Deposit Insurance Corporation.  He is a graduate of Western Carolina University and the School of Banking of the South at Louisiana State University.

Lance A. Sellers, age 48, serves as Executive Vice President and Assistant Corporate Secretary of the Company and Executive Vice President and Chief Credit Officer of the Bank.  He has been employed by the Company and the Bank since 1998.  Mr. Sellers has a total of 26 years of banking experience. He is a graduate of the University of North Carolina at Chapel Hill and upon graduation served as a senior credit officer at a regional bank headquartered in North Carolina.

A. Joseph Lampron, Jr., age 56, serves as Executive Vice President, Chief Financial Officer and Corporate Treasurer of the Company and Executive Vice President and Chief Financial Officer of the Bank.  He has been employed by the Company and the Bank since 2001.  Mr. Lampron is a graduate of the University of North Carolina at Chapel Hill and upon graduation worked as a CPA with a national accounting firm.  His work with the firm included audits of banks and thrift institutions.  Mr. Lampron has also served as CFO of a thrift institution and as a senior change manager in the finance group of a large North Carolina bank.  Mr. Lampron has a total of 31 years of banking experience.

Management Compensation

The executive officers of the Company are not paid any cash compensation by the Company.  However, the executive officers of the Company also are executive officers of the Bank and receive compensation from the Bank.

The table on the following page shows, for the fiscal years ended December 31, 2010 and 2009, the cash compensation received by, as well as certain other compensation paid or accrued for those years, the Bank’s Chief Executive Officer and the Bank’s executive officers whose total annual salary and bonus exceeded $100,000.

Summary Compensation Table

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation1	Total
(a)	(b)	( c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Tony W. Wolfe	2010	$290,000	$0	$2,0007	$0	$0	$269,720	$34,1792	$595,899
President and Chief	2009	$290,000	$0	$0	$0	$0	$303,989	$37,7372	$631,726
Executive Officer

A. Joseph Lampron, Jr.	2010	$152,934	$0	$0	$0	$0	$24,959	$9,2723	$187,165
Executive Vice President,	2009	$152,934	$0	$0	$0	$0	$22,446	$12,6603	$188,040
Chief Financial Officer

Joseph F. Beaman, Jr.	2010	$125,373	$0	$0	$0	$0	$33,464	$9,4714	$168,308
Executive Vice President,	2009	$125,373	$0	$0	$0	$0	$30,200	$12,4934	$168,066
Chief Administrative Officer
and Corporate Secretary

Lance A. Sellers	2010	$194,371	$0	$0	$0	$0	$19,494	$14,0435	$227,908
Executive Vice President,	2009	$194,371	$0	$0	$0	$0	$17,504	$19,6085	$231,483
Chief Credit Officer

William D. Cable, Sr.	2010	$156,835	$0	$1,0007	$0	$0	$6,238	$9,2376	$173,310
Executive Vice President,	2009	$156,835	$0	$0	$0	$0	$5,599	$13,0196	$175,453
Chief Operating Officer

1	Perquisites for the fiscal year did not exceed $10,000 for any NEO other than Mr. Wolfe.

2
For Mr. Wolfe, includes for 2010: $6,683 under the 401(k) plan, $2,772 premium paid for group term life insurance in excess of $50,000 and $2,271 paid for the Split Dollar Death Benefit, and perquisites consisting of country club dues of $3,618, car allowance of $2,193 disability insurance premium of $15,662, cell phone allowance of $480, and $500 to pay taxes associated with the award of 384 shares of restricted stock under the Bank’s Service Recognition Program; and for 2009: $12,250 under the 401(k) plan, $2,772 premium paid for group term life insurance in excess of $50,000 and $2,115 paid for the Split Dollar Death Benefit, and perquisites consisting of country club dues of $3,768, car allowance of $690, disability insurance premium of $15,662 and cell phone allowance of $480.

3
For Mr. Lampron, includes for 2010: $4,117 under the 401(k) plan, $1,321 premium paid for group term life insurance in excess of $50,000 and $374 paid for the Split Dollar Death Benefit; and for 2009: $7,647 under the 401(k) plan, $1,321 premium paid for group term life insurance in excess of $50,000 and $352 paid for the Split Dollar Death Benefit.

4
For Mr. Beaman, includes for 2010: $3,375 under the 401(k) plan, $1,600 premium paid for group term life insurance in excess of $50,000 and $398 paid for the Split Dollar Death Benefit; and for 2009: $6,269 under the 401(k) plan, $1,600 premium paid for group term life insurance in excess of $50,000 and $377 paid for the Split Dollar Death Benefit.

5
For Mr. Sellers, includes for 2010: $5,233 under the 401(k) plan, $612 premium paid for group term life insurance in excess of $50,000 and $328 paid for the Split Dollar Death Benefit and for 2009: $9,719 under the 401(k) plan, $612 premium paid for group term life insurance in excess of $50,000 and $308 paid for the Split Dollar Death Benefit.

6
For Mr. Cable, includes for 2010: $4,222  under the 401(k) plan, $317 premium paid for group term life insurance in excess of $50,000, $115 paid for the Split Dollar Death Benefit and $275 to pay taxes associated with the award of 192 shares of restricted stock under the Bank’s Service Recognition Program; and for 2009: $7,842 under the 401(k) plan, $317 premium paid for group term life insurance in excess of $50,000 and $108 paid for the Split Dollar Death Benefit.

7
Mr. Wolfe received 384 shares for 20 years of service and $500 in cash to pay the taxes associated with the award under the Bank’s Service Recognition Program; Mr. Cable received 192 shares for 15 years of service and $275 in cash to pay the taxes associated with the award under the Bank’s Service Recognition Plan.

Employment Agreements

The Bank has entered into employment agreements with Tony W. Wolfe, President and Chief Executive Officer; Joseph F. Beaman, Jr., Executive Vice President, Chief Administrative Officer and Corporate Secretary; Lance A. Sellers, Executive Vice President, Chief Credit Officer and Assistant Corporate Secretary; A. Joseph Lampron, Jr., Executive Vice President, Chief Financial Officer and Corporate Treasurer; and William D. Cable, Sr., Executive Vice President, Chief Operating Officer and Assistant Corporate Treasurer, in order to establish their duties and compensation and to provide for their continued employment with the Bank.  The agreements provide for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, unless notice of a non-extension is given by either party, each agreement is automatically extended for an additional year so that the remaining term is always no less than two and no more than three years.  The agreements also provide that the base salary will be reviewed by the Board of Directors not less often than annually.  In addition, the employment agreements provide for discretionary bonuses and participation in other management incentive, pension, profit-sharing, medical or retirement plans maintained by the Bank, as well as fringe benefits normally associated with such employee’s office.  Mr. Wolfe’s agreement provides for a company automobile.  The employment agreements provide that they may be terminated by the Bank for cause, as defined in the agreements, and that they may otherwise be terminated by the Bank (subject to vested rights) or by the employee.

In the event of a change in control, the term of the employment agreements will be automatically extended for three years from the date of the change of control.  For purposes of the employment agreement, a change in control generally will occur if (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a person who beneficially owned as of January 1, 1998, more than 5% of the Bank’s securities, acquires beneficial ownership of voting stock and irrevocable proxies representing 20% or more of any class of voting securities of either the Company or the Bank, (ii) the election of directors constituting more than one-half of the Board of Directors of the Company or the Bank who, prior to their election, were not nominated for election or approved by at least three-fourths of the Board of Directors of the Company as then constituted; (iii) either the Company or the Bank consolidates or merges with or into another corporation, association or entity or is otherwise reorganized, where neither the Company nor the Bank, respectively, is the surviving corporation in the transaction; or (iv) all or substantially all of the assets of either the Company or the Bank are sold or otherwise transferred to or acquired by any other entity or group.

In addition, the employee may voluntarily terminate his employment at any time following a change in control and continue to receive his base salary for the remainder of the term of the employment agreement, if, after the change in control, (i) the employee is assigned duties and/or responsibilities that are inconsistent with his position prior to the change in control or that are inconsistent with his reporting responsibilities at that time, (ii) the employee’s compensation or benefits are reduced, or (iii) the employee is transferred, without his consent, to a location which is an unreasonable distance from his current principal work location.

An additional thirteen (13) middle management officers had employment agreements during 2010.  The term of these agreements is until December 1, 2011, renewed annually and the agreements contain provisions similar to those discussed above.

Under the terms of the CPP, none of the named executive officers would have been entitled to payments had a termination of employment occurred during 2010.

Omnibus Stock Option and Long Term Incentive Plan

The purpose of the Omnibus Plan is to promote the interests of the Company by attracting and retaining directors and employees of outstanding ability and to provide executive and other key employees of the Company and its subsidiaries greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the common stock and/or the corporate achievement of financial and other performance objectives.

Rights Which May Be Granted.  Under the Omnibus Plan, the Committee may grant or award eligible participants stock options, rights to receive restricted shares of common stock, restricted stock units, performance units (each equivalent to one share of common stock), SARs, and/or book value shares.  These grants and awards are referred to herein as “Rights.”  All Rights must be granted or awarded by February 19, 2019, the tenth anniversary of the date the Board of Directors adopted the Omnibus Plan.  The Board of Directors has provided for 360,000 shares of the Company’s common stock be included in the Omnibus Plan to underlie Rights which may be granted thereunder.

Options.  Options granted under the Omnibus Plan to eligible directors and employees may be either incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”).  The exercise price of an Option may not be less than 100% of the last-transaction price for the common stock quoted by the NASDAQ Market on the date of grant.

Restricted Stock and Restricted Stock Units.  The Committee may award Rights to acquire shares of common stock or restricted stock units, subject to certain transfer restrictions (“Restricted Stock” or “Restricted Stock Unit”) to eligible participants under the Omnibus Plan for such purchase price per share, if any, as the Committee, in its discretion, may determine appropriate.  The Committee will determine the expiration date for each Restricted Stock or Restricted Stock Unit award, up to a maximum of ten years from the date of grant.  In the Committee’s discretion, it may specify the period or periods of time within which each Restricted Stock or Restricted Stock Unit award will first become exercisable, which period or periods may be accelerated or shortened by the Committee.  Under the terms of the Omnibus Plan, the Committee also has the discretion to pay out awards of Restricted Stock or Restricted Stock Units in the Company’s common stock, cash or a combination of stock and cash.

Performance Units.  Under the Omnibus Plan, the Committee may grant to eligible directors and employees awards of long term incentive performance units, each equivalent in value to one share of common stock (“Units”).

Except as otherwise provided, Units awarded may be distributed only after the end of a performance period of two or more years, as determined by the Committee, beginning with the year in which the awards are granted.

The percentage of the Units awarded that are to be distributed will depend on the level of financial and other performance goals achieved by the Company during the performance period.  The Committee may adopt one or more performance categories in addition to, or in substitution for, a performance category or may eliminate all performance categories other than financial performance.

As soon as practicable after each performance period, the percentage of Units awarded that are to be distributed, based on the levels of performance achieved, will be determined and distributed to the recipients of such awards in the form of a combination of shares of common stock and cash or cash only.  Units awarded, but which the recipients are not entitled to receive, will be cancelled.

In the event of the death or disability of a Unit recipient prior to the end of any performance period, the number of Units awarded for such performance period will be reduced in proportion to the number of months remaining in the performance period after the date of death or disability. The remaining portion of the award, if any, may, in the discretion of the Committee, be adjusted based upon the levels of performance achieved prior to the date of death or disability, and distributed within a reasonable time after death or disability.  In the event a recipient of Units ceases to be an eligible director or employee for any reason other than death or disability, all Units awarded, but not yet distributed, will be cancelled.

In the event of a change in control (as that term is defined in the Omnibus Plan), any outstanding Units will immediately and automatically be reduced as appropriate to reflect a shorter performance period.

An amount equal to the dividend payable on one share of common stock (a “dividend equivalent credit”) will be determined and credited on the payment date to each Unit recipient’s account for each Unit awarded and not yet distributed or cancelled.  Such amount will be converted within the account to an additional number of Units equal to the number of shares of common stock which could be purchased at the last-transaction price of the common stock on the NASDAQ Market on the dividend payment date.

No dividend equivalent credits or distribution of Units may be credited or made if, at the time of crediting or distribution, (i)  the regular quarterly dividend on the common stock has been omitted and not subsequently paid or there exists any default in payment of dividends on any such outstanding shares of common stock; (ii)  the rate of dividends on the common stock is lower than at the time the Units to which the dividend equivalent credit relates were awarded, adjusted for certain changes; (iii)  estimated consolidated net income of the Company for the twelve-month period preceding the month the dividend equivalent credit or distribution would otherwise have been made is less than the sum of the amount of the dividend equivalent credits and Units eligible for distribution under the Omnibus Plan in that month plus all dividends applicable to such period on an accrual basis, either paid, declared or accrued at the most recently paid rate, on all outstanding shares of common stock; or (iv)  the dividend equivalent credit or distribution would result in a default in any agreement by which the Company is bound.

If an extraordinary event occurs during a performance period which significantly alters the basis upon which the performance levels were established, the Committee may make adjustments which it deems appropriate in the performance levels.  Such events may include changes in accounting practices, tax, financial institution laws or regulations or other laws or regulations, economic changes not in the ordinary course of business cycles, or compliance with judicial decrees or other legal requirements.

Stock Appreciation Rights.  The Omnibus Plan provides that the Committee may award to eligible directors and employees Rights to receive cash based upon increases in the market price of common stock over the last transaction price of the common stock on the NASDAQ Market (the “Base Price”) on the date of the award.  The Committee may adjust the Base Price of a SAR based upon the market value performance of the common stock in comparison with the aggregate market value performance of a selected index or at a stated annual percentage rate.  The expiration date of a SAR may be no more than ten years from the date of award.

Each SAR awarded by the Committee may be exercisable immediately or may become vested over such period or periods as the Committee may establish, which periods may be accelerated or shortened in the Committee's discretion.  Each SAR awarded will terminate upon the expiration date established by the Committee, termination of the employment or directorship of the SAR recipient, or in the event of a change in control, as described above in connection with the termination of Options.

Book Value Shares.  The Omnibus Plan provides that the Committee may award to eligible directors and eligible employees long term incentive units, each equivalent in value to the book value of one share of common stock on the date of award (“Book Value Shares”).  The Committee will specify the period or periods of time within which each Book Value Share will vest, which period or periods may be accelerated or shortened by the Committee.  Upon redemption, the holder of a Book Value Share will receive an amount equal to the difference between the book value of the common stock at the time the Book Value Share is awarded and the book value of the common stock at the time the Book Value Share is redeemed, adjusted for the effects of dividends, new share issuances, and mark-to-market valuations of the Company’s investment securities portfolio in accordance with FASB 115.

The expiration date of each Book Value Share awarded will be established by the Committee, up to a maximum of ten years from the date of award.  However, awards of Book Value Shares will earlier terminate in the same manner as described above in connection with the termination of Options.

Adjustments.  In the event the outstanding shares of the common stock are increased, decreased, changed into or exchanged for a different number or kind of securities as a result of a stock split, reverse stock split, stock dividend, recapitalization, merger, share exchange acquisition, or reclassification, appropriate proportionate adjustments will be made in (i) the aggregate number or kind of shares which may be issued pursuant to exercise of, or which underlie, Rights; (ii) the exercise or other purchase price, or Base Price, and the number and/or kind of shares acquirable under, or underlying, Rights; and (iii) rights and matters determined on a per share basis under the Omnibus Plan.  Any such adjustment will be made by the Committee, subject to ratification by the Board of Directors.  As described above, the Base Price of a SAR may also be adjusted by the Committee to reflect changes in a selected index.  Except with regard to Units and Book Value Shares awarded under the Omnibus Plan, no adjustment in the Rights will be required by reason of the issuance of common stock, or securities convertible into common stock, by the Company for cash or the issuance of shares of common stock by the Company in exchange for shares of the capital stock of any corporation, financial institution or other organization acquired by the Company or a subsidiary thereof in connection therewith.

Any shares of common stock allocated to Rights granted under the Omnibus Plan which are subsequently cancelled or forfeited will be available for further allocation upon such cancellation or forfeiture.

Federal Income Tax Consequences

Options.  Under current provisions of the Code, the federal income tax treatment of ISOs and NSOs is different.  Options granted to employees under the Omnibus Plan may be ISOs which are designed to result in beneficial tax treatment to the employee but not a tax deduction to the Company.

The holder of an ISO generally is not taxed for federal income tax purposes on either the grant or the exercise of the option.  However, the optionee must include in his or her federal alternative minimum tax income any excess (the “Bargain Element”) of the acquired common stock’s fair market value at the time of exercise over the exercise price paid by the optionee.  Furthermore, if the optionee sells, exchanges, gives or otherwise disposes of such common stock (other than in certain types of transactions) either within two years after the option was granted or within one year after the option was exercised (an “Early Disposition”), the optionee generally must recognize the Bargain Element as compensation income for regular federal income tax purposes.  Any gain realized on the disposition in excess of the Bargain Element is subject to recognition under the usual rules applying to dispositions of property.  If a taxable sale or exchange is made after such holding periods are satisfied, the difference between the exercise price and the amount realized upon the disposition of the common stock generally will constitute a capital gain or loss for tax purposes.

Options granted to directors under the Omnibus Plan would be “NSOs.”  In general, the holder of an NSO will recognize at the time of exercise of the NSO, compensation income equal to the amount by which the fair market value of the common stock received on the date of exercise exceeds the sum of the exercise price and any amount paid for the NSO.

If an optionee exercises an ISO or NSO and delivers shares of common stock as payment for part or all of the exercise price of the stock purchased (the “Payment Stock”), no gain or loss generally will be recognized with respect to the Payment Stock; provided, however, if the Payment Stock was acquired pursuant to the exercise of an ISO, the optionee will be subject to recognizing as compensation income the Bargain Element on the Payment Stock as an Early Disposition if the exchange for the new shares occurs prior to the expiration of the holding periods for the Payment Stock.

The Company generally would not recognize gain or loss or be entitled to a deduction upon either the grant of an ISO or NSO or the optionee’s exercise of an ISO. The Company generally will recognize gain or loss or be entitled to a deduction upon the exercise of an NSO. If there is an Early Disposition, the Company generally would be entitled to deduct the Bargain Element as compensation paid to the optionee.

The above and other descriptions of federal income tax consequences are necessarily general in nature and do not purport to be complete.  Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances.  Such descriptions may not be used to avoid any federal tax penalty.  Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.  Finally, the consequences under applicable state and local income tax laws may not be the same as under federal income tax laws.

Restricted Stock and Restricted Stock Units.  Pursuant to Section 83 of the Code, recipients of Restricted Stock and Restricted Stock Unit awards under the Omnibus Plan will recognize ordinary income in an amount equal to the fair market value of the shares of common stock granted to them at the time that the shares vest and become transferable. The Company will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by recipients of Restricted Stock awards in the year in which such amounts are included in income.

Units.  The Company expects that participants generally will not be taxed on the award of Units.  Instead, any cash and the then fair market value of any common stock received by the participants upon the distribution of a Unit generally will be taxable to the participants as compensation income upon such distribution.  At that time, the Company generally will be entitled to claim a deduction in an amount equal to the compensation income.

SARs.   Pursuant to Section 83 of the code, recipients of SARs under the Omnibus Plan will recognize, at the time a SAR award is exercised, ordinary income in an amount equal to the difference between the fair market value of the common stock at the time of award of the SAR and the fair market value of the common stock at the time that the SAR is exercised.  The Company will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by recipients of SAR awards in the year in which such amounts are included in income.

Book Value Shares. The Company expects that participants generally will not be taxed on the award of Book Value Shares.  Instead, any cash received by the participants upon redemption of the Book Value Shares generally will be taxable to the participant as compensation income upon distribution.  At that time, the Company generally will be entitled to claim a deduction in an amount equal to the compensation income.

Incentive Compensation Plans

The Bank also has a Management Incentive Plan for officers and an Employee Incentive Plan for employees of the Bank.  Eligibility under the Employee Incentive Plan is granted to all employees upon ninety (90) days of service with the Bank.  Participants in the Employee Incentive Plan are entitled to receive quarterly cash incentives based upon a graduated schedule indexed to attainment of corporate budget.  Participants in the Management Incentive Plan are recommended annually by the President and Chief Executive Officer to the Bank’s Board of Directors. Each individual’s incentive pool is determined by a formula which links attainment of corporate budget with attainment of individual goals and objectives.  Incentives under the Management Incentive Plan are paid annually. No payments under the Management Incentive Plan can be paid to Named Executive Officers so long as the CPP requirements remain in effect during the period the US Treasury holds equity or debt securities of the Company.

Outstanding Equity Awards at Fiscal Year End.  The table below gives information related to equity awards held by the Company’s NEOs at the end of fiscal year 2010:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of	Number of	Equity Incentive	Option	Option	Number of	Market	Equity	Equity
	Securities	Securities	Plan Awards:	Exercise Price	Expiration	Shares or Units	Value of	Incentive Plan	Incentive
	Underlying	Underlying	Number of	($)	Date	of Stock That	Shares or	Awards:	Plan
	Unexercised	Unexercised	Securities			Have Not	Units of	Number of	AwardsL
	Options	Options	Underlying			Vested	Stock	Unearned	Market or
	(#)	(#)	Unexercised			(#)	That Have	Shares, Units	Payout
	Exercisable1	Unexercisable	Unearned				Not Vested	or Other Rights	Value of Unearned
			Options				($)	That Have Not	Shares,
			(#)					Vested	Units or
								(#)	Other
									Rights
									That Have
									Not Vested
									($)

(a)	(b)	( c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Tony W. Wolfe	17,048			$8.78	10/30/2011
	9,075			$7.77	12/17/2012

A. Joseph Lampron, Jr.	7,510			$8.10	12/18/2011
	10,890			$7.77	12/17/2012

Joseph F. Beaman, Jr.	9,041			$8.78	10/30/2011
	7,260			$7.77	12/17/2012

Lance A. Sellers	8,750			$8.78	10/30/2011
	12,705			$7.77	12/17/2012

William D. Cable, Sr.	6,387			$8.78	10/30/2011
	10,890			$7.77	12/17/2012

1	Securities underlying options have been adjusted for the three-for-two stock split on June 15, 2007.

Deferred Compensation Plan

The Bank maintains a non-qualified deferred compensation plan for directors and certain officers. Eligible officers selected by the Bank’s board of directors may elect to contribute a percentage of their compensation to the plan.  Participating officers may elect to invest their deferred compensation in a restricted list of 11 investment funds. The Bank may make matching or other contributions to the plan as well, in amounts determined at the discretion of the Bank.  Participants are fully vested in all amounts contributed to the plan by them or on their behalf.  The Bank has established a Rabbi Trust to hold the accrued benefits of the participants under the plan. There are no “above-market” returns provided for in this plan. The Bank made no contributions to the plan in 2010.

Benefits under the plan are payable in the event of the participant’s retirement, death, termination, or as a result of hardship.  Benefit payments may be made in a lump sum or in installments, as selected by the participant.

Supplemental Retirement Plan

The Bank maintains a non-qualified supplemental retirement benefits plan (“SERP”) for certain officers.  The plan is designed to provide a retirement benefit to the officers while at the same time minimizing the financial impact on the Bank’s earnings. Under the Plan, the Company purchased life insurance contracts on the lives of certain officers. The increase in cash surrender value of the contracts constitutes the Company’s contribution to the plan each year. The Bank will pay benefits to participating officers for a period between 13 years and the life of the officer. The Bank is the sole owner of all of the insurance contracts. Each of the named executive officers is fully vested in the benefits provided under the SERP.

Discretionary Bonuses and Service Awards

In the past, the Bank has paid bonuses to its employees in amounts determined in the discretion of the Bank’s board of directors.  The Bank anticipates that discretionary bonuses will continue to be paid to its employees in the future. The Bank also gives service awards to each employee for every five years of service with the Bank. Service awards are made in the form of shares of the Company’s common stock. The number of shares awarded increases with the years of service to the Bank.

Profit Sharing Plan and 401(k) Plan

The Bank has a Profit Sharing Plan and 401(k) Plan for all eligible employees.  The Bank made no contribution to the Profit Sharing Plan for the year ended December 31, 2010. No investments in Bank stock have been made by the plan.

Under the Bank’s 401(k) Plan, the Bank matches employee contributions to a maximum of 2.50% of annual compensation.  The Bank’s 2010 contribution to the 401(k) Plan pursuant to this formula was approximately $208,000.  All contributions to the 401(k) Plan are tax deferred.

The Profit Sharing Plan and 401(k) Plan permit participants to choose from ten investment funds which are selected by a committee comprised of senior management.  Employees are eligible to participate in both the 401(k) Plan and Profit Sharing Plan beginning in the second month of employment. Both plans provide for vesting of 20% of the benefit after two years employment and 20% each year thereafter until participants are 100% vested after six years employment.

Indebtedness of and Transactions with Management and Directors

The Company is a “listed issuer” under the rules and regulations of the Exchange Act whose common stock is listed on NASDAQ. The Company uses the definition of independence contained in NASDAQ’s listing standards to determine the independence of its directors and that the Board of Directors and each standing committee of the Board is in compliance with NASDAQ listing standards for independence.

Certain directors and executive officers of the Bank and their immediate families and associates were customers of and had transactions with the Bank in the ordinary course of business during 2010.  All outstanding loans, extensions of credit or overdrafts, endorsements and guarantees outstanding at any time during 2010 to the Bank’s executive officers and directors and their family members were made in the ordinary course of its business.  These loans are currently made on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present any other unfavorable features.

The Bank leases two of its facilities from Shortgrass Associates, L.L.C. (“Shortgrass”).  Director John W. Lineberger, Jr., owns 25% of the membership interests in Shortgrass.  Pursuant to the terms of the leases for the two facilities leased by the Bank, during 2010 the Bank paid a total of $193,725 to Shortgrass in lease payments for these facilities.  Each of the facilities is subject to a 20-year lease between the Bank and Shortgrass. The Board of Directors routinely, and no less than annually, reviews all transactions, direct and indirect, between the Company or the Bank and any employee or director, or any of such person’s immediate family members. Transactions are reviewed as to comparable market values for similar transactions. All material facts of the transactions and the director’s interest are discussed by all disinterested directors and a decision made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve the transaction.

The Board of Directors also evaluates the influence family relationships may have on the independence of directors who are related by blood or marriage. Christine S. Abernethy, a greater than ten percent shareholder of the Company, has two sons, Robert C. Abernethy and James S. Abernethy, who serve on the Board of Directors. All of the non-related directors have determined that the family relationships among Christine S. Abernethy, James S. Abernethy and Robert C. Abernethy do not affect the brothers’ independence as directors.

PROPOSAL 2

ADVISORY (NON-BINDING) PROPOSAL TO APPROVE THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS

The Company believes that our 2010 compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders.  These policies and procedures are described in detail on pages 12 to 15 of this Proxy Statement.

The ARRA provides that all participants in the TARP permit a non-binding shareholder vote to approve the compensation of the participant’s executives.  Therefore, the Board of Directors is providing our shareholders with the right to cast an advisory vote on the compensation of the Company’s NEOs at the 2011 Annual Meeting of Shareholders.

This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to vote on the compensation of our NEOs through the following resolution:

“RESOLVED, that the shareholders of Peoples Bancorp of North Carolina, Inc. approve the compensation of its Named Executive Officers named in the Summary Compensation Table in this Proxy Statement, as described in the narrative and the tabular disclosure regarding the compensation of the Named Executive Officers contained in this Proxy Statement.”

Under the ARRA, your vote on this matter is advisory and will therefore not be binding upon the Board of Directors. However, the Compensation Committee will take the outcome of the vote into account when determining further executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF
THIS PROPOSAL.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

Porter Keadle Moore, LLP, of Atlanta, Georgia (“PKM”), has been selected by the Audit Committee as the Company’s and the Bank’s independent auditor for the year ending December 31, 2011.  Such selection is being submitted to the Company’s shareholders for ratification.  Representatives of PKM are expected to attend the Annual Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.

Audit Fees

The aggregate fees billed by PKM for professional services rendered in connection with the (i) audit of the Company’s annual financial statements for 2010 and 2009; (ii) review of the financial statements included in the Company’s quarterly filings on Form 10-Q during those fiscal years; and (iii) review of the Company’s internal controls over financial reporting in 2010 and 2009 were approximately $167,000 and $186,000, respectively.

Audit Related Fees

The aggregate fees billed by PKM in 2010 and 2009 for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included in “Audit Fees” above were approximately $59,000 and $20,000, respectively.  These fees were primarily related to the audit of the Company’s Profit Sharing and 401(k) Plan and the testing of management’s assertions regarding internal controls in accordance with the Federal Deposit Insurance Corporation Improvement Act.

Tax Fees

The aggregate fees billed in each of the last two fiscal years for professional services rendered by PKM for tax compliance, tax advice, and tax planning were approximately $28,000 and $24,000 in 2010 and 2009, respectively.  These fees were primarily related to the preparation of the Company’s income tax returns, assistance with quarterly income tax estimates and preparation of Forms 5500 for various benefit plans.

All Other Fees

In addition to the fees outlined above, PKM billed fees in the amount of approximately $1,600 in 2010 and $1,300 in 2009.

The fees billed by PKM are pre-approved by the Audit and Enterprise Risk Committee of the Company in accordance with the policies and procedures for the Audit and Enterprise Risk Committee set forth in the Committee’s charter.  The Audit and Enterprise Risk Committee typically pre-approves all audit and non-audit services provided by the Company’s independent auditors and may not engage the independent auditors to perform any prohibited non-audit services.  For 2010, 99% of the total fees paid for audit, audit related and tax services were pre-approved.  For 2009, 98% of the total fees paid for audit, audit related and tax services were pre-approved. The Audit and Enterprise Risk Committee has determined that the rendering of non-audit professional services by PKM, as identified above, is compatible with maintaining PKM’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR
RATIFICATION OF THE APPOINTMENT OF PKM AS INDEPENDENT AUDITOR FOR THE
COMPANY AND THE BANK FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

It is presently anticipated that the 2012 Annual Meeting of Shareholders of the Company will be held on May 3, 2012.   In order for shareholder proposals to be included in the Company’s proxy materials for that meeting, such proposals must be received by the Secretary of the Company at the Company’s principal executive office no later than December 7, 2011 and meet all other applicable requirements for inclusion in the Proxy Statement.

In the alternative, a shareholder may commence his or her own proxy solicitation and present a proposal from the floor at the 2012 Annual Meeting of Shareholders of the Company.  In order to do so, the shareholder must notify the Secretary of the Company in writing, at the Company’s principal executive office no later than February 19, 2012, of his or her proposal.  If the Secretary of the Company is not notified of the shareholder’s proposal by February 19, 2012, the Board of Directors may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board of Directors for the 2012 Annual Meeting.

OTHER MATTERS

Management knows of no other matters to be presented for consideration at the Annual Meeting or any adjournments thereof.  If any other matters shall properly come before the Annual Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

MISCELLANEOUS

The Annual Report of the Company for the year ended December 31, 2010, which includes financial statements audited and reported upon by the Company’s independent auditor, is being mailed as Appendix A to this Proxy Statement; however, it is not intended that the Annual Report be deemed a part of this Proxy Statement or a solicitation of proxies.

THE FORM 10-K FILED BY THE COMPANY WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST DIRECTED TO:  PEOPLES BANCORP OF NORTH CAROLINA, INC., POST OFFICE BOX 467, 518 WEST C STREET, NEWTON, NORTH CAROLINA 28658-0467, ATTENTION:    A. JOSEPH LAMPRON, JR..

By Order of the Board of Directors,

/s/ Tony W. Wolfe
Tony W. Wolfe
President and Chief Executive Officer

Newton, North Carolina
April 5, 2011

APPENDIX A

ANNUAL REPORT
OF
PEOPLES BANCORP OF NORTH CAROLINA, INC.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

General Description of Business
Peoples Bancorp of North Carolina, Inc. (the “Company”), was formed in 1999 to serve as the holding company for Peoples Bank (the “Bank”).  The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”).  The Company’s principal source of income is any dividends which are declared and paid by the Bank on its capital stock.  The Company has no operations and conducts no business of its own other than owning the Bank.  Accordingly, the discussion of the business which follows concerns the business conducted by the Bank, unless otherwise indicated.

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 22 banking offices located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Monroe, Cornelius, Mooresville and Raleigh North Carolina.  The Bank also operates a loan production office in Denver, North Carolina.  At December 31, 2010, the Company had total assets of $1.1 billion, net loans of $710.7 million, deposits of $838.7 million, total securities of $278.2 million, and shareholders’ equity of $96.9 million.

The Bank operates four offices focused on the Latino population under the name Banco de la Gente (“Banco”).  These offices are operated as a division of the Bank.  Banco offers normal and customary banking services as are offered in the Bank’s other branches such as the taking of deposits and the making of loans and therefore is not considered a reportable segment of the Company.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans.  Real estate loans are predominately variable rate commercial property loans, which include residential development loans to commercial customers.  Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio.  The majority of the Bank's deposit and loan customers are individuals and small to medium-sized businesses located in the Bank's market area.  The Bank’s loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated thorough the Bank’s Banco offices.  Additional discussion of the Bank’s loan portfolio and sources of funds for loans can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages A-4 through A-28.

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the "Commissioner").

At December 31, 2010, the Company employed 244 full-time employees and 44 part-time employees, which equated to 273 full-time equivalent employees.

Subsidiaries
The Bank is a subsidiary of the Company.  The Bank has two subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc.  Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank's customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services.  Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services.

In June 2006, the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used in December 2006 to repay the trust preferred securities issued by PEBK Trust in December 2001 and for general purposes.  The debentures represent the sole asset of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

The trust preferred securities issued by PEBK Trust II accrue and pay quarterly at a floating rate of three-month LIBOR plus 163 basis points.  The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust II does not have funds with which to make the distributions and other payments.  The net combined effect of the trust preferred securities transaction is that the Company is obligated to make the distributions and other payments required on the trust preferred securities.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture.  The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, on or after June 28, 2011.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

The Company established a new subsidiary, Community Bank Real Estate Solutions, LLC (“CBRES”), in 2009.  CBRES serves as a “clearing-house” for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property is located.  This type of service ensures that the appraisal process remains independent from the financing process within the bank.

This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of Peoples Bancorp of North Carolina, Inc. (the “Company”).  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank (the “Bank”), (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to update any forward-looking statements.

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2010	2009	2008	2007	2006
Summary of Operations
Interest income	$47,680	50,037	56,322	61,732	55,393
Interest expense	14,348	17,187	23,526	27,585	23,110
Net interest earnings	33,332	32,850	32,796	34,147	32,283
Provision for loan losses	16,438	10,535	4,794	2,038	2,513
Net interest earnings after provision
for loan losses	16,894	22,315	28,002	32,109	29,770
Non-interest income	13,884	11,823	10,495	8,816	7,554
Non-interest expense	28,948	29,883	28,893	25,993	22,983
Earnings before taxes	1,830	4,255	9,604	14,932	14,341
Income taxes	(11)	1,339	3,213	5,340	5,170
Net earnings	1,841	2,916	6,391	9,592	9,171
Dividends and accretion of preferred stock	1,394	1,246	-	-	-
Net earnings available to common
shareholders	$447	1,670	6,391	9,592	9,171

Selected Year-End Balances
Assets	$1,067,652	1,048,494	968,762	907,262	818,948
Available for sale securities	272,449	195,115	124,916	120,968	117,581
Loans, net	710,667	762,643	770,163	713,174	643,078
Mortgage loans held for sale	3,814	2,840	-	-	-
Interest-earning assets	1,010,983	988,017	921,101	853,878	780,082
Deposits	838,712	809,343	721,062	693,639	633,820
Interest-bearing liabilities	850,233	826,838	758,334	718,870	650,364
Shareholders' equity	$96,858	99,223	101,128	70,102	62,835
Shares outstanding*	5,541,413	5,539,056	5,539,056	5,624,234	5,745,951

Selected Average Balances
Assets	$1,078,136	1,016,257	929,799	846,836	772,585
Available for sale securities	219,798	161,135	115,853	120,296	118,137
Loans	757,532	782,464	747,203	665,379	604,427
Interest-earning assets	999,054	956,680	876,425	801,094	732,244
Deposits	840,342	772,075	720,918	659,174	605,407
Interest-bearing liabilities	849,870	796,260	740,478	665,727	613,686
Shareholders' equity	$101,529	101,162	76,241	70,586	62,465
Shares outstanding*	5,539,308	5,539,056	5,588,314	5,700,860	5,701,829

Profitability Ratios
Return on average total assets	0.17%	0.29%	0.69%	1.13%	1.19%
Return on average shareholders' equity	1.81%	2.88%	8.38%	13.59%	14.68%
Dividend payout ratio**	100.11%	86.22%	41.93%	24.30%	20.78%

Liquidity and Capital Ratios (averages)
Loan to deposit	90.15%	101.35%	103.65%	100.94%	99.84%
Shareholders' equity to total assets	9.42%	9.95%	8.20%	8.34%	8.09%

Per share of Common Stock*
Basic net income	$0.08	0.30	1.14	1.68	1.61
Diluted net income	$0.08	0.30	1.13	1.65	1.58
Cash dividends	$0.08	0.26	0.48	0.41	0.33
Book value	$12.96	13.39	13.73	12.46	10.94

*Shares outstanding and per share computations have been retroactively restated to reflect a 10% stock dividend during second quarter 2006 and a 3-for-2 stock split during second quarter 2007.

**As a percentage of net earnings available to common shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors and the Company’s consolidated financial statements and notes thereto on pages A-29  through A-63.

Introduction
Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2010, 2009 and 2008.  The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Union and Wake counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

Overview
Our business consists principally of attracting deposits from the general public and investing these funds in commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. Our profitability depends primarily on our net interest income, which is the difference between the income we receive on our loan and investment securities portfolios and our cost of funds, which consists of interest paid on deposits and borrowed funds. Net interest income also is affected by the relative amounts of our interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, a positive interest rate spread will generate net interest income. Our profitability is also affected by the level of other income and operating expenses. Other income consists primarily of miscellaneous fees related to our loans and deposits, mortgage banking income and commissions from sales of annuities and mutual funds. Operating expenses consist of compensation and benefits, occupancy related expenses, federal deposit and other insurance premiums, data processing, advertising and other expenses.

Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The earnings on our assets are influenced by the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), inflation, interest rates, market and monetary fluctuations.  Lending activities are affected by the demand for commercial and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.  Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. These factors can cause fluctuations in our net interest income and other income. In addition, local economic conditions can impact the credit risk of our loan portfolio, in that (1) local employers may be required to eliminate employment positions of individual borrowers, and (2) small businesses and  commercial borrowers may experience a downturn in their operating performance and become unable to make timely payments on their loans. Management evaluates these factors in estimating its allowance for loan losses and changes in these economic factors could result in increases or decreases to the provision for loan losses.

Economic conditions in 2010 continued to deteriorate and had a negative impact on our financial condition and results of operations.  Unfavorable trends, such as increased unemployment, falling real estate prices, increased loan default and increased bankruptcy rates demonstrate the difficult business conditions that are affecting the general economy and therefore our operating results.  The unemployment rates in our primary market area have been higher than state and national averages throughout 2010.

Although we are unable to control the external factors that influence our business, by maintaining high levels of balance sheet liquidity, managing our interest rate exposures and by actively monitoring asset quality, we seek to minimize the potentially adverse risks of unforeseen and unfavorable economic trends.

Our business emphasis has been to operate as a well-capitalized, profitable and independent community-oriented financial institution dedicated to providing quality customer service. We are committed to meeting the financial needs of the communities in which we operate. We believe that we can be more effective in serving our customers than many of our non-local competitors because of our ability to quickly and effectively provide senior management responses to customer needs and inquiries. Our ability to provide these services is enhanced by the stability of our senior management team.

The Federal Reserve has decreased the Federal Funds Rate 4.00% since December 31, 2007 with the rate set at 0.25% since December 2008.  These decreases had a negative impact on 2008, 2009 and 2010 earnings and will continue to have a negative impact on the Bank’s net interest income in the future periods.  The negative impact from the decrease in the Federal Funds Rate has been partially offset by the increase in earnings realized on interest rate contracts, including both an interest rate swap and interest rate floors, utilized by the Company.  Additional information regarding the Company’s interest rate contacts is provided below in the section entitled “Asset Liability and Interest Rate Risk Management.”

On December 23, 2008, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with the United States Department of the Treasury (“UST”).  Under  the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and warrants to purchase 357,234 shares of common stock associated with the Company’s participation in the U.S. Treasury Department’s Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”).  Proceeds from this issuance of preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  As of December 31, 2010, the Company has accreted a total of $266,000 of the discount related to the Series A preferred stock.  The Company paid dividends of $1.3 million on the Series A preferred stock during 2010 and cumulative undeclared dividends at December 31, 2010 were $157,000.

The Series A preferred stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series A preferred stock may be redeemed at the stated amount of $1,000 per share plus any accrued and unpaid dividends.  Under the terms of the original Purchase Agreement, the Company could not redeem the preferred shares until December 23, 2011 unless the total amount of the issuance, $25.1 million, was replaced with the same amount of other forms of capital that would qualify as Tier 1 capital.  However, with the enactment of the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Company can now redeem the preferred shares at any time, if approved by the Company’s primary regulator.  The Series A preferred stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series A preferred stock.

The exercise price of the warrant is $10.52 per common share and it is exercisable at anytime on or before December 18, 2018.

The Company is subject to the following restrictions while the Series A preferred stock is outstanding: 1) UST approval is required for the Company to repurchase shares of outstanding common stock; 2) the full dividend for the latest completed CPP dividend period must be declared and paid in full before dividends may be paid to common shareholders; 3) UST approval is required for any increase in common dividends per share above the last quarterly dividend of $0.12 per share paid prior to December 23, 2008; and 4) the Company may not take tax deductions for any senior executive officer whose compensation is above $500,000.  There were additional restrictions on executive compensation added in the ARRA for companies participating in the TARP, including participants in the CPP.

It is the intent of the Company to utilize CPP funds to provide capital to support making loans to qualified borrowers in the Bank’s market area.  The funds will also be used to absorb losses incurred when modifying loans or making concessions to borrowers in order to keep borrowers out of foreclosure.  The Bank is also working with its current builders and contractors to provide financing for potential buyers who may not be able to qualify for financing in the current mortgage market in order to help these customers sell existing single family homes.  The Company will also use the CPP capital infusion as additional Tier I capital to protect the Bank from potential losses that may be incurred during this current recessionary period.

The Company continues to face challenges resulting from the impact of the current economy on the housing and real estate markets.  The Bank continues to monitor and evaluate all significant loans in its portfolio, and will continue to manage its credit risk exposure with the expectation that stabilization of the real estate market will not occur within the next 18 to 24 months.  The CPP funds have enhanced our capital position as the Company infused the Bank with $8.0 million additional regulatory capital. The Company has $17.0 million available that can be infused into the Bank as additional capital if needed to maintain its position as a well-capitalized bank.  We anticipate increased loan losses in the short run and have prepared for that expectation. We have quality individuals managing our past due loans and foreclosed properties to minimize our potential losses. As the economy recovers, we are positioned to take advantage of all opportunities that present themselves.  We anticipate that the net interest margin will remain at or near the 3.46% net margin for 2010. The amount and timing of any future Federal Reserve rate adjustment remains uncertain, and may further impact the Bank if those adjustments are significant.

Management expects to look for branching opportunities in nearby markets in the future but there are no additional offices planned in 2011.

Summary of Significant Accounting Policies
The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries, the Bank and Community Bank Real Estate Solutions, LLC, along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc. (collectively called the “Company”).  All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition.  Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance.  The following is a summary of some of the more subjective and complex accounting policies of the Company.  A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2010 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 5, 2011 Annual Meeting of Shareholders.

Many of the Company’s assets and liabilities are recorded using various techniques that require significant judgment as to recoverability.  The collectability of loans is reflected through the Company’s estimate of the allowance for loan losses.  The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectability.  In addition, certain assets and liabilities are reflected at their estimated fair value in the consolidated financial statements.  Such amounts are based on either quoted market prices or estimated values derived from dealer quotes used by the Company, market comparisons or internally generated modeling techniques.  The Company’s internal models generally involve present value of cash flow techniques.  The various techniques are discussed in greater detail elsewhere in management’s discussion and analysis and the notes to consolidated financial statements.

There are other complex accounting standards that require the Company to employ significant judgment in interpreting and applying certain of the principles prescribed by those standards.  These judgments include, but are not limited to, the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with Generally Accepted Accounting Principles (“GAAP”).  For a more complete discussion of policies, see the notes to consolidated financial statements.

The disclosure requirements for derivatives and hedging activities have the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The disclosure requirements include qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

The Company records all derivatives on the balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.  The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.  As of December 31, 2010, the Company had cash flow hedges with a notional amount of $50.0 million.  This derivative instrument consists of one interest rate swap contract.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Balance Sheet as of December 31, 2010 and December 31, 2009.

(Dollars in thousands)
	Asset Derivatives				Liability Derivatives
	As of December 31, 2010		As of December 31, 2009		As of December 31, 2010		As of December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate
derivative
contracts	Other assets	$ 648	Other assets	$ 1,762	N/A	$ -	N/A	$ -

The Company’s objectives in using interest rate derivatives are to add stability to interest income and expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and floors as part of its interest rate risk management strategy.  For hedges of the Company’s variable-rate loan assets, interest rate swaps designated as cash flow hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for the Company making variable-rate payments over the life of the agreements without exchange of the underlying notional amount.  For hedges of the Company’s variable-rate loan assets, the interest rate floor designated as a cash flow hedge involves the receipt of variable-rate amounts from a counterparty if interest rates fall below the strike rate on the contract in exchange for an up front premium.  As of December 31, 2010, the Company had one interest rate swap with a notional amount of $50.0 million that was designated as a cash flow hedge of interest rate risk.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2010 and 2009, such derivatives were used to hedge the variable cash inflows associated with existing pools of prime-based loan assets.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. The Company recognized a hedge ineffectiveness gain of $1,000 in earnings during the year ended December 31, 2009.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest income or expense as interest payments are received/made on the Company’s variable-rate assets/liabilities. During the next twelve months, the Company estimates that $648,000 will be reclassified as an increase to interest income.

The tables below present the effect of the Company’s derivative financial instruments on the Income Statement for the years ended December 31, 2010 and 2009.

(Dollars in thousands)

			Location of Gain	Amount of Gain
	Amount of Gain		(Loss) Reclassified	(Loss) Reclassified
	(Loss) Recognized in		from Accumulated	from Accumulated
	OCI on Derivatives		OCI into Income	OCI into Income
	Years ended			Years ended
	December 31,			December 31,
	2010	2009		2010	2009
Interest rate derivative contracts	$404	$434	Interest income	$1,518	$3,114
			Non-interest income	$-	$46

Relating to the post retirement benefit plan, the Company is required to recognize an obligation for either the present value of the entire promised death benefit or the annual “cost of insurance” required to keep the policy in force during the post-retirement years.  The Company made a $467,000 reduction to retained earnings in 2008 pursuant to the guidance of the pronouncement to record the portion of this benefit earned by participants prior to adoption of the pronouncement.   In 2009 the Company made a $358,000 addition to retained earnings to reflect an adjustment of the cumulative effect due to amendments to the individual split-dollar plans implemented during 2009.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements.  There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.   The table below presents the balance of securities available for sale and derivatives, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2010 and 2009.

(Dollars in thousands)
	Fair Value Measurements December 31, 2010	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$139,361	-	139,361	-
U.S. government
sponsored enterprises	$42,640	-	42,640	-
State and political subdivisions	$87,829	-	87,829	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,369	1,369	-	-
Mortgage loans held for sale	$3,814	-	3,814	-
Market value of derivatives (in other assets)	$648	-	648	-

	Fair Value Measurements December 31, 2009	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$107,526	-	107,526	-
U.S. government
sponsored enterprises	$41,142	-	41,142	-
State and political subdivisions	$44,336	-	44,336	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$861	861	-	-
Mortgage loans held for sale	$2,840	-	2,840	-
Market value of derivatives (in other assets)	$1,762	-	1,762	-

Fair values of investment securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available.  If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.  Fair values of derivative instruments are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2010:

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$1,250
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales)	-
Transfers in and/or out of Level 3	-
Balance, end of period	$1,250

Change in unrealized gain/(loss) for assets still held in Level 3	$-

The Company’s December 31, 2010 and 2009 fair value measurement for impaired loans and other real estate on a non-recurring basis is presented below:

(Dollars in thousands)
	Fair Value Measurements December 31, 2010	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2010
Impaired loans	$40,062	-	26,798	13,264	(10,591)
Other real estate	$6,673	-	6,673	-	(340)

	Fair Value Measurements December 31, 2009	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2009
Impaired loans	$22,789	-	14,174	8,615	(1,924)
Other real estate	$3,997	-	3,997	-	(100)

At each reporting period, the Company determines which loans are impaired.  Accordingly, the Company’s impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan, which is generally collateral-dependent, is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by third-party valuation specialists.  Factors including the assumptions and techniques utilized by the appraiser are considered by management.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.  No interest income is recognized on impaired loans subsequent to their classification as impaired.

The following table presents the Company’s impaired loans as of December 31, 2010:

(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Impairment	Related Allowance	Average Recorded Impairment
Real Estate Loans				$-
Construction and land development	31,346	20,787	2,130	22,916	1,055	18,767
Single-family residential	12,376	9,847	990	10,837	168	12,573
Commercial	6,018	4,991	359	5,351	148	4,769
Multifamily and Farmland	-	-	-	-	-	27
Total impaired real estate loans	49,740	35,625	3,479	39,104	1,371	36,136

Commercial loans (not secured by real estate)	1,243	811	5	816	5	1,479
Consumer loans (not secured by real estate)	152	142	-	142	-	79
All other loans (not secured by real estate)	-	-	-	-		-
Total impaired loans	$51,135	36,578	3,484	40,062	1,376	37,694

In February 2010, the FASB issued Accounting Standards Update No. 2010-09, Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements ("ASU No. 2010-09"). ASU No. 2010-09 removes some contradictions between the requirements of U.S. GAAP and the filing rules of the Securities and Exchange Commission ("SEC"). SEC filers are required to evaluate subsequent events through the date the financial statements are issued, and they are no longer required to disclose the date through which subsequent events have been evaluated. This guidance was effective upon issuance except for the use of the issued date for conduit debt obligors, and did not have a material impact on the Company's results of operations, financial position or disclosures.

In February 2010, the FASB issued Accounting Standards Update No. 2010-10, Consolidation: Amendments for Certain Investment Funds ("ASU No. 2010-10"). ASU No. 2010-10 indefinitely defers the effective date for certain investment funds resulting from the issuance of ASU No. 2009-17.  ASU No. 2010-10 also clarifies that (1) interests of related parties must be considered in determining whether fees paid to decision makers or service providers constitute a variable interest, and (2) a quantitative calculation should not be the only basis on which such determination is made. This guidance is effective as of the beginning of the first annual period beginning after November 15, 2009, and for interim periods within that first annual reporting period. The adoption of this ASU did not have a material impact on the Company's results of operations, financial position or disclosures.

In March 2010, the FASB issued Accounting Standards Update No. 2010-11, Derivatives and Hedging: Scope Exception Related to Embedded Credit Derivatives (“ASU No. 2010-11”). ASU No. 2010-11 clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements by resolving a potential ambiguity about the breadth of the embedded credit derivative scope exception with regard to some types of contracts, such as collateralized debt obligations ("CDO's") and synthetic CDO's. The scope exception will no longer apply to some contracts that contain an embedded credit derivative feature that transfers credit risk. The ASU is effective for fiscal quarters beginning after June 15, 2010.  The adoption of this ASU did not have a material impact on the Company's results of operations, financial position or disclosures.

In July 2010, the FASB issued Accounting Standards Update No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU No. 2010-20”). ASU No. 2010-20 will expand loan credit quality and allowance for loan losses disclosure requirements.  The ASU is effective for fiscal quarters ending on or after December 15, 2010. The adoption of this guidance did not have a material impact on the Company's results of operations or financial position; however, additional disclosures are required for this ASU.   See Note 3 to the Consolidated Financial Statements.

In January 2011, the FASB issued Accounting Standards Update No. 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20 (“ASU No. 2011-01”). ASU No. 2011-01 deferred the effective date of troubled debt restructurings disclosure requirements for public entities to be concurrent with the effective date of the guidance for determining what constitutes a troubled debt restructuring, as presented in proposed Accounting Standards Update, Receivables (Topic 310): Clarifications to Accounting for Troubled Debt Restructurings by Creditors.  The ASU is anticipated to be effective for interim and annual periods ending after June 15, 2011.  The adoption of this guidance is not expected to have a material impact on the Company's results of operations or financial position; however, additional disclosures will be required for this ASU.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP.  Actual results could differ from those estimates.

The remainder of management’s discussion and analysis of the Company’s results of operations and financial position should be read in conjunction with the consolidated financial statements and related notes presented on pages A-29 through A-63.

Results of Operations
Summary.  The Company reported earnings of $1.8 million in 2010, or $0.33 basic and diluted net earnings per common share before adjustment for preferred stock dividends and accretion as compared to $2.9 million, or $0.53 basic and diluted net earnings per common share for 2009.  After adjusting for dividends and accretion on preferred stock, net earnings available to common shareholders for the year ended December 31, 2010 were $447,000 or $0.08 basic and diluted net earnings per common share.  The Company’s decrease in net earnings for 2010 is primarily attributable to an to an increase in provision for loan losses, which was partially offset by an increase in net interest income, an increase in non-interest income and a decrease in non-interest expense.

Net earnings for 2009 represented a decrease of 54% as compared to 2008 net earnings of $6.4 million or $1.14 basic net earnings per common share and $1.13 diluted net earnings per common share.  The decrease in 2009 net earnings was primarily attributable to an increase in provision for loan losses and an increase in non-interest expense, which were partially offset by an increase in non-interest income.

The return on average assets in 2010 was 0.17%, compared to 0.29% in 2009 and 0.69% in 2008. The return on average shareholders’ equity was 1.81% in 2010 compared to 2.88% in 2009 and 8.38% in 2008.

Net Interest Income.  Net interest income, the major component of the Company's net income, is the amount by which interest and fees generated by interest-earning assets exceed the total cost of funds used to carry them.  Net interest income is affected by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in the yields earned and rates paid.  Net interest margin is calculated by dividing tax-equivalent net interest income by average interest-earning assets, and represents the Company’s net yield on its interest-earning assets.

Net interest income for 2010 increased to $33.3 million compared to $32.9 million in 2009.  This increase is primarily attributable to a reduction in interest expense due to a decrease in the cost of funds for time deposits.  Net interest income increased slightly in 2009 from $32.8 million in 2008.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2010, 2009 and 2008. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on average total interest-earning assets for the same periods.  Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate of 38.55% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.  Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2010			December 31, 2009			December 31, 2008
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:

Loans	$757,532	38,674	5.11%	782,464	40,058	5.12%	747,203	46,808	6.26%
Interest rate derivative contracts	-	1,518	0.20%	-	3,114	0.40%	-	3,403	0.45%
Loan fees	-	75	0.01%	-	39	0.00%	-	393	0.05%
Total loans	757,532	40,267	5.32%	782,464	43,211	5.52%	747,203	50,604	6.77%

Investments - taxable	110,493	3,490	3.16%	81,642	3,477	4.26%	26,591	1,253	4.71%
Investments - nontaxable*	109,304	5,096	4.66%	79,493	4,226	5.32%	89,262	4,924	5.52%
Federal funds sold	89	-	0.00%	704	1	0.14%	3,050	55	1.80%
Other	21,636	103	0.48%	12,377	53	0.43%	10,319	293	2.84%

Total interest-earning assets	999,054	48,956	4.90%	956,680	50,968	5.33%	876,425	57,129	6.52%

Cash and due from banks	46,124			31,225			21,331
Other assets	49,765			41,866			41,626
Allowance for loan losses	(16,807)			(13,514)			(9,583)

Total assets	$1,078,136			1,016,257			929,799

Interest-bearing liabilities:

NOW accounts	$133,401	1,674	1.25%	112,452	1,373	1.22%	92,612	1,269	1.37%
Regular savings accounts	82,018	879	1.07%	35,762	368	1.03%	17,423	50	0.29%
Money market accounts	96,736	919	0.95%	94,537	1,224	1.29%	93,564	1,930	2.06%
Time deposits	405,300	6,786	1.67%	412,127	9,687	2.35%	406,127	15,008	3.70%
FHLB / FRB borrowings	71,989	3,285	4.56%	84,547	3,596	4.25%	79,417	3,616	4.55%
Demand notes payable to U.S. Treasury	815	-	0.00%	805	-	0.00%	859	14	1.63%
Trust preferred securities	20,619	411	1.99%	20,619	546	2.65%	20,619	1,016	4.93%
Other	38,991	394	1.01%	35,411	393	1.11%	29,857	624	2.09%

Total interest-bearing liabilities	849,870	14,348	1.69%	796,260	17,187	2.16%	740,478	23,527	3.18%

Demand deposits	122,887			117,197			111,192
Other liabilities	3,513			2,428			4,021
Shareholders' equity	101,529			101,162			76,241

Total liabilities and shareholder's equity	$1,077,799			1,017,047			931,932

Net interest spread		34,608	3.21%		33,781	3.17%		33,602	3.34%

Net yield on interest-earning assets			3.46%			3.53%			3.83%

Taxable equivalent adjustment
Investment securities		1,276			931			806

Net interest income		33,332			32,850			32,796

*Includes U.S. government agency securities that are non-taxable for state income tax purposes of $50.3 million in 2010, $45.5 million in 2009 and $63.6 million in 2008. An effective tax rate of 6.90% was used to calculate the tax equivalent yield on these securities.

Changes in interest income and interest expense can result from variances in both volume and rates.  Table 2 describes the impact on the Company’s tax equivalent net interest income resulting from changes in average balances and average rates for the periods indicated.  The changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2010			December 31, 2009
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:

Loans: Net of unearned income	$(1,351)	(1,593)	(2,944)	2,168	(9,561)	(7,393)

Investments - taxable	1,070	(1,057)	13	2,470	(246)	2,224
Investments - nontaxable	1,487	(617)	870	(529)	(169)	(698)
Federal funds sold	(1)	-	(1)	(23)	(31)	(54)
Other	43	7	50	33	(273)	(240)

Total interest income	1,248	(3,260)	(2,012)	4,119	(10,280)	(6,161)

Interest expense:

NOW accounts	259	42	301	257	(153)	104
Regular savings accounts	486	25	511	121	197	318
Money market accounts	25	(330)	(305)	16	(722)	(706)
Time deposits	(137)	(2,764)	(2,901)	181	(5,502)	(5,321)
FHLB / FRB Borrowings	(554)	243	(311)	226	(246)	(20)
Demand notes payable to
U.S. Treasury	-	-	-	-	(14)	(14)
Trust Preferred Securities	-	(135)	(135)	-	(470)	(470)
Other	38	(37)	1	89	(320)	(231)

Total interest expense	117	(2,956)	(2,839)	890	(7,230)	(6,340)

Net interest income	$1,131	(304)	827	3,229	(3,050)	179

          Net interest income on a tax equivalent basis totaled $34.6 million in 2010 as compared to $33.8 million in 2009.  The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.21% in 2010, an increase from the 2009 net interest spread of 3.17%.  The net yield on interest-earning assets in 2010 decreased to 3.46% from the 2009 net yield on interest-earning assets of 3.53%.

Tax equivalent interest income decreased $2.0 million or 4% in 2010 primarily due to a reduction loan balances and in increase in non-performing loans.  The yield on interest-earning assets decreased to 4.90% in 2010 from 5.33% in 2009.  Average interest-earning assets increased $42.4 million primarily as the result of a $58.7 million increase in average investment securities, which was partially offset by a $24.9 million decrease in the average outstanding balance of loans.  All other interest-earning assets including federal funds sold were $21.7 million in 2010 and $13.1 million in 2009.

Interest expense decreased $2.8 million or 17% in 2010 due to a decrease in the average rate paid on interest-bearing liabilities.  The cost of funds decreased to 1.69% in 2010 from 2.16% in 2009.  This decrease in the cost of funds was primarily attributable to decreases in the average rate paid on interest-bearing checking and savings accounts and certificates of deposit.  The $53.6 million growth in average interest-bearing liabilities was primarily attributable to an increase in interest-bearing checking and savings accounts of $69.4 million to $312.2 million in 2010 from $242.8 million in 2009.

In 2009 net interest income on a tax equivalent basis increased $33.8 million in 2009 from $33.6 million in 2008.  The interest rate spread was 3.17% in 2009, a decrease from the 2008 net interest spread of 3.34%.  The net yield on interest-earning assets in 2009 decreased to 3.53% from the 2008 net yield on interest-earning assets in of 3.83%.

Provision for Loan Losses.  Provisions for loan losses are charged to income in order to bring the total allowance for loan losses to a level deemed appropriate by management of the Company based on factors such as management’s judgment as to losses within the Company’s loan portfolio, including the valuation of impaired loans, loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management’s assessment of the quality of the loan portfolio and general economic climate.

The provision for loan losses was $16.4 million, $10.5 million, and $4.8 million for the years ended December 31, 2010, 2009 and 2008, respectively.  The increase in the provision for loan losses for 2010 is primarily attributable to an increase in non-performing assets and a $10.2 million increase in net charge-offs.  Please see the section below entitled “Allowance for Loan Losses” for a more complete discussion of the Bank’s policy for addressing potential loan losses.

Non-Interest Income.  Non-interest income for 2010 totaled $13.9 million, an increase of $2.1 million or 17% from non-interest income of $11.8 million for 2009.  This increase in non-interest income is primarily attributable to a $2.0 million increase in gains on sale of securities.

Non-interest income for 2009 increased $1.3 million or 13% from non-interest income of $10.5 million for 2008. The increase in non-interest income for 2009 are primarily due to an increase gains on sale of securities.

The Company periodically evaluates its investments for any impairment which would be deemed other than temporary.   As part of its evaluation in 2010, the Company determined that the fair values of two equity securities were less than the original cost of the investments and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its original investments by $291,000.  The remaining fair value of the investments at December 31, 2010 was approximately $409,000.  Similarly, as part of its evaluation in 2009, the Company wrote down three equity securities by $723,000.  The remaining fair value of the investments at December 31, 2009 was $11,000.

During the year ended 2008, the Company wrote down one investment by $300,000.  The remaining fair value of the investment at December 31, 2008 was $22,000.

Net losses on other real estate and repossessed assets were $704,000, $501,000 and $287,000 for 2010, 2009 and 2008, respectively.  The increases in net losses on other real estate and repossessed assets during 2010, 2009 and 2008 were primarily attributable to increased write-downs on foreclosed property during the years ended December 31, 2010, 2009 and 2008.  Management determined that the market value of these assets had decreased significantly and charges were appropriate in 2010, 2009 and 2008.

Table 3 presents a summary of non-interest income for the years ended December 31, 2010, 2009 and 2008.

Table 3 - Non-Interest Income

(Dollars in thousands)	2010	2009	2008
Service charges	$5,626	5,573	5,203
Other service charges and fees	2,195	2,058	2,399
Other than temporary impairment losses	(291)	(723)	(300)
Gain on sale of securities	3,348	1,795	133
Mortgage banking income	532	827	660
Insurance and brokerage commissions	390	414	426
Loss on foreclosed and repossessed assets	(704)	(501)	(287)
Miscellaneous	2,788	2,380	2,261
Total non-interest income	$13,884	11,823	10,495

Non-Interest Expense.  Total non-interest expense amounted to $28.9 million for 2010, a decrease of 3% from 2009.  Non-interest expense for 2009 increased 3% to $29.9 million from non-interest expense of $28.9 million for 2008.

Salary and employee benefit expense was $14.1 million in 2010, compared to $14.8 million during 2009, a decrease of $634,000 or 4%, following a $436,00 or 3% decrease in salary and employee benefit expense in 2009 from 2008.  The decrease in salary and employee benefits in 2010 was primarily due to a reduction in supplemental retirement plan expense.  The decrease in salary and employee benefits in 2009 was primarily attributable to a reduction in incentive expense.

Table 4 presents a summary of non-interest expense for the years ended December 31, 2010, 2009 and 2008.

Table 4 - Non-Interest Expense

(Dollars in thousands)	2010	2009	2008
Salaries and wages	$11,408	$11,530	11,591
Employee benefits	2,716	3,228	3,603
Total personnel expense	14,124	14,758	15,194
Occupancy expense	5,436	5,409	5,029
Office supplies	391	426	564
FDIC deposit insurance	1,434	1,766	547
Professional services	467	358	422
Postage	352	342	360
Telephone	629	616	476
Director fees and expense	263	350	450
Advertising	714	860	1,076
Consulting fees	288	198	385
Taxes and licenses	320	248	193
Other operating expense	4,530	4,552	4,197
Total non-interest expense	$28,948	$29,883	28,893

Income Taxes.  The Company reported an income tax benefit of $11,000 for the year ended December 31,  2010.  Total income tax expense was $1.3 million in 2009 compared to $3.2 million in 2008 and $5.3 million in 2007.   The Company’s effective tax rates were -0.60%, 31.47% and 33.46% in 2010, 2009 and 2008, respectively.  The decrease in the effective tax rate in 2010 is primarily due to an increase in non-taxable investment income combined with a decrease in earnings before taxes.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements.  Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities.  In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit.  As of December 31, 2010 such unfunded commitments to extend credit were $137.0 million, while commitments in the form of standby letters of credit totaled $3.6 million.

The Company uses several sources to meet its liquidity requirements.  The primary source is core deposits, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $100,000.  The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships.  As of December 31, 2010, the Company’s core deposits totaled $592.7 million, or 71% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings.  The Bank is also able to borrow from the Federal Reserve on a short-term basis.  The Bank’s policies include the ability to access wholesale funding up to 40% of total assets.  The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits, internet certificates of deposit and certificates of deposit issued to the State of North Carolina.  The Company’s ratio of wholesale funding to total assets was 8.69% as of December 31, 2010.

At December 31, 2010, the Bank had a significant amount of deposits in amounts greater than $100,000, including brokered deposits of $87.4 million, which have an average maturity of 13 months.  Brokered deposits include certificates of deposit participated through the Certificate of Deposit Account Registry Service (CDARS) on behalf of local customers.  CDARS balances totaled $53.0 million as of December 31, 2010.  The balance and cost of brokered deposits are more susceptible to changes in the interest rate environment than other deposits.   Access to the brokered deposit market could be restricted if the Bank were to fall below the well capitalized level.  For additional information, please see the section below entitled “Deposits.”

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with an outstanding balance of $70.0 million at December 31, 2010.  At December 31, 2010, the carrying value of loans pledged as collateral totaled approximately $153.8 million.  As additional collateral, the Bank has pledged securities to FHLB.  At December 31, 2010, the market value of securities pledged to FHLB totaled $10.0 million.  The remaining availability at FHLB was

$7.2 million at December 31, 2010.  The Bank had no borrowings from the FRB at December 31, 2010.  The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2010, the carrying value of loans pledged as collateral to the FRB totaled approximately $348.9 million.

The Bank also had the ability to borrow up to $55.5 million for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2010.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 25.87% at December 31, 2010, 19.10% at December 31, 2009 and 11.71% at December 31, 2008.  The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity is 10%.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $17.8 million during 2010.  Net cash used in investing activities of $44.0 million consisted primarily of purchases of available-for-sale investments totaling $232.9 million, which were partially offset by maturities, calls and sales of available-for-sale investments, which totaled $152.7 million.  Net cash provided by financing activities amounted to $18.9 million, primarily from a $29.4 million net increase in deposits, which was partially offset by a reduction in FRB borrowings of $7.0 million.

Asset Liability and Interest Rate Risk Management.  The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities.  This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 5 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2010.

Table 5 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$448,896	9,683	14,514	473,093	253,067	726,160
Mortgage loans held for sale	3,814	-	-	3,814	-	3,814
Investment securities available for sale	-	9,743	28,959	38,702	233,747	272,449
Interest-bearing deposit accounts	1,456	-	-	1,456	-	1,456
Certificates of deposit	-	-	735	735	-	735
Other interest-earning assets	-	-	-	-	6,369	6,369

Total interest-earning assets	454,166	19,426	44,208	517,800	493,183	1,010,983

Interest-bearing liabilities:
NOW, savings, and money market deposits	332,511	-	-	332,511	-	332,511
Time deposits	24,318	92,162	126,852	243,332	148,077	391,409
Other short term borrowings	1,600	-	-	1,600	-	1,600
FHLB borrowings	-	-	-	-	70,000	70,000
Securities sold under
agreement to repurchase	34,094	-	-	34,094	-	34,094
Trust preferred securities	-	20,619	-	20,619	-	20,619

Total interest-bearing liabilities	392,523	112,781	126,852	632,156	218,077	850,233

Interest-sensitive gap	$61,643	(93,355)	(82,644)	(114,356)	275,106	160,750

Cumulative interest-sensitive gap	$61,643	(31,712)	(114,356)	(114,356)	160,750

Interest-earning assets as a percentage of interest-bearing liabilities
	115.70%	17.22%	34.85%	81.91%	226.15%

          The Company manages its exposure to fluctuations in interest rates through policies established by the Asset/Liability Committee (“ALCO”) of the Bank.  The ALCO meets monthly and has the responsibility for approving asset/liability management policies, formulating and implementing strategies to improve balance sheet positioning and/or earnings and reviewing the interest rate sensitivity of the Company.  ALCO tries to minimize interest rate risk between interest-earning assets and interest-bearing liabilities by attempting to minimize wide fluctuations in net interest income due to interest rate movements.  The ability to control these fluctuations has a direct impact on the profitability of the Company. Management monitors this activity on a regular basis through analysis of its portfolios to determine the difference between rate sensitive assets and rate sensitive liabilities.

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year.  Rate sensitive assets therefore include both loans and available for sale securities.  Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds.  As shown in Table 5, the Company’s balance sheet is asset-sensitive, meaning that in a given period there will be more assets than liabilities subject to immediate repricing as interest rates change in the market. Because most of the Company’s loans are tied to the prime rate, they reprice more rapidly than rate sensitive interest-bearing deposits.  During periods of rising rates, this results in increased net interest income.  The opposite occurs during periods of declining rates.  Rate sensitive assets at December 31, 2010 totaled $1.0 billion, exceeding rate sensitive liabilities of $850.2 million by $160.8 million.

Included in the rate sensitive assets are $418.7 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee (“FOMC”).  The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate.  At December 31, 2010, the Bank had $322.9 million in loans with interest rate floors.  The floors were in effect on $320.8 million of these loans pursuant to the terms of the promissory notes on these loans.   The weighted average rate on these loans is 1.12% higher than the indexed rate on the promissory notes without interest rate floors.

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company. As of December 31, 2010, the Company had a cash flow hedge with a notional amount of $50.0 million.  This derivative instrument consists of one interest rate swap contract.  The interest rate swap contract is used to convert $50.0 million of variable rate loans to a fixed rate.  Under the swap contract, the Company receives a fixed rate of 6.245% and pays a variable rate based on the current prime rate (3.25% at December 31, 2010) on the notional amount of $50.0 million.  The swap agreement matures in June 2011.  The Company recognized $1.5 million in interest income on interest rate derivative contracts during the year ended December 31, 2010.  Based on the current interest rate environment, it is expected the Company will continue to receive income on this interest rate contract through June 2011.  The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.  During 2010, such derivatives were used to hedge the variable cash inflows associated with existing pools of prime-based loan assets.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.  The Company recognized a hedge ineffectiveness gain of $1,000 in earnings during the year ended December 31, 2009.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest income or expense as interest payments are received/made on the Company’s variable-rate assets/liabilities. During the next twelve months, the Company estimates that $648,000 will be reclassified as an increase to interest income.

Table 6 presents additional information on the Company’s derivative financial instruments as of December 31, 2010.

Table 6 - Derivative Instruments
(Dollars in thousands)
Type of Derivative	Notional Amount	Contract Rate	Year-to-date Income
Interest rate swap contact expiring 06/01/11	50,000	6.245%	1,518
	$50,000		$1,518

An analysis of the Company’s financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities.  A discussion of these changes and trends follows.

Analysis of Financial Condition
Investment Securities.  All of the Company’s investment securities are held in the available-for-sale (“AFS”) category. At December 31, 2010 the market value of AFS securities totaled $272.4 million, compared to $195.1 million and $124.9 million at December 31, 2009 and 2008, respectively.  The increase in 2010 investment securities reflects the investment of additional funds received from growth in deposits and a decrease in loans.  Table 7 presents the market value of the AFS securities held at December 31, 2010, 2009 and 2008.

Table 7 - Summary of Investment Portfolio

(Dollars in thousands)	2010	2009	2008
Obligations of United States government
sponsored enterprises	$42,640	41,142	58,487

Obligations of states and political subdivisions	87,829	44,336	26,973

Mortgage-backed securities	139,361	107,526	37,271

Trust preferred securities	1,250	1,250	1,250

Equity securities	1,369	861	935

Total securities	$272,449	195,115	124,916

The composition of the investment securities portfolio reflects the Company’s investment strategy of maintaining an appropriate level of liquidity while providing a relatively stable source of income.  The investment portfolio also provides a balance to interest rate risk and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required collateral for certain deposits.

The Company’s investment portfolio consists of U.S. government sponsored enterprise securities, municipal securities, U.S. government enterprise sponsored mortgage-backed securities, and trust preferred securities and equity securities.  AFS securities averaged $219.8 million in 2010, $161.1 million in 2009 and $115.9 million in 2008.  Table 8 presents the amortized cost of AFS securities held by the Company by maturity category at December 31, 2010.   Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields are calculated on a tax equivalent basis.  Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 38.55% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.

Table 8 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:

United States Government
sponsored enterprises	$85	3.28%	35,248	2.94%	6,179	2.98%	1,128	3.27%	42,640	3.09%

States and political subdivisions	3,626	4.69%	18,083	3.82%	47,826	3.57%	18,295	4.25%	87,831	4.08%

Mortgage backed securities	32,373	3.11%	88,814	3.08%	13,786	3.00%	4,388	3.33%	139,361	3.12%

Trust preferred securities	-	-	-	-	1,000	4.40%	250	5.30%	1,250	4.94%

Equity securities	-	-	-	-	-	-	982	0.00%	982	0.00%

Total securities	$36,084	2.22%	142,145	1.97%	68,791	2.79%	25,043	3.23%	272,063	3.05%

Loans.  The loan portfolio is the largest category of the Company’s earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union and Wake counties in North Carolina.

Although the Company has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market.  Real estate mortgage loans include both commercial and residential mortgage loans.  At December 31, 2010, the Company had $124.0 million in residential mortgage loans, $99.9 million in home equity loans and $283.6 million in commercial mortgage loans, which include $219.9 million using commercial property as collateral and $63.7 million using residential property as collateral.   Residential mortgage loans include $68.4 million made to customers in the Company’s traditional banking offices and $55.6 million in mortgage loans originated in the Company’s Latino banking operations.  All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

At December 31, 2010, the Company had $124.0 million in acquisition, development and construction (“AD&C”) loans.  Table 9 presents a breakout of these loans.

Table 9 - AD&C Loans

(Dollars in thousands)	Number of Loans	Balance Outstanding	Non-accrual Balance
Land acquisition and development - commercial purposes	81	$25,190	$3,292
Land acquisition and development - residential purposes	371	84,499	19,053
1 to 4 family residential construction	45	13,039	342
Commercial construction	3	1,320	248
Total acquisition, development and construction	500	$124,048	$22,935

The mortgage loans originated in the traditional banking offices are generally 15 to 30 year fixed rate loans with attributes that  prevent the loans from being sellable in the secondary market.  These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type;  these loans are generally made to existing Bank customers.  These loans have been originated throughout the Company’s five county service area, with no geographic concentration.  At December 31, 2010, there were 166 loans mortgage loans originated in the traditional banking offices with an outstanding balance of $17.4 million that were 30 days or more past due and 79 loans with an outstanding balance of $9.4 million in non-accrual.

The mortgage loans originated in the Company’s Latino operations are primarily adjustable rate mortgage loans that adjust annually after the end of the first five years of the loan.  The loans are tied to the one-year T-Bill index and, if they were to adjust at December 31, 2010, would have a reduction in the interest rate on the loan.  The underwriting on these loans includes both full income verification and no income verification, with loan-to-value ratios of up to 95% without private mortgage insurance.  A majority of these loans would be considered subprime loans, as they were underwritten using stated income rather than fully documented income verification.  No other loans in the Company’s portfolio would be considered subprime.  The majority of these loans have been originated within the Charlotte, NC metro area (Mecklenburg County).  At this time, Charlotte has experienced a decline in values within the residential real estate market.  At December 31, 2010 there were 148 loans with an outstanding balance of $16.0 million 30 days or more past due and 37 loans with an outstanding balance of $3.5 million in non-accrual.  Total losses on this portfolio, since the first loans were originated in 2004, have amounted to approximately $1.2 million through December 31, 2010.

As a recipient of CPP funds, the Bank will continue to work with delinquent borrowers in an attempt to mitigate foreclosure.  The funds have been used to absorb losses incurred when modifying loans or making concessions to borrowers in order to keep borrowers out of foreclosure.

The composition of the Company’s loan portfolio is presented in Table 10.

Table 10 - Loan Portfolio

	2010		2009		2008		2007		2006
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Breakdown of loan receivables:
Commercial	$60,994	8.40%	$67,487	8.67%	76,945	9.85%	82,190	11.38%	85,064	13.06%
Real estate - mortgage	507,250	69.85%	512,963	65.93%	474,732	60.77%	417,709	57.83%	364,595	55.97%
Real estate - construction	124,048	17.08%	169,680	21.81%	216,188	27.67%	209,644	29.03%	187,960	28.86%
Consumer	33,868	4.66%	27,926	3.59%	13,323	1.71%	12,734	1.76%	13,762	2.11%

Total loans	$726,160	100.00%	$778,056	100.00%	781,188	100.00%	722,277	100.00%	651,381	100.00%

Less: Allowance for loan losses	15,493		15,413		11,025		9,103		8,303

Net loans	$710,667		$762,643		770,163		713,174		643,078

                As of December 31, 2010, gross loans outstanding were $726.2 million, a decrease of $51.9 million from the December 31, 2009 balance of $778.1 million.  Commercial loans decreased $6.5 million in 2010.  Real estate mortgage loans decreased $5.7 million when compared to 2009.  Real estate construction loans decreased $45.6 million in 2010 as a result of a decrease in AD&C loans.  Consumer loans increased $5.9 million in 2010.  Loans originated or renewed during the year ended December 31, 2010 amounting to approximately $85.5 million were offset by paydowns and payoffs of existing loans.  Average loans represented 76% and 82% of total earning assets for the years ended December 31, 2010 and 2009, respectively.  The Company had $3.8 million and $2.8 million in mortgage loans held for sale as of December 31, 2010 and 2009, respectively.

At December 31, 2010, troubled debt restructured (“TDR”) loans amounted to $56.7 million, including $10.0 million in performing TDR loans.  The terms of these loans have been renegotiated to provide a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  At December 31, 2009, TDR loans amounted to $9.2 million, including $3.8 million in performing TDR loans.   The increase in TDR loans at December 31, 2010 compared to December 31, 2009 is primarily due to the classification of all non-accrual loans as TDR as of December 31, 2010.

Table 11 identifies the maturities of all loans as of December 31, 2010 and addresses the sensitivity of these loans to changes in interest rates.

Table 11 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years	Total loans
Commercial	$50,968	9,220	806	60,994
Real estate - mortgage	287,256	151,011	68,983	507,250
Real estate - construction	114,322	8,479	1,247	124,048
Consumer	20,548	11,884	1,436	33,868

Total loans	$473,094	180,594	72,472	726,160

Total fixed rate loans	$25,349	148,198	72,472	246,019
Total floating rate loans	447,745	32,396	-	480,141

Total loans	$473,094	180,594	72,472	726,160

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2010, outstanding loan commitments totaled $137.0 million.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Additional information regarding commitments is provided below in the section entitled “Contractual Obligations” and in Note 10 to the Consolidated Financial Statements.

Allowance for Loan Losses.  The allowance for loan losses reflects management's assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio.  The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses.  In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

•	the Bank’s loan loss experience;
•	the amount of past due and non-performing loans;
•	specific known risks;
•	the status and amount of other past due and non-performing assets;
•	underlying estimated values of collateral securing loans;
•	current and anticipated economic conditions; and
•	other factors which management believes affect the allowance for potential credit losses.

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectibility becomes doubtful. Upon loan origination, the Bank’s originating loan officer evaluates the quality of the loan and assigns one of nine risk grades. The loan officer monitors the loan’s performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank’s Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third party credit review firm (as described below), regulatory examiners and the Bank’s Credit Administration. Any issues regarding the risk assessments are addressed by the Bank’s senior credit administrators and factored into management’s decision to originate or renew the loan. The Bank’s Board of Directors reviews, on a monthly basis, an analysis of the Bank’s reserves relative to the range of reserves estimated by the Bank’s Credit Administration.

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates all loan relationships greater than $1.0 million.  The third party’s evaluation and report is shared with management and the Bank’s Board of Directors.

Management considers certain commercial loans with weak credit risk grades to be individually impaired and measures such impairment based upon available cash flows and the value of the collateral. Allowance or reserve levels are estimated for all other graded loans in the portfolio based on their assigned credit risk grade, type of loan and other matters related to credit risk.

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in estimating the allowance for loan losses.

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment.  When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the appraised value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.

The general allowance reflects reserves established for collective loan impairment.  These reserves are based upon historical net charge-offs using the last two years’ experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends.

The unallocated allowance is determined through management’s assessment of probable losses that are in the portfolio but are not adequately captured by the other two components of the allowance, including consideration of current economic and business conditions and regulatory requirements. The unallocated allowance also reflects management’s acknowledgement of the imprecision and subjectivity that underlie the modeling of credit risk.  Due to the subjectivity involved in determining the overall allowance, including the unallocated portion, this unallocated portion may fluctuate from period to period based on management’s evaluation of the factors affecting the assumptions used in calculating the allowance.

Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Company’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in accordance with GAAP and in consideration of the current economic environment. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2010 as compared to the year ended December 31, 2009. Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations.  Management believes it has established the allowance for credit losses pursuant to GAAP, and has taken into account the views of its regulators and the current economic environment.

Net charge-offs for 2010 were $16.4 million.  The ratio of net charge-offs to average total loans was 2.16% in 2010, 0.79% in 2009 and 0.38% in 2008.  The Bank strives to proactively work with its customers to identify potential problems.  If found, the Bank works to quickly recognize identifiable losses and to establish a plan, with the borrower, if possible, to have the loans paid off.  This process increased the levels of charge-offs and provision for loan losses in 2010.  Management expects the ratio of net charge-offs to average total loans to increase again in 2011 due to the recessionary economic conditions and the decline in real estate values and new home sales.   The allowance for loan losses was $15.5 million or 2.13% of total loans outstanding at December 31, 2010.  For December 31, 2009 and 2008, the allowance for loan losses amounted to $15.4 million or 1.98% of total loans outstanding and $11.0 million, or 1.41% of total loans outstanding, respectively.  Management would expect provision expense and the percentage of the allowance for loan losses to total loans to increase in 2011 if non-performing loans and net charge-offs continue to increase as a result of the current recessionary economic conditions.

Table 12 presents the percentage of loans assigned to each risk grade along with the general reserve percentage applied to loans in each risk grade at December 31, 2010 and 2009.

Table 12 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade*
Risk Grade	2010	2009
Risk Grade 1 (Excellent Quality)	3.36%	3.51%
Risk Grade 2 (High Quality)	16.60%	16.30%
Risk Grade 3 (Good Quality)	47.00%	50.99%
Risk Grade 4 (Management Attention)	21.31%	17.12%
Risk Grade 5 (Watch)	2.84%	7.41%
Risk Grade 6 (Substandard)	3.09%	1.45%
Risk Grade 7 (Low Substandard)	0.00%	0.04%
Risk Grade 8 (Doubtful)	0.00%	0.00%
Risk Grade 9 (Loss)	0.00%	0.00%

* Excludes non-accrual loans

Table 13 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 13 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2010	2009	2008	2007	2006
Allowance for loan losses at beginning	$15,413	$11,025	9,103	8,303	7,425

Loans charged off:
Commercial	1,730	697	249	414	505
Real estate - mortgage	4,194	3,384	1,506	471	568
Real estate - construction	10,224	1,754	644	252	250
Consumer	763	835	748	489	636

Total loans charged off	16,911	6,670	3,147	1,626	1,959

Recoveries of losses previously charged off:
Commercial	62	111	87	86	64
Real estate - mortgage	162	161	8	21	108
Real estate - construction	89	36	30	102	2
Consumer	240	215	150	179	150

Total recoveries	553	523	275	388	324

Net loans charged off	16,358	6,147	2,872	1,238	1,635

Provision for loan losses	16,438	10,535	4,794	2,038	2,513

Allowance for loan losses at end of year	$15,493	$15,413	11,025	9,103	8,303

Loans charged off net of recoveries, as
a percent of average loans outstanding	2.16%	0.79%	0.38%	0.19%	0.27%

Allowance for loan losses as a percent
of total loans outstanding at end of year	2.13%	1.98%	1.41%	1.26%	1.27%

Non-performing Assets.  Non-performing assets totaled $46.9 million at December 31, 2010 or 4.40% of total assets, compared to $28.8 million at December 31, 2009, or 2.74% of total assets.  Non-accrual loans were $40.1 million at December 31, 2010 and $22.8 million at December 31, 2009.  As a percentage of total loans outstanding, non-accrual loans were 5.52% at December 31, 2010 compared to 2.93% at December 31, 2009. Non-performing loans include $23.1 million in AD&C loans, $16.2 million in commercial and residential mortgage loans and $1.0 million in other loans at December 31, 2010 as compared to $4.8 million in AD&C loans, $18.3 million in commercial and residential mortgage loans and $1.7 million in other loans as of December 31, 2009.  Included in AD&C non-accrual loans at December 31, 2010 is $10.9 million in loans to the largest AD&C relationship in the Bank that are current but whose repayment is dependent upon the underlying collateral and whose terms are interest only.   The Bank had loans 90 days past due and still accruing totaling $211,000 and $2.0 million as of December 31, 2010 and December 31, 2009, respectively.  Other Real Estate Owned totaled $6.7 million as of December 31, 2010 as compared to $4.0 million at December 31, 2009. The Bank had no repossessed assets as of December 31, 2010 and December 31, 2009.

At December 31, 2010, the Company had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $40.3 million or 5.52% of total loans.  Non-performing loans at December 31, 2009 were $24.8 million, or 3.18% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing.  Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.  Management anticipates continued weakness in the housing market, which combined with the current economic conditions could result in higher levels of non-performing loans in 2011.

It is the general policy of the Company to stop accruing interest income and place the recognition of interest on a cash basis when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income.  Generally a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 14.

Table 14 - Non-performing Assets

(Dollars in thousands)	2010	2009	2008	2007	2006
Non-accrual loans	$40,062	$22,789	11,815	7,987	7,560
Loans 90 days or more past due and still accruing	210	1,977	514	-	78
Total non-performing loans	40,272	24,766	12,329	7,987	7,638
All other real estate owned	6,673	3,997	1,867	483	344
Total non-performing assets	$46,945	$28,763	14,196	8,470	7,982

As a percent of total loans at year end
Non-accrual loans	5.52%	2.93%	1.51%	1.11%	1.16%
Loans 90 days or more past due and still accruing	0.03%	0.25%	0.07%	0.00%	0.01%
Total non-performing assets	6.46%	3.70%	1.82%	1.17%	1.23%

Total non-performing assets
as a percent of total assets at year end	4.40%	2.74%	1.47%	0.93%	0.97%

                Deposits.  The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2010, total deposits were $838.7 million, an increase of $29.4 million or 4% increase over the December 31, 2009 balance of $809.3 million.  Core deposits, which include demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $100,000, increased to $592.7 million at December 31, 2010 from $569.0 million at December 31, 2009.

Time deposits in amounts of $100,000 or more totaled $241.4 million and $233.1 million at December 31, 2010 and 2009, respectively.  At December 31, 2010, brokered deposits amounted to $87.4 million as compared to $84.0 million at December 31, 2009.  CDARS balances included in brokered deposits amounted to $53.0 million and $49.4 million as of December 31, 2010 and 2009, respectively.  Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market.  Brokered deposits outstanding as of December 31, 2010 have a weighted average rate of 1.20% with a weighted average original term of 13 months.

Table 15 is a summary of the maturity distribution of time deposits in amounts of $100,000 or more as of December 31, 2010.

Table 15 - Maturities of Time Deposits over $100,000

(Dollars in thousands)	2010
Three months or less	$72,430
Over three months through six months	28,025
Over six months through twelve months	44,508
Over twelve months	96,403
Total	$241,366

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions.  At December 31, 2010 FHLB borrowings totaled $70.0 million compared to $77.0 million at December 31, 2009 and 2008. Average FHLB borrowings for 2010 were $72.0 million, compared to average balances of $77.3 million for 2009 and $79.2 million for 2008. The maximum amount of outstanding FHLB borrowings was $77.0 million in 2010, and $87.9 in 2009 and $97.6 in 2008. The FHLB borrowings outstanding at December 31, 2010 had fixed interest rates ranging from 2.23% to 4.71%.  At December 31, 2010, all of the Bank’s FHLB borrowings had maturities exceeding one year.  The FHLB has the option to convert $50.0 million of the total advances to a floating rate and, if converted, the Bank may repay advances without a prepayment fee.  Additional information regarding FHLB borrowings is provided in Note 6 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2010 and 2009.  The Bank did not have any FRB borrowings outstanding during 2010.  The maximum amount of outstanding FRB borrowings was $17.5 million in 2009.

Demand notes payable to the U. S. Treasury, which represent treasury tax and loan payments received from customers, amounted to approximately $1.6 million and $636,000 at December 31, 2010 and 2009, respectively.

Securities sold under agreements to repurchase amounted to $34.1 million and $36.9 million as of December 31, 2010 and 2009, respectively.

Junior Subordinated Debentures (related to Trust Preferred Securities).  In June 2006 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three-month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used to repay in December 2006 the trust preferred securities issued by PEBK Trust in December 2001 and for general purposes.  The debentures represent the sole asset of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

The trust preferred securities issued by PEBK Trust II accrue and pay quarterly at a floating rate of three-month LIBOR plus 163 basis points.  The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust II has funds with which to make the distributions and other payments.  The net combined effect of the trust preferred securities transaction is that the Company is obligated to make the distributions and other payments required on the trust preferred securities.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture.  The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, on or after June 28, 2011.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company’s contractual obligations and other commitments as of December 31, 2010 are summarized in Table 16 below.  The Company’s contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.  Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 16 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Long-term borrowings	$-	-	10,000	60,000	70,000
Junior subordinated debentures	-	-	-	20,619	20,619
Operating lease obligations	600	727	453	1,440	3,220

Total	$600	727	10,453	82,059	93,839

Other Commitments
Commitments to extend credit	$41,000	6,592	1,397	88,026	137,015
Standby letters of credit
and financial guarantees written	3,590	-	-	-	3,590

Total	$44,590	6,592	1,397	88,026	140,605

The Company enters into derivative contracts to manage various financial risks.  A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate.  Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date.  Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk.  Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts.

Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-15 and in Notes 1, 10, 11 and 16 to the Consolidated Financial Statements.

Capital Resources.  Shareholders’ equity at December 31, 2010 was $96.9 million compared to $99.2 million at December 31, 2009 and $101.1 million at December 31, 2008.  Unrealized gains and losses, net of taxes, at December 31, 2010, 2009 and 2008 amounted to gains of $387,000, $2.9 million and $5.5 million, respectively.  Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength.   Average shareholders’ equity as a percentage of total average assets was 9.42%, 9.95% and 8.20% for 2010, 2009 and 2008.   The return on average shareholders’ equity was 1.81% at December 31, 2010 as compared to 2.88% and 8.38% as of December 31, 2009 and December 31, 2008, respectively.  Total cash dividends paid on common stock during 2009 amounted to $443,000.  Cash dividends totaling $1.4 million and $2.7 million were paid on common stock during 2009 and 2008, respectively.  The Company paid dividends totaling $1.3 million and $1.1 million on preferred stock during 2010 and 2009, respectively.

In March 2008, the Company’s Board of Directors authorized the repurchase of up to 100,000 common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of March 2009.  The Company repurchased 65,500 shares, or $776,000, of its common stock under this plan as of December 31, 2008.  Because of the Company’s participation in the UST’s CPP, discussed below, the Company can no longer repurchase shares of its common stock under the Stock Repurchase Plan without UST approval.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

On December 23, 2008, the Company entered into a Purchase Agreement  with the UST.  Under the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and a warrant to purchase 357,234 shares of common stock associated with the Company’s participation in the CPP under the TARP.  Proceeds from this issuance of preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  As of December 31, 2010, the Company has accreted a total of $266,000 of the discount related to the Series A preferred stock.  The Company paid dividends of $1.3 million on the Series A preferred stock during 2010 and cumulative undeclared dividends at December 31, 2010 were $157,000.

The Series A preferred stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series A preferred stock may be redeemed at the stated amount of $1,000 per share plus any accrued and unpaid dividends.  Under the terms of the original Purchase Agreement, the Company could not redeem the preferred shares until December 23, 2011 unless the total amount of the issuance, $25.1 million, was replaced with the same amount of other forms of capital that would qualify as Tier 1 capital.  However, with the enactment of the ARRA, the Company can now redeem the preferred shares at any time, if approved by the Company’s primary regulator.  The Series A preferred stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series A preferred stock.

The exercise price of the warrant is $10.52 per common share and it is exercisable at anytime on or before December 18, 2018.

The Company is subject to the following restrictions while the Series A preferred stock is outstanding: 1) UST approval is required for the Company to repurchase shares of outstanding common stock; 2) the full dividend for the latest completed CPP dividend period must declared and paid in full before dividends may be paid to common shareholders; 3) UST approval is required for any increase in common dividends per share above the last quarterly dividend of $0.12 per share paid prior to December 23, 2008; and 4) the Company may not take tax deductions for any senior executive officer whose compensation is above $500,000.  There were additional restrictions on executive compensation added in the ARRA for companies participating in the TARP, including participants in the CPP.

Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater.  Tier 1 capital is generally defined as shareholders' equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital at December 31, 2010, 2009 and 2008 includes $20.0 million in trust preferred securities. The Company’s Tier 1 capital ratio was 14.24%, 13.74% and 13.65% at December 31, 2010, 2009 and 2008, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company’s total risk-based capital ratio was 15.51%, 15.00% and 14.90% at December 31, 2010, 2009 and 2008, respectively.  In addition to the Tier 1 and total risk-based capital requirements, financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company’s Tier 1 leverage capital ratio was 10.70%, 11.42% and 12.40% at December 31, 2010, 2009 and 2008, respectively.

The Bank’s Tier 1 risk-based capital ratio was 11.87%, 11.22% and 9.85% at December 31, 2010, 2009 and 2008, respectively.  The total risk-based capital ratio for the Bank was 13.15%, 12.48% and 11.10% at December 31, 2010, 2009 and 2008, respectively.   The Bank’s Tier 1 leverage capital ratio was 8.91%, 9.33% and 8.94% at December 31, 2010, 2009 and 2008 respectively.

A bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0 % or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 2010, 2009 and 2008.

The Company’s key equity ratios as of December 31, 2010, 2009 and 2008 are presented in Table 17.

Table 17 - Equity Ratios

	2010	2009	2008
Return on average assets	0.17%	0.29%	0.69%
Return on average equity	1.81%	2.88%	8.38%
Dividend payout ratio *	100.11%	86.22%	41.93%
Average equity to average assets	9.62%	9.95%	8.20%

* As a percentage of net earnings available to common shareholders.

Quarterly Financial Data.  The Company’s consolidated quarterly operating results for the years ended December 31, 2010 and 2009 are presented in Table 18.

Table 18 - Quarterly Financial Data

	2010				2009
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth

Total interest income	$11,930	11,879	11,995	11,876	$12,581	12,523	12,403	12,530
Total interest expense	3,825	3,682	3,516	3,325	4,702	4,324	4,132	4,029

Net interest income	8,105	8,197	8,479	8,551	7,879	8,199	8,271	8,501

Provision for loan losses	2,382	3,179	4,656	6,221	1,766	2,251	3,139	3,379
Other income	2,610	3,130	3,857	4,287	2,186	4,251	2,503	2,883
Other expense	7,189	7,057	7,182	7,520	7,342	7,956	7,344	7,241

Income before income taxes	1,144	1,091	498	(903)	957	2,243	291	764
Income taxes	269	227	(42)	(465)	332	883	(9)	133

Net earnings	875	864	540	(438)	625	1,360	300	631

Dividends and accretion of preferred stock	348	349	348	349	201	349	348	348

Net earnings (loss) available
to common shareholders	$527	515	192	(787)	$424	1,011	(48)	283

Basic earnings per common share	$0.10	0.09	0.03	(0.14)	$0.08	0.18	(0.01)	0.05
Diluted earnings per common share	$0.10	0.09	0.03	(0.14)	$0.08	0.18	(0.01)	0.05

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates.  This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2010, 2009 and 2008, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 19 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments and the notional amount and estimated fair value of the Company’s off-balance sheet derivative instruments at their expected maturity dates for the period ended December 31, 2010. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2010.  All convertible FHLB advances are callable at the option of FHLB.  For core deposits without contractual maturity (i.e. interest bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 19 - Market Risk Table

(Dollars In Thousands)	Principal/Notional Amount Maturing in Year Ended December 31,
Loans Receivable	2011	2012	2013	2014 & 2015	Thereafter	Total	Fair Value
Fixed rate	$37,748	33,980	43,539	75,720	55,032	246,020	248,249
Average interest rate	6.45%	6.85%	6.36%	5.92%	8.07%
Variable rate	$174,299	56,362	45,545	63,453	140,484	480,142	478,124
Average interest rate	4.67%	4.52%	4.58%	4.70%	5.05%
						726,163	726,373
Investment Securities
Interest bearing cash	$1,456	-	-	-	-	1,456	1,456
Average interest rate	0.01%	-	-	-	-
Securities available for sale	$40,621	28,292	31,912	47,095	124,529	272,449	272,449
Average interest rate	4.26%	4.93%	5.06%	4.74%	4.62%
Nonmarketable equity securities	$-	-	-	-	5,761	5,761	5,761
Average interest rate	-	-	-	-	0.34%
Certificates of Deposit	$735	-	-	-	-	735	735
Average interest rate	1.49%	-	-	-	-

Debt Obligations
Deposits	$243,154	114,373	23,400	10,478	447,307	838,712	837,779
Average interest rate	1.07%	2.04%	2.24%	2.36%	0.76%
Advances from FHLB	$-	-	20,000	25,000	25,000	70,000	79,950
Average interest rate	-	-	4.27%	4.20%	4.30%
Demand notes payable to U.S. Treasury	$1,600	-	-	-	-	1,600	1,600
Average interest rate	-	-	-	-	-
Securities sold under agreement to repurchase	$34,094	-	-	-	-	34,094	34,094
Average interest rate	0.94%	-	-	-	-
Junior subordinated debentures	$-	-	-	-	20,619	20,619	20,619
Average interest rate	-	-	-	-	1.87%

Derivative Instruments (notional amount)
Interest rate swap contracts	$50,000	-	-	-	-	50,000	648
Average interest rate	6.25%	-	-	-	-

Table 20 presents the simulated impact to net interest income under varying interest rate scenarios and the theoretical impact of rate changes over a twelve-month period referred to as “rate ramps.”  The table shows the estimated theoretical impact on the Company’s tax equivalent net interest income from hypothetical rate changes of plus and minus 1%, 2% and 3% as compared to the estimated theoretical impact of rates remaining unchanged.  The table also shows the simulated impact to market value of equity under varying interest rate scenarios and the theoretical impact of immediate and sustained rate changes referred to as “rate shocks” of plus and minus 1%, 2% and 3%compared to the theoretical impact of rates remaining unchanged.  The prospective effects of the hypothetical interest rate changes are based upon various assumptions, including relative and estimated levels of key interest rates.  This type of modeling has limited usefulness because it does not allow for the strategies management would utilize in response to sudden and sustained rate changes.  Also, management does not believe that rate changes of the magnitude presented are likely in the forecast period presented.

Table 20 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+3%	$33,879	-2.39%
+2%	$33,822	-2.55%
+1%	$34,030	-1.95%
0%	$34,707	0.00%
-1%	$34,650	-0.16%
-2%	$33,858	-2.45%
-3%	$32,954	-5.05%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+3%	$86,322	-23.17%
+2%	$97,155	-13.53%
+1%	$104,931	-6.61%
0%	$112,356	0.00%
-1%	$113,002	0.57%
-2%	$111,772	-0.52%
-3%	$104,816	-6.71%

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2010, 2009 and 2008

INDEX

PAGE(S)

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-30

Financial Statements
Consolidated Balance Sheets at December 31, 2010 and 2009	A-31

Consolidated Statements of Earnings for the years ended December 31, 2010, 2009 and 2008	A-32

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31,
2010, 2009 and 2008	A-33

Consolidated Statements of Comprehensive Income for the years ended December 31, 2010, 2009
and 2008	A-34

Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008	A-35 - A-36

Notes to Consolidated Financial Statements	A-37 - A-63

Porter Keadle Moore, LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of earnings, changes in shareholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion..

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management's assessment of the effectiveness of Peoples Bancorp of North Carolina, Inc’s. internal control over financial reporting as of December 31, 2010, included in the accompanying Management’s Report of Internal Controls Over Financial Reporting and, accordingly, we do not express an opinion thereon.

/s/	Porter Keadle Moore, LLP

Atlanta, Georgia
March 25, 2011

Certified Public Accountants
Suite 1800	●	235 Peachtree Street NE	●	Atlanta, Georgia 30303	●	Phone 404-588-4200	●	Fax 404-588-4222	●	www.pkm.com

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2010 and 2009

(Dollars in thousands)
Assets	2010	2009

Cash and due from banks, including reserve requirements	$22,521	29,633
of $8,698,000 and $5,017,000
Interest bearing deposits	1,456	1,707
Cash and cash equivalents	23,977	31,340

Certificates of deposit	735	3,345

Investment securities available for sale	272,449	195,115
Other investments	5,761	6,346
Total securities	278,210	201,461

Mortgage loans held for sale	3,814	2,840

Loans	726,160	778,056
Less allowance for loan losses	(15,493)	(15,413)
Net loans	710,667	762,643

Premises and equipment, net	17,334	17,947
Cash surrender value of life insurance	7,539	7,282
Accrued interest receivable and other assets	25,376	21,636
Total assets	$1,067,652	1,048,494

Liabilities and Shareholders' Equity

Deposits:
Non-interest bearing demand	$114,792	117,636
NOW, MMDA & savings	332,511	290,273
Time, $100,000 or more	241,366	233,142
Other time	150,043	168,292
Total deposits	838,712	809,343

Demand notes payable to U.S. Treasury	1,600	636
Securities sold under agreement to repurchase	34,094	36,876
FHLB borrowings	70,000	77,000
Junior subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	5,769	4,797
Total liabilities	970,794	949,271

Commitments

Shareholders' equity:

Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; issued and outstanding
25,054 shares in 2010 and 2009	24,617	24,476
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,541,413 shares in 2010 and 5,539,056 shares in 2009	48,281	48,269
Retained earnings	23,573	23,573
Accumulated other comprehensive income	387	2,905
Total shareholders' equity	96,858	99,223

Total liabilities and shareholders' equity	$1,067,652	1,048,494

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2010, 2009 and 2008

(Dollars in thousands, except per share amounts)

	2010	2009	2008

Interest income:
Interest and fees on loans	$40,267	43,211	50,604
Interest on federal funds sold	-	1	55
Interest on investment securities:
U.S. Government sponsored enterprises	5,035	5,461	4,392
States and political subdivisions	2,173	1,242	904
Other	205	122	367
Total interest income	47,680	50,037	56,322

Interest expense:
NOW, MMDA & savings deposits	3,472	2,965	3,249
Time deposits	6,786	9,687	15,008
FHLB borrowings	3,285	3,577	3,616
Junior subordinated debentures	411	546	1,016
Other	394	412	637
Total interest expense	14,348	17,187	23,526

Net interest income	33,332	32,850	32,796

Provision for loan losses	16,438	10,535	4,794

Net interest income after provision for loan losses	16,894	22,315	28,002

Other income:
Service charges	5,626	5,573	5,203
Other service charges and fees	2,195	2,058	2,399
Other than temporary impairment losses	(291)	(723)	(300)
Gain on sale of securities	3,348	1,795	133
Mortgage banking income	532	827	660
Insurance and brokerage commissions	390	414	426
Loss on sale and write-down of
other real estate and repossessed assets	(704)	(501)	(287)
Miscellaneous	2,788	2,380	2,261
Total non-interest income	13,884	11,823	10,495

Non-interest expense:
Salaries and employee benefits	14,124	14,758	15,194
Occupancy	5,436	5,409	5,029
Other	9,388	9,716	8,670
Total non-interest expense	28,948	29,883	28,893

Earnings before income taxes	1,830	4,255	9,604

Income tax (benefit) expense	(11)	1,339	3,213

Net earnings	1,841	2,916	6,391

Dividends and accretion of preferred stock	1,394	1,246	-

Net earnings available to common shareholders	$447	1,670	6,391

Basic net earnings per common share	$0.08	0.30	1.14
Diluted net earnings per common share	$0.08	0.30	1.13
Cash dividends declared per common share	$0.08	0.26	0.48

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2010, 2009 and 2008

(Dollars in thousands)

						Accumulated
						Other
	Stock Shares		Stock Amount		Retained	Comprehensive
	Preferred	Common	Preferred	Common	Earnings	Income	Total
Balance, December 31, 2007	-	5,624,234	$-	48,652	19,742	1,708	70,102

Cumulative effect of
adoption of EITF 06-4	-	-	-	-	(467)	-	(467)
Issuance of Series A
preferred stock	25,054	-	24,350	704	-	-	25,054
Cash dividends declared on
common stock	-	-	-	-	(2,681)	-	(2,681)
Repurchase and retirement of
common stock	-	(90,500)	-	(1,126)	-	-	(1,126)
Exercise of stock options	-	5,322	-	44	-	-	44
Restricted stock/stock option
compensation expense	-	-	-	(5)	-	-	(5)
Net earnings	-	-	-	-	6,391	-	6,391
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	3,816	3,816
Balance, December 31, 2008	25,054	5,539,056	$24,350	48,269	22,985	5,524	101,128

Adjustment to the
cumulative effect of
adoption of EITF 06-4	-	-	-	-	358	-	358
Accretion of Series A
preferred stock	-	-	126	-	(126)	-	-
Cash dividends declared on
Series A preferred stock	-	-	-	-	(1,120)	-	(1,120)
Cash dividends declared on
common stock	-	-	-	-	(1,440)	-	(1,440)
Net earnings	-	-	-	-	2,916	-	2,916
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	(2,619)	(2,619)
Balance, December 31, 2009	25,054	5,539,056	$24,476	48,269	23,573	2,905	99,223

Accretion of Series A
preferred stock	-	-	141		(141)	-	-
Cash dividends declared on
Series A preferred stock	-	-	-	-	(1,253)	-	(1,253)
Cash dividends declared on
common stock	-	-	-		(447)	-	(447)
Restricted stock payout	-	2,357	-	12	-	-	12
Net earnings	-	-	-	-	1,841	-	1,841
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	(2,518)	(2,518)
Balance, December 31, 2010	25,054	5,541,413	$24,617	48,281	23,573	387	96,858

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2010, 2009 and 2008

(Dollars in thousands)

	2010	2009	2008

Net earnings	$1,841	2,916	6,391

Other comprehensive income (loss):
Unrealized holding gains on securities
available for sale	46	214	2,145
Reclassification adjustment for other than temporary
impairment losses included in net earnings	291	723	300
Reclassification adjustment for gains on sales of
securities available for sale included in net earnings	(3,348)	(1,795)	(133)
Unrealized holding (losses) gains on derivative
financial instruments qualifying as cash flow
hedges	(1,114)	(2,726)	3,744
Reclassification adjustment for gains on
derivative financial instruments qualifying as
cash flow hedges included in net earnings	-	(1)	-

Total other comprehensive income (loss),
before income taxes	(4,125)	(3,585)	6,056

Income tax (benefit) expense related to other
comprehensive income (loss):

Unrealized holding gains on securities
available for sale	18	83	836
Reclassification adjustment for losses (gains) on sales
and write-downs of securities available for sale
included in net earnings	(1,191)	(417)	65
Unrealized holding (losses) gains on derivative
financial instruments qualifying as cash flow
hedges	(434)	(632)	1,339

Total income tax (benefit) expense related to
other comprehensive income	(1,607)	(966)	2,240

Total other comprehensive (loss) income,
net of tax	(2,518)	(2,619)	3,816

Total comprehensive (loss) income	$(677)	297	10,207

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2010, 2009 and 2008

(Dollars in thousands)

	2010	2009	2008

Cash flows from operating activities:
Net earnings	$1,841	2,916	6,391
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	4,971	2,931	1,679
Provision for loan losses	16,438	10,535	4,794
Deferred income taxes	(523)	(1,720)	(485)
Gain on sale of investment securities	(3,348)	(1,795)	(133)
Write-down of investment securities	291	723	300
Gain on ineffective portion of derivative financial instruments	-	(1)	-
(Gain)/loss on sale of other real estate and repossessions	(191)	24	47
Write-down of other real estate and repossessions	895	477	240
Restricted stock expense	10	4	12
Change in:
Mortgage loans held for sale	(974)	(2,840)	-
Cash surrender value of life insurance	(257)	(263)	(243)
Other assets	(2,316)	(6,581)	(19)
Other liabilities	961	300	(1,851)

Net cash provided by operating activities	17,798	4,710	10,732

Cash flows from investing activities:
Net change in certificates of deposit	2,610	(3,345)	-
Purchases of investment securities available for sale	(232,915)	(141,770)	(41,659)
Proceeds from calls, maturities and paydowns of investment securities
available for sale	86,935	40,629	16,488
Proceeds from sales of investment securities available for sale	65,774	30,743	23,448
Purchases of other investments	-	(1,426)	(4,180)
Proceeds from sale of other investments	585	809	4,311
Net change in loans	28,703	(7,916)	(65,188)
Purchases of premises and equipment	(1,441)	(1,614)	(1,857)
Proceeds from sale of premises and equipment	-	24	34
Proceeds from sale of other real estate and repossessions	5,725	3,435	2,868

Net cash used by investing activities	(44,024)	(80,431)	(65,735)

Cash flows from financing activities:
Net change in deposits	29,369	88,281	27,424
Net change in demand notes payable to U.S. Treasury	964	(964)	-
Net change in securities sold under agreement to repurchase	(2,782)	(625)	9,917
Proceeds from FHLB borrowings	-	24,100	97,100
Repayments of FHLB borrowings	(7,000)	(24,100)	(107,600)
Proceeds from FRB borrowings	-	45,000	5,000
Repayments of FRB borrowings	-	(50,000)	-
Proceeds from issuance of Series A preferred stock	-	-	25,054
Restricted stock payout	12	-	-
Stock options exercised	-	-	44
Common stock repurchased	-	-	(1,126)
Cash dividends paid on Series A preferred stock	(1,253)	(1,120)	-
Cash dividends paid on common stock	(447)	(1,440)	(2,681)

Net cash provided by financing activities	18,863	79,132	53,132

Net change in cash and cash equivalent	(7,363)	3,411	(1,871)

Cash and cash equivalents at beginning of period	31,340	27,929	29,800

Cash and cash equivalents at end of period	$23,977	31,340	27,929

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows, continued

For the Years ended December 31, 2010, 2009 and 2008

(Dollars in thousands)

	2010	2009	2008

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$14,419	17,541	23,799
Income taxes	$1,700	2,230	4,166

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$1,838	(524)	1,411
Change in unrealized gain on derivative financial
instruments, net	$680	(2,095)	2,405
Transfer of loans to other real estate and repossessions	$9,105	6,067	4,539
Financed portion of sale of other real estate	$2,270	1,166	1,133
Accretion of Series A preferred stock	$141	126	-
Cumulative effect and resulting adjustment of
adoption of EITF 06-4	$-	(358)	467

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

Organization

Peoples Bancorp of North Carolina, Inc. (“Bancorp”) received regulatory approval to operate as a bank holding company on July 22, 1999, and became effective August 31, 1999.  Bancorp is primarily regulated by the Board of Governors of the Federal Reserve System, and serves as the one-bank holding company for Peoples Bank (the “Bank”).

The Bank commenced business in 1912 upon receipt of its banking charter from the North Carolina State Banking Commission (the “SBC”). The Bank is primarily regulated by the SBC and the Federal Deposit Insurance Corporation (the “FDIC”) and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln, Mecklenburg, Iredell, Union and Wake counties in North Carolina.

Peoples Investment Services, Inc. is a wholly owned subsidiary of the Bank and began operations in 1996 to provide investment and trust services through agreements with an outside party.

Real Estate Advisory Services, Inc. is a wholly owned subsidiary of the Bank and began operations in 1997 to provide real estate appraisal and property management services to individuals and commercial customers of the Bank.

Community Bank Real Estate Solutions, LLC is a wholly owned subsidiary of Bancorp and began operations in 2009 as a “clearing house” for appraisal services for community banks.  Other banks are able to contract with Community Bank Real Estate Solutions, LLC to find and engage appropriate appraisal companies in the area where property is located.

Principles of Consolidation
The consolidated financial statements include the financial statements of Peoples Bancorp of North Carolina, Inc. and its wholly owned subsidiaries, the Bank and Community Bank Real Estate Solutions, LLC, along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc. (collectively called the “Company”).  All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation
The accounting principles followed by the Company, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses and valuation of real estate acquired in connection with or in lieu of foreclosure on loans.

Cash and Cash Equivalents
Cash and due from banks, interest bearing deposits and federal funds sold are considered cash and cash equivalents for cash flow reporting purposes. Generally, federal funds are sold for one-day periods.

Investment Securities
The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2010 and 2009, the Company classified all of its investment securities as available for sale.

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders’ equity until realized.

Management evaluates investment securities for other-than-temporary impairment on an annual basis.  A decline in the market value of any investment below cost that is deemed other-than-temporary is charged to earnings for the decline in value deemed to be credit related and a new cost basis in the security is established.  The decline in value attributed to non-credit related factors is recognized in comprehensive income.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield.  Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments
Other investments include equity securities with no readily determinable fair value.  These investments are carried at cost.

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at lower of aggregate cost or market value.  The cost of mortgage loans held for sale approximates the market value.

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.   The recognition of certain loan origination fee income and certain loan origination costs is deferred when such loans are originated and amortized over the life of the loan.

Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected.

Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings and interest is recognized on a cash basis when such loans are placed on non-accrual status.

Allowance for Loan Losses
The allowance for loan losses reflects management's assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio.  The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses.  In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

•	the Bank’s loan loss experience;
•	the amount of past due and non-performing loans;
•	specific known risks;
•	the status and amount of other past due and non-performing assets;
•	underlying estimated values of collateral securing loans;
•	current and anticipated economic conditions; and
•	other factors which management believes affect the allowance for potential credit losses.

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment.  When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the appraised value of any underlying collateral.  Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.

The general allowance reflects reserves established under GAAP for collective loan impairment.  These reserves are based upon historical net charge-offs using the last three years’ experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends.

The unallocated allowance is determined through management’s assessment of probable losses that are in the portfolio but are not adequately captured by the other two components of the allowance, including consideration of current economic and business conditions and regulatory requirements. The unallocated allowance also reflects management’s acknowledgement of the imprecision and subjectivity that underlie the modeling of credit risk.  Due to the subjectivity involved in determining the overall allowance, including the unallocated portion, this unallocated portion may fluctuate from period to period based on management’s evaluation of the factors affecting the assumptions used in calculating the allowance.

Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Company’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in accordance with GAAP and in consideration of the current economic environment. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2010 as compared to the year ended December 31, 2009.   Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for loan losses. Such agencies may require adjustments to the allowances based on their judgments of information available to them at the time of their examinations.  Also, a loan review process further assists with evaluating credit quality and assessing potential performance issues.

Mortgage Banking Activities
Mortgage banking income represents net gains from the sale of mortgage loans and fees received from borrowers and loan investors related to the Company’s origination of single-family residential mortgage loans.

Mortgage servicing rights (“MSR's”) represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee.  MSRs are amortized over the period of estimated net servicing income and are periodically adjusted for actual prepayments of the underlying mortgage loans.  The Company recognized no servicing assets during 2010, 2009 and 2008.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $5.3 million, $6.6 million and $9.3 million at December 31, 2010, 2009 and 2008, respectively.

The Company originates certain fixed rate mortgage loans and commits these loans for sale.  The commitments to originate fixed rate mortgage loans and the commitments to sell these loans to a third party are both derivative contracts.  The fair value of these derivative contracts is immaterial and has no effect on the recorded amounts in the financial statements.

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs that do not improve or extend the useful life of the respective asset is charged to earnings as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

Buildings and improvements	10 - 50 years
Furniture and equipment	3 - 10 years

Foreclosed Assets
Foreclosed assets include all assets received in full or partial satisfaction of a loan and include real and personal property. Foreclosed assets are reported at fair value less estimated selling costs, and are  included in other assets on the balance sheet.  The balance of other real estate owned was $6.7 million and $4.0 million at December 31, 2010 and 2009, respectively.

Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the recognition of future tax benefits, such as net operating loss carryforwards, is required to the extent that the realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

The Company accounts for income taxes in accordance with income tax accounting guidance, FASB ASC 740, Income Taxes.  On January 1, 2007, the Company adopted the accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.  This guidance prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information.  A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met.  Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.  This guidance also provides disclosure guidelines for unrecognized tax benefits, interest and penalties.  The Company assessed the impact of this guidance and determined that it did not have a material impact on the Company’s financial position, results of operations or disclosures.

Derivative Financial Instruments and Hedging Activities
In the normal course of business, the Company enters into derivative contracts to manage interest rate risk by modifying the characteristics of the related balance sheet instruments in order to reduce the adverse effect of changes in interest rates. All derivative financial instruments are recorded at fair value in the financial statements.

On the date a derivative contract is entered into, the Company designates the derivative as a fair value hedge, a cash flow hedge, or a trading instrument. Changes in the fair value of instruments used as fair value hedges are accounted for in the earnings of the period simultaneous with accounting for the fair value change of the item being hedged. Changes in the fair value of the effective portion of cash flow hedges are accounted for in other comprehensive income rather than earnings. Changes in fair value of instruments that are not intended as a hedge are accounted for in the earnings of the period of the change.

If a derivative instrument designated as a fair value hedge is terminated or the hedge designation removed, the difference between a hedged item’s then carrying amount and its face amount is recognized into income over the original hedge period. Likewise, if a derivative instrument designated as a cash flow hedge is terminated or the hedge designation removed, related amounts accumulated in other accumulated comprehensive income are reclassified into earnings over the original hedge period during which the hedged item affects income.

The Company formally documents all hedging relationships, including an assessment that the derivative instruments are expected to be highly effective in offsetting the changes in fair values or cash flows of the hedged items.

Advertising Costs
Advertising costs are expensed as incurred.

Accumulated Other Comprehensive Income
At December 31, 2010, accumulated other comprehensive income consisted of net unrealized losses on securities available for sale of $8,000 and net unrealized gains on derivatives of $395,000.  At December 31, 2009, accumulated other comprehensive income consisted of net unrealized gains on securities available for sale of $1.8 million and net unrealized gains on derivatives of $1.1 million.

Stock-Based Compensation
The Company has an Omnibus Stock Ownership and Long Term Incentive Plan (the “1999 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees.  The 1999 Plan expired on May 13, 2009.

Under the Plan, the Company granted incentive stock options to certain eligible employees in order that they may purchase Company stock at a price equal to the fair market value on the date of the grant.  The options granted in 1999 vested over a five-year period.  Options granted subsequent to 1999 vest over a three-year period.

 All options expire after ten years.  A summary of the activity in the Plan is presented below:

Stock Option Activity
For the years ended December 31, 2010, 2009 and 2008

	Shares	Weighted Average Option Price Per Share	Weighted Average Remaining Contractual Term (in years)
Outstanding, December 31, 2007	192,725	$8.24

Granted during the period	-	$-
Forfeited during the period	(2,458)	$8.02
Exercised during the period	(5,322)	$8.26

Outstanding, December 31, 2008	184,945	$8.24

Granted during the period	-	$-
Expired during the period	(15,483)	$9.02
Exercised during the period	-	$-

Outstanding, December 31, 2009	169,462	$8.17

Granted during the period	-	$-
Expired during the period	(19,391)	$6.99
Exercised during the period	-	$-

Outstanding, December 31, 2010	150,071	$8.32	1.50

Exercisable, December 31, 2010	150,071	$8.32	1.50

Options outstanding at December 31, 2010 are exercisable at option prices ranging from $7.76 to $10.57.  As of December 31, 2010, the exercise price on options outstanding is more than the current market value; therefore, options outstanding as of December 31, 2010 have no intrinsic value.  Such options have a weighted average remaining contractual life of approximately two years.

The Company recognized compensation expense for employee stock options and restricted stock awards of $10,000, $4,000 and $12,000 for the years ended December 31, 2010, 2009 and 2008, respectively.  As of December 31, 2010 and 2009, there was no unrecognized compensation cost related to nonvested employee stock options.

No options were granted or exercised during the years ended December 31, 2010 and 2009.  The total intrinsic value (amount by which the fair market value of the underlying stock exceeds the exercise price of an option on exercise date) of options exercised during the year ended December 31, 2008 was $26,000.  Cash received from option exercises for the year ended December 31, 2008 was $44,000.  There were no tax deductions from options exercised for the year ended December 31, 2008.

The Company granted 3,000 shares of restricted stock in 2007 at a grant date fair value of $17.40 per share. The Company granted 1,750 shares of restricted stock at a grant date fair value of $12.80 per share during third quarter 2008 and 2,000 shares of restricted stock at a fair value of $11.37 per share during fourth quarter 2008. The

Company recognizes compensation expense on the restricted stock over the period of time the restrictions are in place (three years from the grant date for the grants to date).  The amount of expense recorded each period reflects the changes in the Company’s stock price during the period.  As of December 31, 2010 and 2009, there was $4,000 and $14,000 of total unrecognized compensation cost related to restricted stock grants, respectively, which is expected to be recognized over a period of three years.

The Company has a new Omnibus Stock Ownership and Long Term Incentive Plan, which was approved by shareholders’ on May 7, 2009 (the “2009 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees.  A total of 360,000 shares are currently reserved for possible issuance under the 2009 Plan.   All rights must be granted or awarded within ten years from the May 7, 2009 effective date of the 2009 Plan.  The Company has not granted any rights under this plan.

Net Earnings Per Share
Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2010, 2009 and 2008 are as follows:

For the year ended December 31, 2010:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$447	5,539,308	$0.08
Effect of dilutive securities:
Stock options	-	4,107
Diluted earnings per common share	$447	5,543,415	$0.08

For the year ended December 31, 2009:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$1,670	5,539,056	$0.30
Effect of dilutive securities:
Stock options	-	3,681
Diluted earnings per common share	$1,670	5,542,737	$0.30

For the year ended December 31, 2008:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$6,391	5,588,314	$1.14
Effect of dilutive securities:
Stock options	-	58,980
Diluted earnings per common share	$6,391	5,647,294	$1.13

Recent Accounting Pronouncements
In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements ("ASU No. 2010-06").  ASU No. 2010-06 amends Subtopic 820-10 to clarify existing disclosures, requires new disclosures, and includes conforming amendments to guidance on employers' disclosures about postretirement benefit plan assets.  ASU

No. 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years.  The adoption of ASU is not expected to have a material impact on the Company's results of operations, financial position or disclosures.

In February 2010, the FASB issued Accounting Standards Update No. 2010-09, Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements ("ASU No. 2010-09"). ASU No. 2010-09 removes some contradictions between the requirements of U.S. GAAP and the filing rules of the Securities and Exchange Commission ("SEC"). SEC filers are required to evaluate subsequent events through the date the financial statements are issued, and they are no longer required to disclose the date through which subsequent events have been evaluated. This guidance was effective upon issuance except for the use of the issued date for conduit debt obligors, and did not have a material impact on the Company's results of operations, financial position or disclosures.

In February 2010, the FASB issued Accounting Standards Update No. 2010-10, Consolidation: Amendments for Certain Investment Funds ("ASU No. 2010-10"). ASU No. 2010-10 indefinitely defers the effective date for certain investment funds resulting from the issuance of ASU No. 2009-17.   ASU No. 2010-10 also clarifies that (1) interests of related parties must be considered in determining whether fees paid to decision makers or service providers constitute a variable interest, and (2) a quantitative calculation should not be the only basis on which such determination is made. This guidance is effective as of the beginning of the first annual period beginning after November 15, 2009, and for interim periods within that first annual reporting period. The adoption of this ASU did not have a material impact on the Company's results of operations, financial position or disclosures.

In March 2010, the FASB issued Accounting Standards Update No. 2010-11, Derivatives and Hedging: Scope Exception Related to Embedded Credit Derivatives (“ASU No. 2010-11”). ASU No. 2010-11 clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements by resolving a potential ambiguity about the breadth of the embedded credit derivative scope exception with regard to some types of contracts, such as collateralized debt obligations ("CDO's") and synthetic CDO's. The scope exception will no longer apply to some contracts that contain an embedded credit derivative feature that transfers credit risk. The ASU is effective for fiscal quarters beginning after June 15, 2010.  The adoption of this ASU did not have a material impact on the Company's results of operations, financial position or disclosures.

In July 2010, the FASB issued Accounting Standards Update No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU No. 2010-20”). ASU No. 2010-20 expanded loan credit quality and allowance for loan losses disclosure requirements.  The ASU is effective for fiscal quarters ending on or after December 15, 2010. The adoption of this guidance did not have a material impact on the Company's results of operations or financial position; however, additional disclosures are required for this ASU.   See Note 3 – Loans.

In January 2011, the FASB issued Accounting Standards Update No. 2011-01, Deferral of the Effective date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20 (“ASU No. 2011-01”). ASU No. 2011-01 deferred the effective date of troubled debt restructurings disclosure requirements for public entities to be concurrent with the effective date of the guidance for determining what constitutes a troubled debt restructuring, as presented in proposed Accounting Standards Update, Receivables (Topic 310): Clarifications to Accounting for Troubled Debt Restructurings by Creditors.  The ASU is anticipated to be effective for interim and annual periods ending after June 15, 2011.  The adoption of this guidance is not expected to have a material impact on the Company's results of operations or financial position; however, additional disclosures will be required for this ASU.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's results of operations, financial position or disclosures.

(2)	Investment Securities

Investment securities available for sale at December 31, 2010 and 2009 are as follows:

(Dollars in thousands)
	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$137,811	2,119	569	139,361
U.S. government
sponsored enterprises	42,933	393	686	42,640
State and political subdivisions	89,486	793	2,450	87,829
Trust preferred securities	1,250	-	-	1,250
Equity securities	982	387	-	1,369

Total	$272,462	3,692	3,705	272,449

(Dollars in thousands)
	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$105,915	1,830	219	107,526
U.S. government
sponsored enterprises	40,259	934	51	41,142
State and political subdivisions	43,460	1,065	189	44,336
Trust preferred securities	1,250	-	-	1,250
Equity securities	1,233	-	372	861

Total	$192,117	3,829	831	195,115

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2010 and 2009 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2010
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$59,471	569	-	-	59,471	569
U.S. government
sponsored enterprises	24,123	686	-	-	24,123	686
State and political subdivisions	56,374	2,450	-	-	56,374	2,450

Total	$139,968	3,705	-	-	139,968	3,705

	December 31, 2009
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$16,970	219	-	-	16,970	219
U.S. government
sponsored enterprises	8,683	51	-	-	8,683	51
State and political subdivisions	9,249	182	153	7	9,402	189
Equity securities	-	-	861	372	861	372

Total	$34,902	452	1,014	379	35,916	831

At December 31, 2010, unrealized losses in the investment securities portfolio relating to debt securities totaled $3.7 million.  The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary.  From the December 31, 2010 tables above, 45 out of 124 securities issued by state and political subdivisions contained unrealized losses and 85 out of 157 securities issued by U.S. government sponsored enterprises, including mortgage-backed securities, contained unrealized losses.  These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other than temporary.   As part of its evaluation in 2010, the Company determined that the fair values of two equity securities were less than the original cost of the investments and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its original investments by $291,000.  The remaining fair value of the investments at December 31, 2010 was approximately $409,000.  Similarly, as part of its evaluation in 2009, the Company wrote down three equity securities by $723,000.  The remaining fair value of the investments at December 31, 2009 was $11,000.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2010, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)
	Amortized Cost	Estimated Fair Value

Due within one year	$3,679	3,711
Due from one to five years	53,288	53,330
Due from five to ten years	56,390	55,005
Due after ten years	20,312	19,673
Mortgage-backed securities	137,811	139,361
Equity securities	982	1,369

Total	$272,462	272,449

Proceeds from sales of securities available for sale during 2010 were $65.8 million and resulted in a gross gain of $3.3 million.  During 2009 and 2008, the proceeds from sales of securities available for sale were $30.7 million and $23.4 million, respectively and resulted in gross gains of $1.8 million and $160,000, respectively.

Securities with a fair value of approximately $75.5 million and $69.6 million at December 31, 2010 and 2009, respectively, were pledged to secure public deposits and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The table below presents the balance of securities available for sale and derivatives, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2010 and 2009.

(Dollars in thousands)
	Fair Value Measurements December 31, 2010	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$139,361	-	139,361	-
U.S. government
sponsored enterprises	$42,640	-	42,640	-
State and political subdivisions	$87,829	-	87,829	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,369	1,369	-	-
Mortgage loans held for sale	$3,814	-	3,814	-
Market value of derivatives (in other assets)	$648	-	648	-

(Dollars in thousands)
	Fair Value Measurements December 31, 2009	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$107,526	-	107,526	-
U.S. government
sponsored enterprises	$41,142	-	41,142	-
State and political subdivisions	$44,336	-	44,336	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$861	861	-	-
Mortgage loans held for sale	$2,840	-	2,840	-
Market value of derivatives (in other assets)	$1,762	-	1,762	-

Fair values of investment securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available.  If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.  Fair values of derivative instruments are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2010:

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$1,250
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales)	-
Transfers in and/or out of Level 3	-
Balance, end of period	$1,250

Change in unrealized gain/(loss) for assets still held in Level 3	$-

(3)	Loans

Major classifications of loans at December 31, 2010 and 2009 are summarized as follows:

(Dollars in thousands)
	2010	2009

Real Estate Loans
Construction and land development	$124,048	169,680
Single-family residential	287,307	281,686
Commercial	213,487	224,975
Multifamily and Farmland	6,456	6,302
Total real estate loans	631,298	682,643

Commercial loans (not secured by real estate)	60,994	67,487
Consumer loans (not secured by real estate)	11,500	12,943
All other loans (not secured by real estate)	22,368	14,983
Total loans	726,160	778,056

Less allowance for loan losses	15,493	15,413

Total net loans	$710,667	762,643

The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union and Wake counties of North Carolina.  Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market.

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
The following table presents an age analysis of past due loans, by loan type, as of December 31, 2010:

(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real Estate Loans
Construction and land development	$2,306	8,870	11,176	112,872	124,048	197
Single-family residential	19,377	5,936	25,313	261,994	287,307	-
Commercial	382	1,482	1,864	211,623	213,487	-
Multifamily and Farmland	-	-	-	6,456	6,456	-
Total real estate loans	22,065	16,288	38,353	592,945	631,298	197

Commercial loans (not secured by real estate)	1,098	720	1,818	59,176	60,994	13
Consumer loans (not secured by real estate)	98	13	111	11,389	11,500	-
All other loans (not secured by real estate)	-	-	-	22,368	22,368	-
Total loans	$23,261	17,021	40,282	685,878	726,160	210

The following table present the Company’s non-accrual loans as of December 31, 2010 and 2009:

(Dollars in thousands)
	2010	2009
Real Estate Loans		$
Construction and land development	22,916		4,787
Single-family residential	10,837		11,847
Commercial	5,351		4,519
Multifamily and Farmland	-		117
Total real estate loans	39,104		21,270

Commercial loans (not secured by real estate)	816		1,498
Consumer loans (not secured by real estate)	142		21
All other loans (not secured by real estate)	-		-
Total	$40,062		22,789

At each reporting period, the Company determines which loans are impaired.  Accordingly, the Company’s impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan, which is generally collateral-dependent, is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by third-party valuation specialists.  Factors including the assumptions and techniques utilized by the appraiser are considered by management.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.  No interest income is recognized on impaired loans subsequent to their classification as impaired.

                The following table presents the Company’s impaired loans as of December 31, 2010:

(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Impairment	Related Allowance	Average Recorded Impairment
Real Estate Loans				$-
Construction and land development	31,346	20,787	2,130	22,916	1,055	18,767
Single-family residential	12,376	9,847	990	10,837	168	12,573
Commercial	6,018	4,991	359	5,351	148	4,769
Multifamily and Farmland	-	-	-	-	-	27
Total impaired real estate loans	49,740	35,625	3,479	39,104	1,371	36,136

Commercial loans (not secured by real estate)	1,243	811	5	816	5	1,479
Consumer loans (not secured by real estate)	152	142	-	142	-	79
All other loans (not secured by real estate)	-	-	-	-		-
Total impaired loans	$51,135	36,578	3,484	40,062	1,376	37,694

The Company’s December 31, 2010 and 2009 fair value measurement for impaired loans and other real estate is presented below:

(Dollars in thousands)
	Fair Value Measurements December 31, 2010	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2010
Impaired loans	$40,062	-	26,798	13,264	(10,591)
Other real estate	$6,673	-	6,673	-	(340)

	Fair Value Measurements December 31, 2009	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2009
Impaired loans	$22,789	-	14,174	8,615	(1,924)
Other real estate	$3,997	-	3,997	-	(100)

Changes in the allowance for loan losses were as follows:

(Dollars in thousands)
	2010	2009	2008

Balance at beginning of year	$15,413	11,025	9,103
Amounts charged off	(16,911)	(6,670)	(3,147)
Recoveries on amounts previously charged off	553	523	275
Provision for loan losses	16,438	10,535	4,794

Balance at end of year	$15,493	15,413	11,025

The Company utilizes an internal risk grading matrix to assign a risk grade to each of its loans.  Loans are graded on a scale of 1 to 9.  A description of the general characteristics of the nine risk grades is as follows:

•
Risk Grade 1 – Excellent Quality: Loans are well above average quality and a minimal amount of credit risk exists.  CD or cash secured loans or properly margined actively traded stock or bond secured loans would fall in this grade.

•
Risk Grade 2 – High Quality: Loans are of good quality with risk levels well within the Bank's range of acceptability.  The company or individual is established with a history of successful performance though somewhat susceptible to economic changes.

•
Risk Grade 3 – Good Quality: Loans of average quality with risk levels within the Bank's range of acceptability but higher than normal. This may be a new company or an existing company in a transitional phase (e.g. expansion, acquisition, market change).

•
Risk Grade 4 – Management Attention: These loans have very high risk and servicing needs but still are acceptable. Evidence of marginal performance or deteriorating trends are evident.  These are not problem credits presently, but may be in the future if the borrower is unable to change its present course.

•
Risk Grade 5 – Watch: These loans are currently performing satisfactorily, but there are potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Bank’s position at some future date.  This frequently results from deviating from prudent lending practices, for instance over-advancing on collateral.

•
Risk Grade 6 – Substandard: A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or the collateral pledged (if there is any).  There is a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  There is a distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•
Risk Grade 7 – Low Substandard: These loans have the general characteristics of a Grade 6 Substandard loan, with heightened potential concerns.  The exact amount of loss is not yet known because neither the liquidation value of the collateral nor the borrower’s predicted repayment ability is known with confidence.

•
Risk Grade 8 – Doubtful: Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable.  Doubtful is a temporary grade where a loss is expected but is presently not quantified with any degree of accuracy. Once the loss position is determined, the amount is charged off.

•
Risk Grade 9 – Loss: Loans classified Loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted.  This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be effected in the future.  Loss is a temporary grade until the appropriate authority is obtained to charge the loan off.

The following table presents weighted average risk grades and balances of the total loan portfolio, along with balances of classified loans, by loan type as of December 31, 2010.  Classified loans include loans in risk grades 6, 7, 8 and 9.

(Dollars in thousands)
	Weighted Average Risk Grade of Loans Outstanding	Loans Outstanding	Classified Loans
Real Estate Loans
Construction and land development	4.19	$124,048	29,890
Single-family residential	2.97	287,307	15,859
Commercial	3.33	213,487	12,965
Multifamily and Farmland	2.83	6,456	223
Total real estate loans		631,298	58,936

Commercial loans (not secured by real estate)	3.09	60,994	1,710
Consumer loans (not secured by real estate)	2.48	11,500	151
All other loans (not secured by real estate)	2.77	22,368	-
Total loans		$726,160	60,797

At December 31, 2010, troubled debt restructured (“TDR”) loans amounted to $56.7 million, including $10.0 million in performing TDR loans.  The terms of these loans have been renegotiated to provide a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  At December 31, 2009, TDR loans amounted to $9.2 million, including $3.8 million in performing TDR loans.   The increase in TDR loans at December 31, 2010 compared to December 31, 2009 is primarily due to the classification of all non-accrual loans as TDR as of December 31, 2010.

The following table presents an analysis of TDR loans by loan type as of December 31, 2010.

(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real Estate Loans			$
Construction and land development	47	$27,901		23,121
Single-family residential	221	26,808		25,296
Commercial	17	8,155		6,243
Multifamily and Farmland	1	322		223
Total real estate TDR loans	286	63,186		54,883

Commercial loans (not secured by real estate)	26	6,196		1,719
Consumer loans (not secured by real estate)	12	148		142
All other loans (not secured by real estate)	-	-		-
Total TDR loans	324	$69,530		56,744

(4)	Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

(Dollars in thousands)
	2010	2009

Land	$3,581	3,581
Buildings and improvements	14,759	14,737
Furniture and equipment	15,575	18,624

Total premises and equipment	33,915	36,942

Less accumulated depreciation	16,581	18,995

Total net premises and equipment	$17,334	17,947

Depreciation expense was approximately $2.1 million for the year ended December 31, 2010.  The Company recognized approximately $1.9 and $1.8 million in depreciation expense for the years ended December 31, 2009 and 2008.

(5)	Time Deposits

At December 31, 2010, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)

2011	$243,332
2012	114,459
2013	23,140
2014	2,255
2015 and thereafter	8,223

Total	$391,409

At December 31, 2010 and 2009, the Company has approximately $87.4 million and $84.0 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service (CDARS) on behalf of local customers.  CDARS balances totaled $53.0 million and $49.4 million as of December 31, 2010 and 2009, respectively.  The weighted average rate of brokered deposits as of December 31, 2010 and 2009 was 1.20% and 1.90%, respectively.

(6)	Federal Home Loan Bank and Federal Reserve Bank Borrowings

The Bank has borrowings from the Federal Home Loan Bank of Atlanta (“FHLB”) with monthly or quarterly interest payments at December 31, 2010.  The FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns.  At December 31, 2010, the carrying value of loans pledged as collateral totaled approximately $153.8 million.  As additional collateral, the Bank has pledged securities to the FHLB.  At December 31, 2010, the market value of securities pledged to the FHLB totaled $10.0 million.

Borrowings from the FHLB outstanding at December 31, 2010 consist of the following:

(Dollars in thousands)

Maturity Date	Call Date	Rate	Rate Type	Amount

June 24, 2015	N/A	3.710%	Convertible	$5,000

March 25, 2019	N/A	4.260%	Convertible	5,000

March 31, 2016	March 31, 2009 and every	4.620%	Convertible	5,000
	three months thereafter

October 5, 2016	N/A	4.450%	Convertible	5,000

January 30, 2017	October 30, 2008 and every
	three months thereafter	4.500%	Convertible	5,000

June 8, 2017	December 8, 2008 and every	4.713%	Convertible	15,000
	three months thereafter

July 11, 2017	January 11, 2008 and every	4.440%	Convertible	5,000
	three months thereafter

July 24, 2017	April 24, 2008 and every	4.420%	Convertible	5,000
	month thereafter

November 12, 2014	N/A	2.230%	Fixed Rate Hybrid	5,000

November 13, 2017	N/A	4.260%	Fixed Rate Hybrid	15,000

				$70,000

The FHLB has the option to convert $50.0 million of the total advances to a floating rate and, if converted, the Bank may repay advances without a prepayment fee.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. At December 31, 2010 and 2009, the Bank owned FHLB stock amounting to $4.9 million and $5.5 million, respectively.

As of December 31, 2010 and 2009, the Bank had no borrowings from the Federal Reserve Bank (“FRB”).  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2010, the carrying value of loans pledged as collateral totaled approximately $348.9 million.

(7)	Junior Subordinated Debentures

In June 2006, the Company formed a second wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used to repay in December 2006 the trust preferred securities issued by PEBK Trust in December 2001 and for general purposes.  The debentures represent the sole asset of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

The trust preferred securities issued by PEBK Trust II accrue and pay quarterly at a floating rate of three-month LIBOR plus 163 basis points.  The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust II has funds with which to make the distributions and other payments.  The net combined effect of all the documents entered into in connection with the trust preferred securities is that the Company is liable to make the distributions and other payments required on the trust preferred securities.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture.  The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, on or after June 28, 2011.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

(8)	Income Taxes

The provision for income taxes in summarized as follows:

(Dollars in thousands)
	2010	2009	2008
Current	$512	3,059	3,698
Deferred	(523)	(1,720)	(485)
Total	$(11)	1,339	3,213

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2010	2009	2008
Pre-tax income at statutory rates (34%)	$622	1,447	3,265
Differences:
Tax exempt interest income	(721)	(429)	(313)
Nondeductible interest and other expense	58	38	60
Cash surrender value of life insurance	(87)	(89)	(83)
State taxes, net of federal benefits	(8)	100	257
Nondeductible capital losses	99	234	-
Other, net	26	38	27
Total	$(11)	1,339	3,213

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.  The net deferred tax asset is included as a component of other assets at December 31, 2010 and 2009.

(Dollars in thousands)
	2010	2009
Deferred tax assets:
Allowance for loan losses	$5,973	5,942
Amortizable intangible assets	-	11
Accrued retirement expense	1,086	987
Income from non-accrual loans	43	14
Other	507	112
Total gross deferred tax assets	7,609	7,066

Deferred tax liabilities:
Deferred loan fees	1,259	1,404
Premises and equipment	493	328
Unrealized gain (loss) on available for sale securities	(5)	1,168
Unrealized gain on cash flow hedges	252	686
Total gross deferred tax liabilities	1,999	3,586
Net deferred tax asset	$5,610	3,480

(9)           Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2010:

(Dollars in thousands)

Beginning balance	$5,940
New loans	7,517
Repayments	7,409

Ending balance	$6,048

At December 31, 2010 and 2009, the Company had deposit relationships with related parties of approximately $15.4 million and $17.2 million, respectively.

(10)	Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2010 are as follows:

(Dollars in thousands)

Year ending December 31,
2011	$600
2012	471
2013	256
2014	242
2015	211
Thereafter	1,440

Total minimum obligation	$3,220

Total rent expense was approximately $815,000, $922,000 and $1.0 million for 2010, 2009 and 2008, respectively.

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees.  Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.  The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2010	2009
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$137,015	140,207

Standby letters of credit and financial guarantees written	$3,590	3,302

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $140.6 million does not necessarily represent future cash requirements.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses in the Company’s delineated market area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds real estate, equipment, automobiles and customer deposits as collateral supporting those commitments for which collateral is deemed necessary.

In the normal course of business, the Company is a party (both as plaintiff and defendant) to a number of lawsuits. In the opinion of management and counsel, none of these cases should have a material adverse effect on the financial position of the Bank or the Company.

The Company has employment agreements with certain key employees. The agreements, among other things, include salary, bonus, incentive stock option, and change in control provisions.

The Company has $55.5 million available for the purchase of overnight federal funds from five correspondent financial institutions.

(11)	Derivative Financial Instruments and Hedging Transactions

Accounting Policy for Derivative Instruments and Hedging Activities
The disclosure requirements for derivatives and hedging activities have the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  The disclosure requirements include qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

The Company records all derivatives on the balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.  The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

Risk Management Objective of Using Derivatives
The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.  As of December 31, 2010, the Company had a cash flow hedge with a notional amount of $50.0 million.  This derivative instrument consists of one interest rate swap contract.

Fair Values of Derivative Instruments on the Balance Sheet
The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Balance Sheet as of December 31, 2010 and 2009.

(Dollars in thousands)
Asset Derivatives
	As of December 31, 2010		As of December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate derivative contracts	Other assets	$ 648	Other assets	$ 1,762

Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to add stability to interest income and expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and floors as part of its interest rate risk management strategy.  For hedges of the Company’s variable-rate loan assets, interest rate swaps designated as cash flow hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for the Company making variable-rate payments over the life of the agreements without exchange of the underlying notional amount.  For hedges of the Company’s variable-rate loan assets, the interest rate floors designated as a cash flow hedge involves the receipt of variable-rate amounts from a counterparty if interest rates fall below the strike rate on the contract in exchange for an up front premium.  As of December 31, 2010, the Company had one interest rate swap with a notional amount of $50.0 million that was designated as a cash flow hedge of interest rate risk.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.  During 2010, 2009 and 2008, such derivatives were used to hedge the variable cash inflows associated with existing pools of prime-based loan assets.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.  The Company recognized hedge ineffectiveness gains of $1,000 in earnings during the year ended December 31, 2009.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest income or expense as interest payments are received/made on the Company’s variable-rate assets/liabilities. During the next twelve months, the Company estimates that $648,000 will be reclassified as an increase to interest income.

Effect of Derivative Instruments on the Income Statement

The table below presents the effect of the Company’s derivative financial instruments on the Income Statement for the years ended December 31, 2010 and 2009.

(Dollars in thousands)

	Amount of Gain (Loss) Recognized in OCI on Derivatives		Location of Gain (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income
	Years ended December 31,			Years ended December 31,
	2010	2009		2010	2009
Interest rate derivative contracts	$ 404	$ 434	Interest income	$ 1,518	$ 3,114
			Non-interest income	-	$ 46

(12)	Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under this plan, the Company matched employee contributions to a maximum of 2.50% of annual compensation for 2010 and 5.00% of annual compensation for 2009 and 2008. The Company’s contribution pursuant to this formula was approximately $208,000, $482,000 and $483,000 for the years 2010, 2009 and 2008, respectively. Investments of the plan are determined by the compensation committee consisting of selected outside directors and senior executive officers. No investments in Company stock have been made by the plan. The vesting schedule for the plan begins at 20 percent after two years of employment and graduates 20 percent each year until reaching 100 percent after six years of employment.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries.  Under the plan, the Company purchased life insurance contracts on the lives of the key officers and each director.  The increase in cash surrender value of the contracts constitutes the Company’s contribution to the plan each year.  Plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to this plan were approximately $279,000, $609,000 and $365,000 during 2010, 2009 and 2008, respectively.

The Company is currently paying medical benefits for certain retired employees. Postretirement benefits expense, including amortization of the transition obligation, as applicable, was approximately $23,000 for the years ended December 31, 2010, 2009 and 2008.

The following table sets forth the change in the accumulated benefit obligation for the Company’s two postretirement benefit plans described above:

(Dollars in thousands)
	2010	2009

Benefit obligation at beginning of period	$2,355	1,779
Service cost	244	500
Interest cost	53	105
Benefits paid	(45)	(29)

Benefit obligation at end of period	$2,607	2,355

The amounts recognized in the Company’s consolidated balance sheet as of December 31, 2010 and 2009 are shown in the following two tables:

(Dollars in thousands)
	2010	2009

Benefit obligation	$2,607	2,355
Fair value of plan assets	-	-

(Dollars in thousands)
	2010	2009

Funded status	$(2,607)	(2,355)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(2,607)	(2,355)

Unfunded accrued liability	$(2,607)	(2,355)
Intangible assets	-	-

Net amount recognized	$(2,607)	(2,355)

Net periodic benefit cost of the Company’s two post retirement benefit plans for the years ended December 31, 2010 and 2009 consisted of the following:

(Dollars in thousands)
	2010	2009

Service cost	$244	500
Interest cost	53	105

Net periodic cost	$297	605

Weighted average discount rate assumption used to
determine benefit obligation	6.65%	6.66%

During the year ended December 31, 2010, the Company paid benefits totaling $45,000.  Information about the expected benefit payments for the Company’s two postretirement benefit plans is as follows:

(Dollars in thousands)

Year ending December 31,
2011	$54
2012	$62
2013	$199
2014	$222
2015	$252
Thereafter	$9,108

Relating to the post retirement benefit plan, the Company is required to recognize an obligation for either the present value of the entire promised death benefit or the annual “cost of insurance” required to keep the policy in force during the post-retirement years.  The Company made a $467,000 reduction to retained earnings in 2008 pursuant to the guidance of the pronouncement to record the portion of this benefit earned by participants prior to adoption of this pronouncement.   In 2009, the Company made a $358,000 addition to retained earnings to reflect an adjustment of the cumulative effect due to policy amendments to the individual split-dollar plans implemented during 2009.

Members of the Board of Directors are eligible to participate in the Company’s Omnibus Stock Ownership and Long Term Incentive Plan (the “Stock Benefits Plan”).  Each director was awarded 9,737 book value shares (adjusted for stock dividends and stock splits) under the Stock Benefits Plan.  The book value of the shares awarded ranged from $6.31 to $8.64.  All book value shares were fully vested on May 6, 2009 and were exercised in 2009.  The Company did not record any expenses associated with this plan in 2010.  The Company recorded expenses of approximately $59,000 and $136,000 associated with the benefits of this plan in the years ended December 31, 2009, and 2008, respectively.

A summary of book value shares activity under the Stock Benefits Plan for the years ended December 31, 2010, 2009 and 2008 is presented below.

	2010		2009		2008
	Shares	Weighted Average Price of Book Value Shares	Shares	Weighted Average Price of Book Value Shares	Shares	Weighted Average Price of Book Value Shares
Outstanding, beginning of period	-	$-	97,377	$7.38	97,377	$7.38
Exercised during the period	-	$-	(97,377)	$7.38	-	$-

Outstanding, end of period	-	$-	-	$-	97,377	$7.38

Number of shares exercisable	-	$-	-	$-	89,580	$7.27

The Company has a new Omnibus Stock Ownership and Long Term Incentive Plan, which was approved by shareholders’ on May 7, 2009 (the “2009 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees.  A total of 360,000 shares are currently reserved for possible issuance under the 2009 Plan.   All rights must be granted or awarded within ten years from the May 7, 2009 effective date of the 2009 Plan.  The Company has not granted any rights under this plan.

(13)	Regulatory Matters

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2010, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2010, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2010:

Total Capital (to Risk-Weighted Assets)
Consolidated	$126,912	15.51%	65,455	8.00%	N/A	N/A
Bank	$107,294	13.15%	65,291	8.00%	81,614	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$116,470	14.24%	32,728	4.00%	N/A	N/A
Bank	$96,853	11.87%	32,646	4.00%	48,968	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$116,470	10.70%	43,533	4.00%	N/A	N/A
Bank	$96,853	8.91%	43,491	4.00%	54,363	5.00%

As of December 31, 2009:

Total Capital (to Risk-Weighted Assets)
Consolidated	$126,689	15.00%	67,586	8.00%	N/A	N/A
Bank	$105,217	12.48%	67,444	8.00%	84,305	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$116,091	13.74%	33,793	4.00%	N/A	N/A
Bank	$94,619	11.22%	33,722	4.00%	50,583	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$116,091	11.42%	40,650	4.00%	N/A	N/A
Bank	$94,619	9.33%	40,581	4.00%	50,726	5.00%

(14)	Shareholders’ Equity

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

On December 23, 2008, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with the United States Treasury (the “UST”).  Under the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and a warrant to purchase 357,234 shares of common stock associated with the Company’s participation in the UST’s Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”).  Proceeds from this issuance of preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  As of December 31, 2010, the Company has accreted a total of $266,000 of the discount related to the Series A preferred stock.  The Company paid dividends of $1.3 million on the Series A preferred stock during 2010 and cumulative undeclared dividends at December 31, 2010 were $157,000.

The Series A preferred stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series A preferred stock may be redeemed at the stated amount of $1,000 per share plus any accrued and unpaid dividends.  Under the terms of the original Purchase Agreement, the Company could not redeem the preferred shares until December 23, 2011 unless the total amount of the issuance, $25.1 million, was replaced with the same amount of other forms of capital that would qualify as Tier 1 capital.  However, with the enactment of the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Company can now redeem the preferred shares at any time, if approved by the Company’s primary regulator.  The Series A preferred stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series A preferred stock.

The exercise price of the warrant is $10.52 per common share and it is exercisable at anytime on or before December 18, 2018.

The Company is subject to the following restrictions while the Series A preferred stock is outstanding: 1) UST approval is required for the Company to repurchase shares of outstanding common stock; 2) the full dividend for the latest completed CPP dividend period must be declared and paid in full before dividends may be paid to common shareholders; 3) UST approval is required for any increase in common dividends per share above the last quarterly dividend of $0.12 per share paid prior to December 23, 2008; and 4) the Company may not take tax deductions for any senior executive officer whose compensation is above $500,000.  There were additional restrictions on executive compensation added in the ARRA for companies participating in the TARP, including participants in the CPP.

The Board of Directors of the Bank may declare a dividend of all of its retained earnings as it may deem appropriate, subject to the requirements of the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 2010, this amount was approximately $43.6 million.

(15)	Other Operating Expense

Other operating expense for the years ended December 31 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2010	2009	2008
Advertising	$714	860	1,076
FDIC insurance	$1,434	1,766	547
Visa debit card expense	$606	1,064	761
Telephone	$629	616	476

(16)	Fair Value of Financial Instruments

The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination, or issuance.

Cash and Cash Equivalents
For cash, due from banks and interest bearing deposits, the carrying amount is a reasonable estimate of fair value.

Certificates of Deposit
The carrying amount of certificates of deposits is a reasonable estimate of fair value.

Investment Securities Available for Sale
Fair values for investment securities are based on quoted market prices.

Other Investments
For other investments, the carrying value is a reasonable estimate of fair value.

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at lower of aggregate cost or market value.  The cost of mortgage loans held for sale approximates the market value.

Loans
The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Cash Surrender Value of Life Insurance
For cash surrender value of life insurance, the carrying value is a reasonable estimate of fair value.

Derivative Instruments
For derivative instruments, fair value is estimated as the amount that the Company would receive or pay to terminate the contracts at the reporting date, taking into account the current unrealized gains or losses on open contracts.

Deposits and Demand Notes Payable
The fair value of demand deposits, interest-bearing demand deposits, savings, and demand notes payable to U.S. Treasury is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Securities Sold Under Agreements to Repurchase
For securities sold under agreements to repurchase, the carrying value is a reasonable estimate of fair value.

FHLB Borrowings
The fair value of FHLB borrowings is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.

Junior Subordinated Debentures
Because the Company’s junior subordinated debentures were issued at a floating rate, the carrying amount is a reasonable estimate of fair value.

Commitments to Extend Credit and Standby Letters of Credit
Commitments to extend credit and standby letters of credit are generally short-term and at variable interest rates. Therefore, both the carrying value and estimated fair value associated with these instruments are immaterial.

Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2010 and 2009 are as follows:

	December 31, 2010		December 31, 2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(dollars in thousands)

Assets:
Cash and cash equivalents	$23,977	23,977	31,340	31,340
Certificates of deposit	$735	735	3,345	3,345
Investment securities available for sale	$272,449	272,449	195,115	195,115
Other investments	$5,761	5,761	6,346	6,346
Mortgage loans held for sale	$3,814	3,814	2,840	2,840
Loans, net	$710,667	710,880	762,643	763,939
Cash surrender value of life insurance	$7,539	7,539	7,282	7,282
Derivative instruments	$648	648	1,762	1,762

Liabilities:
Deposits and demand notes payable	$840,312	839,379	809,979	809,717
Securities sold under agreements
to repurchase	$34,094	34,094	36,876	36,876
FHLB borrowings	$70,000	79,950	77,000	86,680
Junior subordinated debentures	$20,619	20,619	20,619	20,619

(17)	Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2010 and 2009
(Dollars in thousands)

Assets	2010	2009

Cash	$425	300
Interest-bearing time deposit	17,000	19,000
Investment in subsidiaries	98,164	98,455
Investment securities available for sale	1,659	1,668
Other assets	393	437

Total assets	$117,641	119,860

Liabilities and Shareholders' Equity

Accrued expenses	$164	18
Junior subordinated debentures	20,619	20,619
Shareholders' equity	96,858	99,223

Total liabilities and shareholders' equity	$117,641	119,860

Statements of Earnings

For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands)

Revenues:	2010	2009	2008

Dividends from subsidiaries	$-	-	1,929
Interest and dividend income	311	454	443
Loss on sale of securities	(291)	(149)	(327)

Total revenues	20	305	2,045

Expenses:

Interest	411	546	1,016
Other operating expenses	191	230	244

Total expenses	602	776	1,260

(Loss) earnings before income tax benefit and equity in
undistributed earnings of subsidiaries	(582)	(471)	785

Income tax benefit	24	84	389

(Loss) earnings before equity in undistributed
earnings of subsidiaries	(558)	(387)	1,174

Equity in undistributed earnings of subsidiaries	2,399	3,303	5,217

Net earnings	$1,841	2,916	6,391

Statements of Cash Flows

For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands)

	2010	2009	2008
Cash flows from operating activities:

Net earnings	$1,841	2,916	6,391
Adjustments to reconcile net earnings to net
cash (used) provided by operating activities:
Book value shares accrual	-	(720)	136
Equity in undistributed earnings of subsidiaries	(2,399)	(3,303)	(5,217)
Deferred income tax benefit	-	278	(53)
Loss on sale of investment securities	291	149	327
Change in:
Other assets	(66)	(319)	(3)
Accrued income	-	17	(17)
Accrued expense	147	252	15

Net cash (used) provided by operating activities	(186)	(730)	1,579

Cash flows from investing activities:

Purchases of investment securities available for sale	(36,000)	(15,000)	(1,000)
Proceeds from maturities of investment securities available for sale	36,000	15,000	-
Proceeds from sales of investment securities available for sale	-	-	3
Net change in interest-bearing time deposit	2,000	(14,000)	3,000
Payments for investments in subsidiaries	-	(8,010)	-

Net cash provided (used) by investing activities	2,000	(22,010)	2,003

Cash flows from financing activities:

Proceeds from issuance of Series A preferred stock	-	-	25,054
Cash dividends paid on Series A preferred stock	(1,253)	(1,120)	-
Cash dividends paid on common stock	(448)	(1,440)	(2,680)
Common stock repurchased	-	-	(1,126)
Restricted stock payout	12
Proceeds from exercise of stock options	-	-	44

Net cash (used) provided by financing activities	(1,689)	(2,560)	21,292

Net change in cash	125	(25,300)	24,874

Cash at beginning of year	300	25,600	726

Cash at end of year	$425	300	25,600

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$(172)	3	(142)

DIRECTORS AND OFFICERS OF THE COMPANY

DIRECTORS

Robert C. Abernethy – Chairman
Chairman of the Board, Peoples Bancorp of North Carolina, Inc. and Peoples Bank;
President, Secretary and Treasurer, Carolina Glove Company, Inc. (glove manufacturer)
Secretary and Assistant Treasurer, Midstate Contractors, Inc. (paving company)

James S. Abernethy
Vice President, Carolina Glove Company, Inc. (glove manufacturer)
President and Assistant Secretary, Midstate Contractors, Inc. (paving company)
Vice President, Secretary and Chairman of the Board of Directors, Alexander Railroad Company

Douglas S. Howard
Owner, Howard Ventures (asset management firm)
Secretary and Treasurer, Denver Equipment of Charlotte, Inc.

John W. Lineberger, Jr.
President, Lincoln Bonded Warehouse Company (commercial warehousing facility)

Gary E. Matthews
President and Director, Matthews Construction Company, Inc. (general contractor)

Billy L. Price, Jr. MD
Managing Partner and Practitioner of Internal Medicine, Catawba Valley Internal Medicine, PA

Larry E. Robinson
President and Chief Executive Officer, The Blue Ridge Distributing Co., Inc. (beer and wine distributor)
Partner and Chief Operating Officer, United Beverages of North Carolina, LLC (beer distributor)

William Gregory (Greg) Terry
Executive Vice President, Drum & Willis-Reynolds Funeral Homes and Crematory

Dan Ray Timmerman, Sr.
President and Chief Executive Officer, Timmerman Manufacturing, Inc. (wrought iron furniture, railings and gates manufacturer)

Benjamin I. Zachary
President, Treasurer, General Manager and Director, Alexander Railroad Company

OFFICERS

Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President, Chief Financial Officer and Corporate Treasurer

Joseph F. Beaman, Jr.
Executive Vice President and Corporate Secretary

Lance A. Sellers
Executive Vice President and Assistant Corporate Secretary

William D. Cable, Sr.
Executive Vice President and Assistant Corporate Treasurer

See proxy card 1 below.

X PLEASE MARK VOTES AS IN THIS EXAMPLE

# REVOCABLE PROXY
# PEOPLES BANCORP OF NORTH CAROLINA, INC.

## Annual Meeting of Shareholders
## May 5, 2011 11:00 a.m.
## (Solicited on behalf of the Board of Directors)

The undersigned holder of Common Stock of Peoples Bancorp of North Carolina, Inc. (the "Company"), revoking all proxies heretofore given, hereby constitutes and appoints the official proxy committee of the Company, comprised of all of the members of the Board of Directors of the Company, each with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the 2011 Annual Meeting of Shareholders of Peoples Bancorp of North Carolina, Inc. (the "Meeting") to be held at the Catawba Country Club, 1154 Country Club Road, Newton, North Carolina, on May 5, 2011 at 11:00 A.M., Eastern Time, and at any adjournments or postponements thereof.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

| | For | With-hold | For All Except |
|---|---|---|---|
| 1. The approval of the election of the following named directors: | ☐ | ☐ | ☐ |

James S. Abernethy, Robert C. Abernethy, Douglas S. Howard, John W. Lineberger, Jr., Gary E. Matthews, Billy L. Price, Jr., M.D., Larry E. Robinson, William Gregory Terry, Dan Ray Timmerman, Sr., Benjamin I. Zachary, to serve as directors until the 2012 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

**INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.**

________________________________________

| | For | Against | Abstain |
|---|---|---|---|
| 2. Approve the compensation of the Company's executive officers (advisory vote). | ☐ | ☐ | ☐ |
| 3. The ratification and approval of the appointment of Porter Keadle Moore, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011. | ☐ | ☐ | ☐ |

The proxy committee of the Company is authorized to vote in their discretion upon such other matters as may properly come before the Meeting.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted (i) FOR each nominee listed above; (ii) FOR approval of the compensation of the Company's executive officers, and (iii) FOR the ratification and approval of the appointment of Porter Keadle Moore, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011 and in accordance with the discretion of the proxy committee of the Company on such other matters as may properly come before the Meeting. If instructions are given with respect to one but not all proposals, such instructions as are given will be followed and the proxy will be voted as indicated above on the proposal(s) for which no instructions are given.

Signature(s) should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title.

**Detach above card, sign, date and mail in postage paid envelope provided.**

## PEOPLES BANCORP OF NORTH CAROLINA, INC.

**THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS**

The above signed hereby acknowledges receipt of the Notice of Meeting and Proxy Statement each dated April 5, 2011, relating to the Meeting and hereby revokes any proxy or proxies heretofore given.

Each properly executed proxy will be voted in accordance with the specifications made above and in the discretion of the proxy committee of the Company on any other matter that may come before the Meeting. Where no choice is specified, this proxy will be voted (i) FOR all listed nominees to serve as directors, (ii) FOR approval of the compensation of the Company's executive officers and (iii) FOR the ratification and approval of the appointment of Porter Keadle Moore, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011.

**PLEASE ACT PROMPTLY**
**SIGN, DATE & MAIL YOUR PROXY CARD TODAY**

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

4789

See proxy card 2 page 1 below.

**REVOCABLE PROXY**

# Peoples Bancorp of North Carolina, Inc.

**ANNUAL MEETING OF SHAREHOLDERS**
**May 5, 2011**
**11:00 a.m., Eastern Time**

## THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Common Stock of Peoples Bancorp of North Carolina, Inc. (the "Company"), revoking all proxies heretofore given, hereby constitutes and appoints the official proxy committee of the Company, comprised of all of the members of the Board of Directors of the Company, each with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the 2011 Annual Meeting of Shareholders of Peoples Bancorp of North Carolina, Inc. (the "Meeting") to be held at the Catawba Country Club, 1154 Country Club Road, Newton, North Carolina, on May 5, 2011 at 11:00 a.m., Eastern Time, and at any adjournments or postponements thereof.

Signature(s) should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title.

The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement each dated April 5, 2011, relating to the Meeting and hereby revokes any proxy or proxies heretofore given.

Each properly executed proxy will be voted in accordance with the specifications made above and in the discretion of the proxy committee of the Company on any other matter that may come before the Meeting. Where no choice is specified, this proxy will be voted (i) FOR all listed nominees to serve as directors, (ii) FOR approval of the compensation of the Company's executive officers and (iii) FOR the ratification and approval of the appointment of Porter Keadle Moore, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011.

**PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.**

*(Continued, and to be marked, dated and signed, on the other side)*

**FOLD AND DETACH HERE**

---

**PEOPLES BANCORP OF NORTH CAROLINA, INC. — ANNUAL MEETING, MAY 5, 2011**

# YOUR VOTE IS IMPORTANT!

**Proxy Materials are available on-line at:**

**You can vote in one of three ways:**

1. Call **toll free 1-866-205-9031** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

***or***

2. Via the Internet at **https://www.proxyvotenow.com/pebk** and follow the instructions.

***or***

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

## PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

4789

See proxy card 2 page 2 below.

X PLEASE MARK VOTES AS IN THIS EXAMPLE

# REVOCABLE PROXY
## Peoples Bancorp of North Carolina, Inc.

Annual Meeting of Shareholders
MAY 5, 2011

| | For | With-hold | For All Except |
|---|---|---|---|
| 1. The approval of the election of the following named directors to serve as directors until the 2012 Annual Meeting of Shareholders or until their successors are duly elected and qualified: | ☐ | ☐ | ☐ |

Nominees:
(01) James S. Abernethy
(02) Robert C. Abernethy
(03) Douglas S. Howard
(04) John W. Lineberger, Jr.
(05) Gary E. Matthews
(06) Billy L. Price, Jr., M.D.
(07) Larry E. Robinson
(08) William Gregory Terry
(09) Dan Ray Timmerman, Sr.
(10) Benjamin I. Zachary

**INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.**

______________________________

| | For | Against | Abstain |
|---|---|---|---|
| 2. Approve the compensation of the Company's executive officers (advisory vote). | ☐ | ☐ | ☐ |
| 3. The ratification and approval of the appointment of Porter Keadle Moore, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011. | ☐ | ☐ | ☐ |

The proxy committee of the Company is authorized to vote in their discretion upon such other matters as may properly come before the Meeting.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted (i) FOR each nominee listed above; (ii) FOR approval of the compensation of the Company's executive officers, and (iii) FOR the ratification and approval of the appointment of Porter Keadle Moore, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011 and in accordance with the discretion of the proxy committee of the Company on such other matters as may properly come before the Meeting. If instructions are given with respect to one but not all proposals, such instructions as are given will be followed and the proxy will be voted as indicated above on the proposal(s) for which no instructions are given.

Mark here if you plan to attend the meeting ☐

Mark here for address change and note change ☐

______________________________

______________________________

*Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.*

Please be sure to date and sign this proxy card in the box below.

Date

Sign above ________________ Co-holder (if any) sign above

**IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW**

**FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL**

# PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 5, 2011. It is not necessary to return this proxy if you vote by telephone or Internet.

## Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 5, 2011.

**1-866-205-9031**

## Vote by Internet

anytime prior to 3 a.m., May 5, 2011 go to

**https://www.proxyvotenow.com/pebk**

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

**ON-LINE PROXY MATERIALS:** https://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4050385&GKP=202713

## Your vote is important!